                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-56153

                           REUNION INDUSTRIES, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST 4, 1998

To Stockholders of Reunion Industries, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of REUNION INDUSTRIES, INC., a Delaware corporation (the "Company"), which shall also constitute the Company's annual meeting, will be held at the Holiday Inn Select Stamford, 700 Main Street, Stamford, Connecticut, at 10:00 a.m., local time, on August 4, 1998 (the "Special Meeting"), for the following purposes:

    1. To elect six directors to the Company's Board of Directors;

    2. To approve the adoption by the Board of Directors of the Company of the 1998 Stock Option Plan of Reunion Industries, Inc. and the reservation of 600,000 shares of Common Stock of the Company for issuance thereunder (the "New Option Plan");

    3. To consider and act upon a proposal to approve the Merger Agreement, dated as of May 31, 1998 (as amended, the "Merger Agreement"), between the Company and Chatwins Group, Inc., a Delaware corporation that currently owns approximately 38% of the Company's outstanding Common Stock ("Chatwins"), which provides, among other things, for (i) Chatwins to be merged with and into the Company, with the Company being the surviving corporation (the "Merger"), (ii) the conversion of each share of common stock of Chatwins outstanding immediately prior to the Merger into the right to receive a number of shares of the Company's Common Stock determined in the manner set forth in the Merger Agreement, plus cash in lieu of any fractional share interests and (iii) the conversion of the outstanding preferred stock of Chatwins into preferred stock of the Company. Consummation of the Merger will entail the issuance by the Company to Chatwins' securities holders of either 8.5 million or 9.0 million shares of the Company's Common Stock, depending upon whether Chatwins is able to complete a certain acquisition at or prior to the Effective Time (as defined in the Merger Agreement). As a result of the Merger the Board of Directors of the Company, to help assure that the Company's substantial tax benefits (in the form of net operating loss carryforwards) will continue to be available to offset future taxable income by decreasing the likelihood of an "ownership change" for federal income tax purposes, will extend until a date at least three years from the effective date of the Merger, certain stock transfer restrictions contained in the Company's Certificate of Incorporation; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors of the Company has fixed the close of business on June 26, 1998 as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. Only holders of record on such date will be entitled to vote at the Special Meeting. A copy of the Proxy Statement/Prospectus relating to the Special Meeting and a Form of Proxy accompany this Notice. The Proxy Statement/Prospectus also relates to the shares of Common Stock to be issued to the stockholders of Chatwins in connection with the Merger.

  PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING BY DELIVERING TO THE COMPANY A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                                          By Order of the Board of Directors,

                                          /s/ RICHARD L. EVANS
                                          -------------------------------------
                                          RICHARD L. EVANS, Secretary
Stamford, Connecticut
July 1, 1998

          9,000,000 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE

                                      OF

                           REUNION INDUSTRIES, INC.
                             ONE STAMFORD LANDING
                             62 SOUTHFIELD AVENUE
                          STAMFORD, CONNECTICUT 06902

                               ----------------

                          PROXY STATEMENT/PROSPECTUS
        FOR SPECIAL MEETING OF STOCKHOLDERS OF REUNION INDUSTRIES, INC.
                           TO BE HELD AUGUST 4, 1998

  THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROXY STATEMENT/ PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED   UPON   THE    ACCURACY   OR   ADEQUACY    OF   THIS   PROXY
      STATEMENT/PROSPECTUS.  ANY  REPRESENTATION TO  THE  CONTRARY IS  A
        CRIMINAL OFFENSE.

                               ----------------

  SEE "RISK FACTORS" ON PAGE 19 OF THIS PROXY STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT STOCKHOLDERS SHOULD CONSIDER PRIOR TO EXECUTING A PROXY OR CASTING A VOTE.

                               ----------------

          THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JULY 1, 1998

                           PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS

                                                                          PAGE
DESCRIPTION                                                              NUMBER
-----------                                                              ------
Available Information...................................................    3
Incorporation by Reference..............................................    4
Summary.................................................................    5
Risk Factors............................................................   19
The Special Meeting.....................................................   25
Proposal I. The Election of Directors...................................   27
Proposal II. The New Option Plan........................................   31
Proposal III. The Merger................................................   36
Ownership Information...................................................   72
Management Information..................................................   77
Certain Relationships and Related Transactions and Material Contacts
 with the Company Being Acquired........................................   79
Deadline for Stockholder Proposals......................................   89
Annex A: Merger Agreement...............................................  A-1
Annex B: New Option Plan................................................  B-1
Annex C: Fairness Opinion...............................................  C-1
Annex D: Company Certificate of Incorporation...........................  D-1
Annex E: Company Bylaws.................................................  E-1

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site (address http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is, and the Common Stock to be issued in connection with the Merger will be, listed for quotation on the NASDAQ Small-Cap. Market and the Pacific Stock Exchange, and reports, proxy and information statements, and other information concerning the Company can be inspected at such exchanges.

  The Company's Annual Report on Form 10-K as filed with the Commission for the year ended December 31, 1997, including certified financial statements and the financial schedules, excluding exhibits thereto, as well as the Company's Quarterly Reports on Form 10-Q, are available at no charge to stockholders upon written or oral request to Richard L. Evans, Secretary, at the address set forth in the following paragraph. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, containing the financial statements of the Company for the year ended December 31, 1997, as well as the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and other information is being sent to stockholders of the Company together with this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS CONSTITUTES A PART OF A REGISTRATION STATEMENT ON FORM S-4 FILED BY THE COMPANY UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), WITH RESPECT TO THE OFFERING OF COMMON STOCK IN CONNECTION WITH THE MERGER. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION IN THE FORM S-4 AND EXHIBITS THERETO. HOWEVER, THE COMPANY BELIEVES THAT THE SUMMARY DESCRIPTIONS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OF ANY CONTRACT, AGREEMENT OR OTHER DOCUMENT FILED AS AN EXHIBIT TO THE FORM S-4 ACCURATELY DESCRIBE THE MATERIAL PROVISIONS OF SUCH CONTRACT, AGREEMENT OR OTHER DOCUMENT. FOR COMPLETE INFORMATION AS TO ANY SUCH CONTRACT, AGREEMENT OR OTHER DOCUMENT, STOCKHOLDERS SHOULD REFER TO THE APPLICABLE EXHIBIT TO THE FORM S-4. THE FORM S-4 AND THE EXHIBITS THERETO FILED BY THE COMPANY WITH THE COMMISSION MAY BE INSPECTED AT THE PUBLIC REFERENCE FACILITIES OF THE COMMISSION LISTED ABOVE. A COPY OF ANY AND ALL OF THE INFORMATION (NOT INCLUDING THE EXHIBITS TO SUCH INFORMATION UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE) IN ANY DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS BUT NOT DELIVERED HEREWITH SHALL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON TO RICHARD L. EVANS, REUNION INDUSTRIES, INC. ONE STAMFORD LANDING, 62 SOUTHFIELD AVENUE, STAMFORD, CONNECTICUT 06902, TELEPHONE 203-324-8858. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING DATE.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR SOLICITATION OF A PROXY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          INCORPORATION BY REFERENCE

  The following documents filed with the Commission by the Company (File No. 1-7726) and by Chatwins (File No. 33-63274) pursuant to the Exchange Act are incorporated herein by reference, included as exhibits hereto and are being delivered to the Company's stockholders together with this Proxy
Statement/Prospectus:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Company's 10-K").

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (the "Company's 10-Q")

    3. Chatwins' Annual Report on Form 10-K for the year ended December 31, 1997 ("Chatwins' 10-K")

    4. Chatwins' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 ("Chatwins' 10-Q")

  In addition, the following portions of these documents are specifically incorporated herein by reference: Item 1 of the Company's 10-K and Item 1 of Chatwins' 10-K entitled "Business"; Item 5 of the Company's 10-K and Item 5 of Chatwins' 10-K entitled "Market for the Registrant's Common Equity and Related Stockholder Matters"; Item 6 of the Company's 10-K and Item 6 of Chatwins' 10-K entitled "Selected Financial Data"; Item 7 of the Company's 10-K and Item 7 of Chatwins' 10-K entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations"; Item 8 of the Company's 10-K entitled "Consolidated Financial Statements and Supplementary Data" and Item 8 of Chatwins' 10-K entitled "Financial Statements and Supplementary Data"; Item 9 of the Company's 10-K and Item 9 of Chatwins' 10-K entitled "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure"; and
Part I of the Company's 10-Q and Part I of Chatwins' 10-Q entitled "Financial Information".

  All reports and definitive proxy or information statements filed by the Company and Chatwins subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference into this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed report, proxy or information statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. This summary is not, and is not intended to be, complete and is qualified in its entirety by reference to the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Stockholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety.

THE COMPANIES

 The Company

  Reunion Industries, Inc., a Delaware corporation (the "Company"), through its wholly owned subsidiary Oneida Rostone Corp. ("ORC"), manufactures high volume, precision plastic products and provides engineered plastics services. ORC's Oneida division, acquired in September 1995, designs and produces injection molded parts and provides secondary services such as hot stamping, welding, printing, painting and assembly of such products. In addition, Oneida designs and builds custom molds at its tool shops in order to produce component parts for specific customers. ORC's Rostone division, acquired in February 1996, compounds and molds thermoset polyester resins. The acquisitions in November 1996 of Data Packaging Limited ("DPL"), which operates in Ireland, and of the assets and business of Quality Molded Products, Inc. ("QMP", now part of the Oneida division), have expanded the Company's custom injection molding capacity. The Company is also engaged in wine grape agricultural operations in Napa County, California. The complete mailing address of the Company's principal executive offices is Reunion Industries, Inc. One Stamford Landing, 62 Southfield Avenue, Stamford, Connecticut 06902, and the telephone number is
(203) 324-8858.

 Chatwins

  Chatwins Group, Inc., a Delaware corporation ("Chatwins"), through its six manufacturing divisions, designs, manufactures and markets a broad range of fabricated and machined industrial parts and products, primarily for sale to original equipment manufacturers in a variety of industries. Chatwins' principal fabricated and machined products, and the divisions that produce them, include large, seamless pressure vessels for highly pressurized gases produced by the CP Industries division ("CPI"), high quality steel and aluminum grating produced by the Klemp division ("Klemp"), industrial hydraulic and pneumatic cylinders produced by the Hanna division ("Hanna"), industrial cranes and large mill equipment produced by the Alliance Machine Company division ("Alliance"), cold-rolled steel leaf springs produced by the Steelcraft division ("Steelcraft") and high quality roll formed storage racks produced by the Auto-Lok division ("Auto-Lok"). Chatwins also has a small oil and gas division ("Europa"). The complete mailing address of Chatwins' principal executive offices is Chatwins Group, Inc. 300 Weyman Plaza, Suite 340, Pittsburgh, Pennsylvania 15236, and the telephone number is (412) 885-5501.

THE SPECIAL MEETING

  This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company, for use at the special meeting of holders of the common stock, par value $.01 per share, of the Company (the "Common Stock"), which shall also constitute the Company's annual meeting, to be held on August 4, 1998 at 10:00 a.m., local time, at the Holiday Inn Select Stamford, 700 Main Street, Stamford, Connecticut, and any adjournment thereof (the "Special Meeting"). This Proxy Statement/Prospectus and accompanying Notice of Special Meeting of Stockholders and form of Proxy are first being mailed to stockholders on or about July 1, 1998.

  At the Special Meeting, stockholders will be asked to consider and act upon the following specific proposals:

    (i) PROPOSAL I: THE ELECTION OF DIRECTORS. The affirmative vote by holders of a plurality of the shares of Common Stock voted by the Company's stockholders entitled to vote thereon at the Special Meeting will be required to elect each candidate for director set forth below. If elected at the Special Meeting, the following six nominees for director will continue to comprise the entire Board of Directors of the Company, each of whom would hold such office until his successor is duly elected and qualified at the next annual meeting of stockholders of the Company or until he earlier dies, resigns or is removed from office in accordance with applicable law (See "Proposal I. The Election of Directors"):

                               Thomas N. Amonett
                            Charles E. Bradley, Sr.
                               Thomas L. Cassidy
                                 W.R. Clerihue
                                 Franklin Myers
                                 John G. Poole

    (ii) PROPOSAL II: ADOPTION OF NEW OPTION PLAN. On June 1, 1998 the Company's Board of Directors adopted the 1998 Stock Option Plan of Reunion Industries, Inc. (the "New Option Plan"), a full and complete copy of which is attached to this Proxy Statement/Prospectus as ANNEX B. The Board of Directors now recommends that the stockholders of the Company approve the adoption of the New Option Plan. The affirmative vote of the holders of at least a majority of the shares of the Common Stock entitled to vote thereon will be required for such approval. The following is a brief summary of the principal terms of the New Option Plan (See "Proposal II. The New Option Plan"):

      General Structure. The New Option Plan is intended to provide incentives for key employees, consultants and non-employee directors of the Company and its subsidiaries through the granting of options, thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's service. Under the New Option Plan, not more than 600,000 shares of Common Stock are authorized for issuance upon exercise of options. The New Option Plan provides for the issuance of both non-qualified stock options and incentive stock options.

      Administration. The New Option Plan will be administered by the Compensation Committee or a subcommittee thereof, consisting of at least two "Non-Employee Directors" (as defined by Section 16b-3 of the Exchange Act). However, most decisions regarding option awards to non-employee directors under the New Option Plan will be made by the Board of Directors.

      Amendment and Termination. Amendments of the New Option Plan to increase the maximum number of shares as to which options may be granted in the aggregate or to any individual (except for adjustments) require the approval of the Company's stockholders holding at least a majority of the shares then entitled to vote thereon. In all other respects the New Option Plan can be amended, modified, suspended or terminated by the Committee, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. No termination date is specified for the New Option Plan.

      Terms and Provisions of Options. Each grant or issuance of options under the New Option Plan will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award. Nonqualified stock options ("NQSOs") will provide for the right to purchase Common Stock at a specified price which may not be less than 85% of the fair market value on the date of grant and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date. NQSOs may be granted for any term specified by the

    Committee. Incentive stock options ("ISOs"), if granted, will be designed to comply with the provisions of the Internal Revenue Code of 1986 (the "Code") and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of fair market value of Common Stock on the grant date and a ten year restriction on their term. ISOs may be granted only to employees.

      Options and other rights to acquire Common Stock of the Company granted under the New Option Plan may provide for their termination, acceleration or continuance upon dissolution or liquidation of the Company, the merger or consolidation of the Company into another corporation, or the acquisition by another corporation of all or substantially all of the Company's assets. Options and other rights granted under the New Option Plan may provide that in the event of a "change in control" of the Company (as defined in the option agreement) all previously unexercisable options and rights become immediately exercisable unless such options and rights, or portions thereof, are determined by the Committee to constitute, when exercised, "excess parachute payments" (as defined in Section 280G of the Code).

      The grant and exercise of all options under the New Option Plan shall in all respects be subject to the Transfer Restrictions (see "Proposal
    III. The Merger--Extension of Transfer Restrictions; Preservations of Tax Benefits") as provided in the Company's Certificate of Incorporation. If the Merger and the New Option Plan are approved by the stockholders at the Special Meeting, the New Option Plan shall be deemed to become effective immediately following the Effective Time of the Merger (as such terms are defined in Proposal III, below).

      Eligibility and Awards. Options under the New Option Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries and who are determined by the Committee to be key employees. Such awards also may be granted to consultants of the Company selected by the Committee and non-employee directors selected by the Board of Directors for participation in the New Option Plan.

      Effect on Current Plans and Awards. In the event that the New Option Plan is adopted by the stockholders of the Company at the Special Meeting, further awards may continue to be made under the two existing option plans of the Company. On February 12, 1998 the Board of Directors of the Company resolved to grant options to purchase 15,000 shares of Common Stock to each of the Company's four non-employee directors (Mr. Amonett, Mr. Cassidy, Mr. Myers, Mr. Clerihue) and to Mr. Poole. These options will be granted under the New Option Plan and, accordingly, are subject to the approval of the adoption of the New Option Plan by the stockholders at the Special Meeting. On May 19, 1998 the Board of Directors of the Company granted ISOs to purchase 75,000 shares of Common Stock to Mr. Bradley. This grant was made under the 1993 Plan and will not be affected by the New Option Plan (See "Proposal II. The New Option Plan").

    (iii) PROPOSAL III: APPROVAL OF THE MERGER AGREEMENT. On June 1, 1998 the Company's Board of Directors unanimously approved the Merger Agreement, dated as of May 31, 1998 (the "Original Merger Agreement"), between the Company and Chatwins, which currently owns approximately 38% of the Company's outstanding Common Stock, subject to receipt of a definitive Fairness Opinion which was subsequently delivered on June 3, 1998 (the "Original Fairness Opinion"). See "Proposal III. The Merger--Background and Reasons for Merger". On June 25, 1998 Chatwins and the Company executed Amendment No. 1 to the Original Merger Agreement ("Amendment No. 1" and the Original Merger Agreement as so amended being referred to herein as the "Merger Agreement"). A full and complete copy of Amendment No. 1 is attached to this Proxy Statement/Prospectus as part of Annex A. The Board of Directors now recommends that the stockholders of the Company approve the Merger Agreement. The affirmative vote of the holders of at least a majority of the shares of Common Stock entitled to vote thereon will be required for such approval. Approval of the Merger Agreement will permit the Company to consummate a transaction pursuant to which, among other things, (i) Chatwins will be merged with and into the Company, with the Company being the surviving corporation (the "Merger"), (ii) each share of common stock of Chatwins outstanding immediately prior to the Merger will be converted into the right to receive a number of shares of the Company's Common Stock determined in the manner set forth in the Merger Agreement, plus cash in lieu of any fractional share interests and (iii) the outstanding preferred stock of Chatwins (the "Chatwins Preferred") will be converted into preferred stock of the Company. The following is a brief summary of the principal terms of the Merger (See "Proposal III. The Merger.").

  Background and Reasons for Merger. On June 1, 1998 the Board of Directors unanimously resolved that the Original Merger Agreement and the transactions contemplated thereby are in the best interests of the stockholders of the Company, and approved the Original Merger Agreement and the transactions contemplated thereby. Messrs. Amonett, Clerihue and Myers, each directors who do not have other interests in the transactions considered, voted separately and approved the Original Merger Agreement and the transactions contemplated thereby. In reaching these decisions, the Board of Directors and such disinterested directors considered a number of factors, including the opinion of Legg Mason Wood Walker, Incorporated ("Legg Mason") that the consideration to be paid by the Company in connection with the Merger was fair to the Company and the stockholders of the Company, other than Chatwins, from a financial point of view. Chatwins and the Company amended the Original Merger Agreement on June 25, 1998 pursuant to Amendment No. 1 to provide that the Chatwins Preferred will be converted at the Effective Time into preferred stock of the Company rather than notes of the Company. This change was made to reduce the amount of debt on the Company's post merger balance sheet in order to improve its ability to remain in compliance with the financial covenants of the New Facilities (see "--Refinancing"). On June 25, 1998 Legg Mason issued to the Board of Directors of the Company a letter stating that its opinion contained in the Original Fairness Opinion is not changed by virtue of the amendments to the Original Merger Agreement effected by Amendment No. 1 (the Original Fairness Opinion as so updated on June 25, 1998 being referred to herein as the "Fairness Opinion"). A full and complete copy of Legg Mason's June 25, 1998 opinion letter is attached to this Proxy Statement/Prospectus as part of Annex
C. (See " Proposal III. The Merger--Background of the Merger" and "Opinion of the Company's Financial Advisor").

  General Merger Terms. Pursuant to the Merger Agreement, a full and complete copy of which is attached to this Proxy Statement/Prospectus as ANNEX A, Chatwins will be merged with and into the Company, with the Company being the surviving corporation. The Company's Certificate of Incorporation (including the Transfer Restrictions) and By-Laws will be the certificate of incorporation and by-laws of the combined company following the Merger. The Company's Board of Directors immediately after the Merger will consist of the persons serving on the Company's Board of Directors immediately prior to the Merger, and the Company's executive officers immediately after the Merger will consist of persons serving as the Company's executive officers immediately prior to the Merger in their same respective positions, with the addition of Mr. Lawyer and Mr. Poole (See "Proposal I. The Election of Directors--Nominees" and "Management Information--Executive Officers").

  At the Effective Time of the Merger, each share of common stock of Chatwins theretofore issued and outstanding and held by the stockholders of Chatwins shall be automatically converted into the right to receive a number of shares of Common Stock determined in the manner set forth in the Merger Agreement, plus cash in lieu of any fractional share interests. The aggregate number of shares of the Company's Common Stock that will be issued to Chatwins stockholders in connection with the Merger will be either 8,500,000 shares or 9,000,000 shares, depending upon whether Chatwins is able to consummate the King-Way Acquisition (See "Proposal III. The Merger--King-Way Acquisition") at or prior to the Effective Time for a purchase price substantially equal to the present owner's cost to acquire King-Way (including fees and expenses) plus interest on such amounts at such owner's cost of capital (estimated to be approximately $19.1 million) (the "King-Way Price"). The shares of the Company's Common Stock currently owned by Chatwins, aggregating approximately 38% of the issued and outstanding Common Stock, as well as a warrant to purchase an additional 75,000 shares of the Company's Common Stock owned by Chatwins, will be retired at the Effective Time.

  At the Effective Time of the Merger, the outstanding shares of Chatwins Preferred will be automatically converted into preferred stock of the Company (the "Reunion Preferred"). The Reunion Preferred issued to the holders of the Chatwins Preferred as of the Effective Time will have the following material preferences, privileges, restrictions and rights. The Reunion Preferred will be redeemable (i) at any time at the option of the Company and (ii) after three years at the option of the holders thereof, at a redemption value equal to the redemption value of the Chatwins Preferred as of the Effective Time (the "Initial Redemption Value") plus all accrued but unpaid Preferred Dividend (the "Total Redemption Value"). The Company anticipates that the Initial Redemption Value will be approximately $8,300,000. The holders of the Reunion Preferred will be entitled to cumulative dividends thereon equal to 10% of the Initial Redemption Value per annum, which will accrue from the Effective Date (the "Preferred Dividend"). The Preferred Dividend will be payable as and when the Board of Directors of the Company determines. The Reunion Preferred will not be entitled to any voting rights (except as required by law) and will not have any right of conversion into the Common Stock or any other securities of the Company. Upon a liquidation of the Company, the holders of the Reunion Preferred will be entitled to be paid, out of the assets of the Company available for payment to the holders of the Company's capital stock, an amount equal to the Total Redemption Value on the date of payment. In the event of a liquidation of the Company no payments will be made and no assets will be distributed to the holders of the Common Stock of the Company until the holders of the Reunion Preferred shall have been paid the Total Redemption Value.

  The Reunion Preferred will be privately held and the Company has no plans or obligations at this time to register the Reunion Preferred under the Securities Act. Mr. Bradley and Mr. Poole are beneficial owners of all of the Chatwins Preferred presently outstanding.

  In connection with the Merger the Company will also succeed to Chatwins' rights with respect to certain indebtedness of Mr. Poole and Mr. Bradley to Chatwins aggregating $1,000,745. This indebtedness will be amended and restated at the Effective Time to become three-year promissory notes made by Mr. Poole and Mr. Bradley in favor of the Company bearing interest, payable quarterly in arrears, at a rate of 10% per annum (the "Stockholder Notes").

 Effective Time of Merger

  The Merger will be consummated on the earliest practicable date after all of the conditions thereto have been waived or satisfied (See "Proposal III. The Merger--Conditions to the Consummation of the Merger; Regulatory Requirements"), including the approval by the Company's stockholders at the Special Meeting. The Company and Chatwins have designated August 5, 1998 as the Effective Date in the Merger Agreement, although there can be no assurances that the Merger will be consummated by that time. The Merger will become effective immediately upon the filing of a Certificate of Merger in accordance with the Delaware General Corporation Law ("DGCL").

 King-Way Acquisition

  The Merger Agreement provides that the aggregate number of shares of the Company's Common Stock to be issued to the stockholders of Chatwins in connection with the Merger will be 8,500,000 unless, at or prior to the Effective Time, Chatwins shall have acquired (or shall have acquired the unconditional right to acquire) for an amount not in excess of the King-Way Price all of the rights, title and interests of Stanwich Acquisition Corp. ("SAC") in and to SAC's King-Way material handling and order selection systems business ("King-Way"), in which case the aggregate number of shares of the Company's Common Stock to be issued to the stockholders of Chatwins in connection with the Merger will be 9,000,000.

  The Company estimates the King-Way Price will be approximately $19.1 million on the Effective Date. If consummated by Chatwins prior to the Effective Time, the King-Way Acquisition and the payment of the King-Way Price may involve the payment of cash by Chatwins, the issuance of notes or other debt obligations by Chatwins, the issuance of Chatwins Preferred or other securities of Chatwins, or any combination of the foregoing. If Chatwins should issue equity securities other than its common stock or Chatwins Preferred in order to acquire King-Way prior to the Effective Time, the Merger Agreement will be further amended to provide for the conversion of such securities at the Effective Time consistent with the terms of the Merger as presently agreed. In the event that the King-Way Acquisition is not consummated by Chatwins prior to the Effective Time but at the Effective Time Chatwins possess the unconditional right to do so, the payment of the King-Way Price by the Company at or after the Effective Time may involve the payment of cash by the Company, the issuance of notes or other debt obligations of the Company, the issuance of Reunion Preferred, or any combination of the foregoing.

  King-Way was acquired by SAC from The Kingston-Warren Corporation on November 3, 1997 for a purchase price of $18,050,000, subject to certain adjustments. The King-Way business is currently operating within the facility of Chatwins' Auto-Lok division. SAC is a privately-held company whose common stock is owned 42.5% by Mr. Bradley (President, Chief Executive Officer and a Director of the Company), 42.5% by a member of Mr. Bradley's family and 15% by Mr. Evans (Executive Vice President, Chief Financial Officer and Secretary of the Company). Mr. Bradley is the President and a director of SAC and Mr. Evans is the Treasurer and a director of SAC. Stanwich Financial Services Corp. ("Stanwich Financial"), which is owned 42.5% by Mr. Charles E. Bradley Sr. ("Mr. Bradley"), 42.5% by his son, Charles E. Bradley Jr. ("Mr. Bradley Jr."), 7.5% by Mr. Poole and 7.5% by a third party, is the holder of approximately $13.5 million of debt and $5.6 million of preferred stock issued by SAC. Furthermore, as of the date of this Proxy Statement/Prospectus certain agreements, including a loan settlement agreement, have been reached in principal whereby Stanwich Financial could acquire an aggregate of 371,280 shares of Common Stock (see "Ownership Information--Security Ownership by Certain Beneficial Owners and Management").

  At the time King-Way was available for purchase, management of Chatwins was desirous of acquiring King-Way as a strategic acquisition by its Auto-Lok division. King-Way and Auto-Lok are both in the business of producing industrial and commercial storage racks and materials handling systems. King-Way's computerized systems were thought to be an important line extension to Auto-Lok's more traditional storage and materials handling systems. Chatwins was not, however, able to consummate the acquisition because of restrictions under its financing agreements. Mr. Bradley therefore organized and capitalized SAC to acquire and hold King-Way until such time as it could be acquired by Chatwins.

  Because King-Way had been operated as a division of The Kingston-Warren Corporation, it was necessary to establish King-Way's business in new facilities with appropriate overhead support. Meanwhile, Auto-Lok possessed surplus floor space, production work force, administrative organization and equipment (the "Surplus Capacity") that could be utilized to continue King-Way's operations. Accordingly, SAC and the Auto-Lok division of Chatwins entered into a Service Agreement pursuant to which King-Way would utilize Auto-Lok's Surplus Capacity in consideration for cash fees approximately equal to Auto-Lok's costs of providing the Surplus Capacity plus a right of first negotiation to acquire King-Way from SAC.

  There can be no assurance that Chatwins will consummate or have the right to consummate the King-Way acquisition at or prior to the Effective Time. (See "Proposal III. The Merger--King-Way Acquisition").

 Cash in Lieu of Fractional Shares

  No certificate or scrip representing fractional shares of Common Stock will be issued in the Merger upon the surrender for exchange of Chatwins securities, and any fractional share interests will not entitle the owner to vote or to any rights of a stockholder of the Company. In lieu of any such fractional shares, each person who would otherwise have been entitled to a fraction of a share of Common Stock shall receive a cash payment from the Company in lieu of such fractional share (see "Proposal III. The Merger---Cash in Lieu of Fractional Shares").

 Fairness Opinion

  Legg Mason has acted as the Company's financial advisor in connection with the Merger, and on June 3 and June 25, 1998 rendered its Fairness Opinion to the Board of Directors of the Company stating that, as of May 27, 1998, the consideration to be paid by the Company pursuant to the Merger Agreement was fair, from a financial point of view, to the Company and its stockholders other than Chatwins. The Fairness Opinion is incorporated by reference into this Proxy Statement/Prospectus in its entirety, and a full and complete copy of the Fairness Opinion is attached as ANNEX C to this Proxy Statement/Prospectus.

 Refinancing

  At the Effective Time, the Company intends to enter into senior secured credit facilities (the "New Facilities") aggregating $127,000,000 underwritten by Bank of America National Trust & Savings Association and arranged by BancAmerica Robertson Stephens ("BARS"). The New Facilities will be divided into two separate components, (i) a $50,000,000 seven year revolving credit facility (the "Revolver") and (ii) a $77,000,000 seven year amortizing term loan facility (the "Term Loan"), both of which will bear interest at IBOR (European Interbank Offered Rate) plus 2.0%. The principal amount of the Term Loan is required to be amortized in equal quarterly payments in each year as follows: $7,750,000 in year one, $9,500,000 in year two, $11,500,000 in year three, $11,500,000 in year four, $12,250,000 in year five, $12,250,000 in year six, and $12,250,000 in year seven.

  The proceeds of the New Facilities will be used to retire substantially all of the borrowings of Chatwins and the Company as well as certain related party debt, and to consolidate these obligations under one facility following the Merger (the "Refinancing"). Specifically, the proceeds of the Refinancing will be used to retire (i) the Chatwins $50 million principal amount of 13% Senior Notes (the "Chatwins Senior Notes") issued by Chatwins pursuant to its Indenture, dated May 1, 1993 with State Street Bank & Trust Company, as Trustee, (the "Trustee") as amended (the "Chatwins Indenture"), (ii) Chatwins' revolving credit loans outstanding to Congress Financial Corporation ("Congress"), (iii) the term and revolving credit loans outstanding from Congress to the Company's subsidiary, ORC, and (iv) certain other indebtedness owed by the Company and ORC (including approximately $1,017,000 owed by ORC to Mr. Bradley). The proceeds of the Refinancing may also be used to pay all or a portion of the King-Way Price and to satisfy the transaction costs associated with the Merger and the Refinancing (See "Proposal III. The Merger-- Refinancing"). The remaining balance of the Revolver commitment will be available for working capital needs and permitted acquisitions. The Company will be required to pay BARS a closing fee equal to 1.50% of the aggregate amount available under the New Facilities ($1,905,000), the first $500,000 non-refundable installment of which was paid in May 1998, one-half by the Company and one-half by Chatwins, in connection with the issuance of a commitment letter to the Company with respect to the New Facilities. The New Facilities will be secured by a first priority lien on substantially all of the Company's assets.

 Possible Additional Debt Offering

  The Company is currently exploring the possible consummation of a high-yield debt offering or placement following the Merger (an "Additional Debt Offering") to raise capital primarily for acquisitions, working capital and other purposes including the redemption of all or a portion of the Reunion Preferred and/or the refinancing of all or a portion of any other securities or notes or other debt obligations issued or incurred by the Company in connection with the King-Way Acquisition (See "Proposal III. The Merger--King-Way Acquisition"). The Company has engaged in preliminary discussions with at least one investment bank in order to assess the feasibility of the Company pursuing an Additional Debt Offering. There can be no assurance, however, that an Additional Debt Offering will be pursued or consummated by the Company after the Merger. The determination of whether to attempt to do so will be made by the Company following the consummation of the Merger.

 Accounting Treatment

  The Merger will be accounted for as a purchase under APB Opinion No. 16 "Business Combinations". Chatwins will be the acquirer for purposes of applying purchase accounting to the Merger, and therefore Chatwins' assets and liabilities will continue to be carried at their historical book values after the Merger, and 62% of the Company's assets and liabilities (representing the percentage of the Company's Common Stock not currently owned by Chatwins) will be revalued at fair value at the time of the Merger, with the excess of (i) the "purchase price" of the Merger over (ii) the fair value of 62% of the Company's assets and liabilities designated as goodwill to be amortized by the Company over fifteen years.

 No Solicitations

  The Company and Chatwins have agreed in the Merger Agreement that so long as the Merger Agreement is in effect, neither the Company nor Chatwins will, or will permit its officers, directors or other agents to, take any action to seek, initiate, negotiate, or encourage, or enter into or participate in any discussions regarding, any offer from any third party to acquire any securities of such party, or to sell securities of the Company or Chatwins to such third party, to merge or consolidate with such third party, or to otherwise acquire any significant portion of the assets of such third party or to sell its assets to such third party.

 Conditions to Consummation of the Merger; Regulatory Requirements

  The obligation of each of Chatwins and the Company to consummate the Merger is subject, among other things, to the prior fulfillment of the following conditions: the Company receiving the requisite stockholder approval under the DGCL; the representations and warranties of the other party remaining true in all material respects; the respective covenants of the other party having been performed in all material respects; the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R Act"); the receipt of all other orders, consents or approvals, governmental or otherwise, that may be required; there being an enforceable agreement to consummate the Refinancing at the Effective Time; and no material changes having occurred in the business, assets or financial conditions of the other party to the Merger.

  The Company's obligation to consummate the Merger is further conditioned upon
(i) the receipt by the Company from Legg Mason of the Fairness Opinion (which condition has been satisfied) (See "--Fairness Opinion"), and (ii) Chatwins' having caused all of its outstanding warrants (the "Chatwins Warrants") either to be converted into Chatwins common stock (which shall have no effect on the number of shares of Common Stock to be issued in connection with the Merger) or to expire.

  Chatwins' obligation to consummate the Merger is further conditioned upon (i) the registration statement on SEC Form S-4, of which this Proxy Statement/Prospectus is a part, having been filed by the Company with the SEC and declared "effective" in accordance with Section 8(a) of the Securities Act,
(ii) the Company having complied with all applicable "Blue Sky" state securities regulatory obligations with respect to the Merger, and (iii) the Company retaining its Pacific Stock Exchange and NASDAQ Small-Cap. Market listings following the Merger and causing the shares of Common Stock to be issued in connection with the Merger to be listed thereon.

  Except for compliance with the H-S-R Act and with state and federal securities laws, the Company and Chatwins believe that no material federal or state regulatory approvals are necessary for the consummation of the Merger.

 Amendment, Extension or Termination

  The Merger Agreement provides that the Company and Chatwins may, by mutual agreement, amend, modify, supplement, extend, terminate or abandon the Merger Agreement at any time prior to the Effective Time, even following stockholder approval. In addition, either the Company or Chatwins can terminate the Merger

Agreement (i) if the Merger is not consummated within 90 days after the date of the Merger Agreement, unless such failure to close was caused by a breach of the Merger Agreement by the party seeking to terminate, (ii) if the other party has breached certain representations, warranties and covenants contained in the Merger Agreement and such breach has not been cured within 10 days, or (iii) if a court or governmental or regulatory authority has issued a final order restricting or prohibiting the Merger.

 Appraisal Rights

  Pursuant to Section 262 of the DGCL, no holder of the Company's Common Stock will have appraisal rights in connection with the Merger because the Common Stock is listed on a national securities exchange. All stockholders of Chatwins entitled to vote on the Merger waived any dissenter or appraisal rights under the DGCL in connection with the Merger.

 Resale by Chatwins Affiliates.

  Chatwins stockholders who, at the time the Merger was submitted to the Chatwins stockholders for approval, are deemed to be affiliates of Chatwins for purposes of Rule 145 under the Securities Act (each, a "Chatwins Affiliate") will be subject to certain restrictions with respect to the resale of the Common Stock (collectively, the "Affiliate Shares") received by them in the Merger. Chatwins stockholders who are not Chatwins Affiliates may resell the Common Stock acquired by them in connection with the Merger free of such restrictions.

 Exemption of Merger from and Extension of Transfer Restrictions; Preservation of Tax Benefits

  Under the Code, net operating loss carryforwards ("NOLs") for federal tax purposes offset taxable income in future years and eliminate income taxes otherwise payable on such taxable income (except for purposes of calculating alternative minimum tax liability). As of December 31, 1997, the Company's NOLs were approximately $215.9 million. The Company's NOLs expire as follows: $8.1 million in 1998, $43.2 million in 1999, $87.3 million in 2000 and $77.3 million during the years 2001 through 2012. Because the Merger will result in the application of the reverse acquisition rules under the Code, if the Merger is consummated the Company's NOLs will expire on an accelerated schedule as follows: $8.1 million at the Effective Time of the Merger, $43.2 million on December 31, 1998, $87.3 million in 1999, $27.9 million in 2000 and $49.4 million during the years 2001 through 2011.

  On June 20, 1995 Chatwins acquired 1,450,000 shares of Common Stock, approximately 38% of the Company's outstanding Common Stock, held by Parkdale Holdings Corporation N.V. ("Parkdale") (the "Chatwins Acquisition"). As a result of the Chatwins Acquisition, the availability of the Company's NOLs might have been limited if further ownership changes resulted in an "ownership change" as defined in the Code and the Treasury Regulations promulgated thereunder in the subsequent three year period (an "Ownership Change") through June 19, 1998.

  The Transfer Restrictions (see "Proposal III. The Merger--Exemption of Merger from and Extension of Transfer Restrictions; Preservation of Tax Benefits") were established by the Company to prevent an Ownership Change from occurring. In view of the facts that three years have passed since the Chatwins Acquisition, and during such period there has been no material change in the percentage ownership of the Company by a direct or indirect holder whose changes in ownership must be taken into account for purposes of determining whether an Ownership Change has occurred, the Board of Directors has determined, based upon an opinion of Finn Dixon & Herling LLP, that the Merger itself will not result in an Ownership Change and therefore will not jeopardize the Company's full utilization of its NOLs under Section 382 of the Code. Accordingly, the Board's approval of the issuance of Common Stock in connection with the Merger required by the Transfer Restrictions has been granted.

  The Company believes that the Transfer Restrictions were successful in preventing an Ownership Change during the three years subsequent to the Chatwins Acquisition, but the transactions contemplated by the Merger will again create a risk that, absent the continuance of the Transfer Restrictions for at least three years after the Merger, an Ownership Change could result if other persons acquire 5% or more of the Common Stock in the future. Accordingly, if the Merger is consummated, the Board of Directors of the Company will extend the Transfer Restrictions until the day after the third anniversary of the date of the Merger to reduce these risks.

  Accordingly, the Common Stock outstanding immediately prior to the Merger, the Common Stock to be issued by the Company to the stockholders of Chatwins in connection with the Merger and any Common Stock issuable upon exercise of options granted under any of the Company's stock option plans, including the New Option Plan, will be subject to the Transfer Restrictions, which are set forth in Article Fifth of the Certificate of Incorporation of the Company, a copy of which is included as ANNEX D to this Proxy Statement/Prospectus. All Common Stock certificates will contain a legend informing holders and transferees of the Transfer Restrictions.

 Comparative Rights of Stockholders

  The rights of Chatwins' stockholders are currently governed by the DGCL, Chatwins' Restated Certificate of Incorporation, and Chatwins' bylaws. Upon consummation of the Merger, Chatwins' stockholders will become stockholders of the Company, and their rights as stockholders of the Company will be governed by the DGCL, the Company's Certificate of Incorporation (a copy of which is attached hereto as ANNEX D) and the Company's Bylaws (a copy of which is attached hereto as ANNEX E). For a discussion of various material differences between the rights of Chatwins' stockholders and the rights of the Company's stockholders, see "Proposal III. The Merger--Comparative Rights of Security Holders".

 Market For Common Stock

  The Common Stock is listed for quotation on the NASDAQ Small-Cap. Market under the symbol "RUNI" and on the Pacific Stock Exchange under the symbol "RUN". Following the Merger, the Common Stock, including all Common Stock issued in connection with the Merger, will be listed for quotation on the NASDAQ Small-Cap. Market under the symbol "RUNI" and on the Pacific Stock Exchange under the symbol "RUN". The table below reflects the high and low sales prices of the Common Stock on the NASDAQ Small-Cap. Market for the periods presented. The 1998 periods separately present the high and low prices through May 14, 1998, the last day preceding the announcement that the Company had entered into negotiations regarding the terms of the proposed Merger, and dates subsequent to that announcement. The last sale price of the Common Stock as reported by the NASDAQ Small-Cap. Market on May 14, 1998 was $6.00 per share, and on June 22, 1998 was $6.3125 per share. There is no active trading market for Chatwins' capital stock.

      PERIOD                                                       HIGH   LOW
      ------                                                      ------ ------
      May 15 through June 22, 1998............................... $7.625 $6.125
      January 1 through May 14, 1998............................. $6.250 $4.750
      Calendar Year 1997......................................... $5.250 $3.125
      Calendar Year 1996......................................... $5.125 $3.500

 Risk Factors

  IN CONSIDERING WHETHER TO APPROVE THE MERGER AGREEMENT AND THE MERGER, THE COMPANY'S STOCKHOLDERS SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION CONTAINED HEREIN UNDER THE CAPTION "RISK FACTORS".

VOTING OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATE SHARES

  The Company. The percentage of outstanding shares of Common Stock entitled to vote at the Special Meeting held by directors, executive officers and their respective affiliates, including Chatwins, is approximately 40.9%. The affirmative vote by holders of a plurality of the shares of Common Stock voted by the Company's stockholders entitled to vote thereon at the Special Meeting will be required to elect each candidate for director and the affirmative vote of the holders of at least a majority of the shares of Common Stock entitled to vote thereon is required to approve each of the New Option Plan and the Merger Agreement at the Special Meeting. Management believes that all of the shares of Common Stock to be voted by directors, executive officers and Chatwins will be voted in favor of each of the proposals. (See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management").

  Chatwins. Pursuant to the DGCL, the Merger Agreement must be approved by the affirmative vote of the holders of at least a majority of the common stock of Chatwins entitled to vote thereon. The percentage of outstanding shares of Chatwins' common stock entitled to vote for approval of the Merger held by directors or executive officers of Chatwins and their respective affiliates is approximately 98.6%. On May 31, 1998 the Merger Agreement was approved and adopted by the stockholders of Chatwins by unanimous written consent. Chatwins' stockholders have waived their dissenter and appraisal rights under the DGCL in connection with the Merger.

SELECTED FINANCIAL DATA

  The summary selected financial data set forth below has been derived from the historical financial statements of the Company and Chatwins, respectively. The selected financial data should be read in conjunction with, among other things,
Item 6 of the Company's 10-K and Item 6 of Chatwins' 10-K entitled "Selected Financial Data", Item 8 of the Company's 10-K entitled "Consolidated Financial Statements and Supplementary Data", Item 8 of Chatwins' 10-K entitled "Financial Statements and Supplementary Data", and Item 7 of the Company's 10-K and Item 7 of Chatwins' 10-K entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations", which are incorporated by reference herein. All data are reported in thousands, except for per share data.

THE COMPANY

                                           YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------
                                    1997     1996      1995      1994     1993
                                   -------  -------   -------   -------  -------
                                     (1)      (2)(3)    (2)(4)    (2)      (2)(5)
Continuing Operations Data
  Operating Revenue............... $93,378  $60,305   $10,855   $ 1,619  $   760
  Loss From Continuing Operations.    (981)  (2,694)   (3,581)     (660)  (4,117)
  Income (Loss) Per Share--
   Continuing Operations--
   Diluted........................ $ (0.25) $ (0.70)  $ (0.93)  $ (0.17) $ (1.16)
Balance Sheet Data
  Total Assets.................... $72,059  $75,176   $51,935   $51,639  $55,238
  Long-term Obligations........... $12,654  $15,575   $ 7,947   $ 2,693  $ 3,332
  Cash Dividends per Common Share. $   -0-  $   -0-   $   -0-   $   -0-  $   -0-

--------
(1) Loss from continuing operations includes a $1.0 million charge for writedown of excess equipment and a $0.9 million charge for equity in the write-off of joint venture development costs.
(2) During 1997, the Company's Board of Directors resolved to retain the Company's agricultural operations which had previously been classified as discontinued operations. The Selected Financial Data for prior years have been reclassified to present the agricultural operations as continuing operations.

(3) Includes the results of operations of Rostone subsequent to the Rostone Acquisition on February 2, 1996. Includes the results of QMP and DPL subsequent to their acquisitions on November 18, 1996.
(4) Includes the results of operations of Oneida subsequent to the Oneida Acquisition on September 14, 1995.
(5) Includes a change in the Company's proportionate share of agricultural revenues and expenses and a $1.6 million write down of agricultural assets.

CHATWINS

                                            YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------
                                    1997     1996      1995     1994     1993
                                  -------- --------  -------- -------- --------
                                             (4)        (4)      (4)      (4)
Earnings Data(1):
  Net Sales...................... $188,920 $153,480  $183,408 $154,710 $111,457
  Income From Continuing
   Operations.................... $  2,321 $     17  $  4,425 $  1,255 $    662
  Income (Loss) Per Share--
   Continuing Operations--
   Diluted(2).................... $   6.37 $  (1.49) $  13.55 $   2.74 $   0.29
Balance Sheet Data
  Total Assets................... $111,269 $101,330  $106,290 $ 94,491 $ 71,953
  Total Long-term Debt(3)........ $ 50,723 $ 50,746  $ 50,770 $ 51,646 $ 55,943
  Cash Dividends per Common
   Share......................... $      0 $      0  $      0 $      0 $      0

--------
(1) Chatwins holds a minority voting interest in the Company which it accounts for under the equity method. Income from continuing operations is presented excluding Chatwins' equity in the results of operations of the Company. On September 14, 1995, Chatwins sold Oneida to the Company. Such transaction was treated as the disposal of a portion of a line of business with Oneida's historical operating results and resulting gain on sale classified within continuing operations through September 14, 1995.
(2) Includes the dilutive effect of the Chatwins Warrants.
(3) Excludes borrowings under revolving credit facilities.
(4) Certain amounts for the years from 1993 through 1996 have been previously restated to reflect the correction of errors in inventory values at Chatwins' Klemp division.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma selected financial information for the most recent fiscal year and interim period has been derived from the unaudited pro forma consolidated condensed financial statements included elsewhere in this Proxy Statement/Prospectus (See "Proposal III. The Merger--Unaudited Pro Forma Consolidated Condensed Financial Statements") which give effect to the Merger and the Refinancing as if they had occurred on January 1, 1997 for income data and for balance sheet data, with and without the consummation of the King-Way Acquisition, as of the dates indicated. The pro forma data is not necessarily indicative of the actual or future operating results or financial position that would have occurred or will occur upon consummation of the Merger and the Refinancing. The pro forma presentation is subject to the assumptions set forth in the notes to the unaudited pro forma consolidated financial information appearing elsewhere in this Proxy Statement/Prospectus. The information presented should be read in conjunction with such unaudited pro forma consolidated financial information and notes thereto and the financial statements contained in the Company's 10-K and Chatwins' 10-K. All data are reported in thousands, except for per share data.

                              THREE MONTHS ENDED
                                MARCH 31, 1998         YEAR ENDED DECEMBER 31, 1997
                         ----------------------------- -----------------------------
                                        PRO FORMA                     PRO FORMA
                                    ------------------            ------------------
                          REUNION   WITHOUT  INCLUDING  REUNION   WITHOUT  INCLUDING
                         HISTORICAL KING-WAY KING-WAY  HISTORICAL KING-WAY KING-WAY
                         ---------- -------- --------- ---------- -------- ---------
OPERATIONS DATA
Net Sales...............  $26,368   $ 70,115 $ 74,433   $93,378   $282,298 $298,875
Income (Loss) From
 Continuing Operations..      274      2,012    1,964      (981)     6,512    6,799
Income Available to
 Common Shareholders....      274      1,808    1,760      (981)     5,709    5,996
Income (Loss) From
 Continuing Ops--Per
 Share
  Basic.................  $  0.07   $   0.17 $   0.15   $ (0.25)  $   0.52 $   0.53
  Diluted...............     0.07       0.16     0.15     (0.25)      0.52     0.52
BALANCE SHEET DATA
Total Assets............  $73,263   $174,663 $196,292   $72,059   $171,349 $191,790
Long-Term Obligations
 and redeemable
 preferred stock........   10,767     76,138   95,238    12,654     77,953   96,653
Cash Dividends Per
Common Share............     0.00       0.00     0.00      0.00       0.00     0.00

COMPARATIVE PER COMMON SHARE DATA

  The following table sets forth the following historical and pro forma per share data of the Company and Chatwins for the most recent fiscal year and interim period: (i) book value per share; (ii) cash dividends declared per share; and (iii) income (loss) per share from continuing operations. The pro forma data is not necessarily indicative of the actual or future operating results or financial position that would have occurred or will occur upon consummation of the Merger (with or without the consummation of the King-Way Acquisition) and the Refinancing. The pro forma presentation is subject to the assumptions set forth in the notes to the unaudited pro forma consolidated financial information appearing elsewhere in this Proxy Statement/Prospectus. The information presented should be read in conjunction with such unaudited pro forma consolidated financial information and notes thereto and the financial statements contained in the Company's 10-K and Chatwins' 10-K.

                                     MARCH 31, 1998                         DECEMBER 31, 1997
                         --------------------------------------- ---------------------------------------
                                                   PRO FORMA                               PRO FORMA
                                               -----------------                       -----------------
                                               WITHOUT                                 WITHOUT
                          REUNION    CHATWINS   KING-  INCLUDING  REUNION    CHATWINS   KING-  INCLUDING
                         HISTORICAL HISTORICAL   WAY   KING-WAY  HISTORICAL HISTORICAL   WAY   KING-WAY
                         ---------- ---------- ------- --------- ---------- ---------- ------- ---------
Book Value Per Share....    7.37      (30.33)    0.26     0.25      7.35      (31.09)    0.22     0.21
Cash Dividends Per
 Share..................    0.00        0.00     0.00     0.00      0.00        0.00     0.00     0.00
Income (Loss) Per Share
 From Continuing
 Operations
  Basic.................    0.07        1.38     0.17     0.15     (0.25)       7.68     0.52     0.53
  Diluted...............    0.07        1.14     0.16     0.15     (0.25)       6.37     0.52     0.52
Weighted Average Number
 of Common Shares
  Basic.................   3,857               10,907   11,407     3,855               10,905   11,405
  Diluted...............   3,968               11,018   11,518     3,855               11,018   11,518

                                 RISK FACTORS

  THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED BY HOLDERS OF THE COMPANY'S COMMON STOCK IN EVALUATING HOW TO CAST THEIR VOTES AT THE SPECIAL MEETING. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

 Cautionary Statement Regarding Forward-Looking Statements

  The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"):

    (i) certain statements, including possible or assumed future results of operations of the Company, with or without the Merger and the Refinancing having been consummated, contained in this Proxy Statement/Prospectus, including any forecasts, projections and descriptions of anticipated cost savings or other synergies that may be referred to herein, and certain statements that may be incorporated by reference from documents filed with the Commission by the Company or Chatwins, including any statements contained herein or therein regarding the development of possible or assumed future results of operations of business, the markets for the products and services of the Company or Chatwins, anticipated capital expenditures, regulatory or legal developments, competition or the effects of the Merger and the Refinancing, growth strategies and penetrations of new markets, mergers and joint ventures, financings and/or refinancings, transactions with affiliates, the effects of the year 2000 problem on electronic technology on which the Company is directly or indirectly dependent;

    (ii) any statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "intends", or similar expressions; and

    (iii) other statements contained or incorporated by reference herein regarding matters that are not historical facts.

  Because such statements are subject to risks, uncertainties and other factors, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks, uncertainties and other factors that could cause actual results to differ materially include, but are not limited to, domestic and international economic conditions which affect the volume and pricing of sales of business and consumer goods, the cost and availability of materials, labor and other goods and services used in the Company's and Chatwins' operations, the cost of interest on the Company's debt, and other factors discussed under "Risk Factors". The Company's stockholders are cautioned not to place undue reliance on such statements. Such statements speak only as of the date of this Proxy Statement/Prospectus, and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements attributable to the Company or Chatwins or persons acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

 Expenses of Merger

  Upon consummation of the Merger, the Company expects to incur charges, currently estimated to be approximately $6.5 million in connection with the combination of the companies, including prepayment penalties and other costs of the related Refinancing. This amount is a preliminary estimate only and is therefore subject to change. There can be no assurance that the Company will not incur additional charges to reflect costs associated with the Merger, nor can there be any assurance that the Company will realize the anticipated benefits of the Merger. Business acquisitions such as the Merger involve a number of special risks and challenges, including the diversion of management's attention, assimilation of the operations and personnel of the acquired company, incorporation of acquired product lines into existing product lines, adverse short-term effects on reported operating results, amortization of acquired intangible assets, assumption of liabilities of the acquired company, possible loss of key employees and difficulty of presenting a unified corporate image. No assurance can be given that the Merger will not ultimately have a material adverse effect on the Company or that the Merger will succeed in enhancing the Company's business.

 Extension of Transfer Restrictions

  Following the Merger, the Common Stock will remain subject to the Transfer Restrictions. Furthermore, the Board of Directors has determined to extend the Transfer Restrictions beyond their scheduled expiration in April 1999. This extension will last until at least the day after the third anniversary of the effective date of the Merger (the "Effective Date"). There can be no assurance that such an extension of the Transfer Restrictions in connection with the Merger will not adversely affect the market price of the Common Stock.

  The Transfer Restrictions (i) may have the effect of impeding the acquisition of a significant or controlling interest in the Company, (ii) may render it more difficult to effect a merger or similar transaction even if such transaction is favored by a majority of the independent stockholders and
(iii) may serve to entrench management. (See "Proposal III. The Merger-- Preservation of Tax Benefits" and "--Anti-Takeover Effects"). The purpose of the Transfer Restrictions is to preserve tax benefits, however, not to insulate management from change. The Company believes that the tax benefits of the Transfer Restrictions outweigh any anti-takeover effect that they may have. Any anti-takeover effect of the Transfer Restrictions will end when the Transfer Restrictions terminate, which, if the Merger is consummated, will occur on the earlier of: (i) the day after the third anniversary of the Effective Date of the Merger; (ii) the repeal of Section 382 of the Code if the Company's Board of Directors determines that the Transfer Restrictions are no longer necessary; or (iii) the beginning of a taxable year of the Company as to which the Company's Board of Directors determines prior to the beginning of such taxable year that no NOLs or other tax benefits otherwise available to the Company may be carried forward. In addition, the Company's Board, under certain circumstances, may accelerate or further extend the termination date of the Transfer Restrictions. (See "Proposal III. The Merger--Termination of Transfer Restrictions").

  Notwithstanding the extension of the Transfer Restrictions, the Company may be unable to prevent every transaction that could cause an Ownership Change for federal income tax purposes. Any such Ownership Change may severely limit the Company's ability to utilize the NOLs. Further, there can be no assurance that legislation will not be adopted that would limit the Company's ability to utilize the NOLs in future periods. However, the Company is not aware of any proposed legislation for changes in the tax laws that could impact the ability of the Company to utilize the NOLs as described below.

  The extension of the Transfer Restrictions is based upon the Company having received the legal opinion of Finn Dixon & Herling LLP that the extension of the Transfer Restrictions in connection with the Merger is reasonably necessary or desirable to preserve certain tax benefits under the Code and the regulations thereunder, but the Company has not received or requested and does not intend to request or receive a legal opinion on the prospective effectiveness of the Transfer Restrictions in preserving the NOLs. Although the Company believes that the Transfer Restrictions, as designed, can effectively preserve the NOLs, future transactions cannot be predicted or addressed with the degree of certainty necessary to support a legal opinion. Accordingly, no assurances of counsel are or can be given to the Company and its stockholders that the NOLs will not, in spite of the Transfer Restrictions, be severely limited under Section 382 of the Code by reason of an Ownership Change resulting from any such future transactions.

 Increased Debt Obligations; Restrictive Covenants

  In connection with the Merger, the Company intends to enter into the New Facilities and may incur debt in connection with the King-Way Acquisition, the redemption of the Reunion Preferred and/or an Additional Debt Offering (See "Proposal III. The Merger--General Merger Terms" and "--Refinancing"). Although the Company believes that the New Facilities are prudent and supportable given the Company's projected operating revenues following the Merger, it will result in the Company incurring indebtedness that is substantial in relation to its stockholders' equity. The increased leverage of the Company, among other effects, (i) will require the

Company to dedicate a substantial portion of the Company's cash flow resulting from the New Facilities and any Additional Debt Offering from operations to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes, (ii) could materially and adversely affect the Company's ability to obtain additional financing for working capital, acquisitions or other purposes, and (iii) could make the Company more vulnerable to industry downturns and competitive pressures. The issuance of Reunion Preferred in connection with the Merger, and the payment or accumulation of dividends thereon, further increases the Company's exposures by adding an additional material financial obligation to be satisfied out of the proceeds of the Company's operations or future borrowings.

  The Company's ability to repay or to refinance its obligations with respect to the New Facilities will depend on its financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to certain financial, business and other factors, many of which are beyond the Company's control. These factors could include operating difficulties, increased operating costs, raw material or product prices, the response of competitors, regulatory developments and delays in implementing strategic projects.

  If the Company's cash flow and capital resources are insufficient to fund its debt service obligations under the New Facilities and any Additional Debt Offering, the Company may be forced to reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital (possibly including an additional preferred stock issuance) or restructure its debt. There can be no assurance that the Company's cash flow and capital resources will be sufficient for payment of principal of and interest on its indebtedness in the future, or that any such alternative measures would be successful or would permit the Company to meet its scheduled debt service obligations.

  The New Facilities will contain a number of covenants that may restrict the ability of the Company to, among other things, dispose of assets, merge or consolidate with another entity, incur additional indebtedness, create liens, make capital expenditures, pay dividends or make other investments or acquisitions. The New Facilities will also contain requirements that the Company maintain certain financial ratios and may restrict the ability of the Company to prepay the Company's other indebtedness as well as the Preferred Dividend. The ability of the Company to comply with such provisions may be affected by events that are beyond the Company's control. The breach of any of these covenants could result in a default under the New Facilities and a subsequent acceleration of such indebtedness. In addition, as a result of these covenants the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be restricted significantly, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. (See "Proposal III. The Merger--Refinancing").

  Notwithstanding the foregoing, the Company believes that the New Facilities will satisfy the Company's current liquidity needs on terms that would not be available to the Company absent the consummation of the Merger.

 Additional Common Stock and Reunion Preferred Issuance; Dilution; Liquidity

  In connection with the Merger, the Company will issue either 8.5 million or
9.0 million shares of Common Stock to the stockholders of Chatwins and will cancel and retire the 1.45 million shares of Common Stock owned by Chatwins, resulting in a net issuance of either 7.05 million or 7.55 million shares of Common Stock. This will result in the dilution of the aggregate ownership interest of the current stockholders of the Company other than Chatwins from approximately 62% free of any prior claim by holders of preferred stock before the Merger to approximately 20% subject to the preference rights of the Reunion Preferred after the Merger. This issuance of Common Stock and Reunion Preferred, in some cases, in connection with the Merger will have the effect, among other things, of (i) diluting the per share equity interest of the current stockholders of the Company, (ii) reducing the aggregate voting power of the current stockholders of the Company, (iii) reducing the current stockholders' interests in the assets of the Company in the event of liquidation, (iv) preventing or discouraging an attempt by another person or entity to acquire control of the Company following effectiveness of the Merger without the approval of its Board of Directors, and (v) possibly reducing liquidity to stockholders and/or entrenching of management. (See "Proposal III. The Merger--Anti-Takeover Effects"). The adoption of the New Option Plan could result in up to 600,000 shares of Common Stock being issued to employees, consultants and non-employee directors of the Company that will result in further dilution.

 Control By Beneficial Owners of Chatwins

  As of the date of this Proxy Statement/Prospectus, Chatwins is the record owner of approximately 38% of the outstanding Common Stock of the Company, owns a currently exercisable warrant to purchase an additional 1% of the Company's Common Stock. Accordingly, the beneficial owners of the common stock of Chatwins currently have the right to vote up to approximately 38% of the Company's Common Stock and upon exercise of the warrant would have the right to vote approximately 39% of the Company's Common Stock. (See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management").

  At the Effective Time of the Merger, pursuant to the Merger Agreement, the Company will cancel and retire the shares of the Common Stock of the Company and the warrant to purchase Common Stock of the Company owned by Chatwins. This stock and warrant have been valued as assets of Chatwins in determining the Merger consideration. In connection with the Merger, the stockholders of Chatwins will be issued Common Stock of the Company representing up to approximately 80% of the Common Stock of the Company. Included in this ownership following the Merger is the ownership by the Charles E. Bradley, Sr. Family Limited Partnership (the "Bradley FLP"), of which Mr. Bradley is the sole general partner, of approximately 38% of the Common Stock of the Company (the voting rights in respect of which will be controlled after the Effective Time by Mr. Bradley's son, Kimball Bradley) and the ownership by Mr. Poole of approximately 12% of the Common Stock of the Company (assuming in both cases that all of the Chatwins Warrants are exercised into common stock of Chatwins prior to the Effective Time). In addition, on May 19, 1998 Mr. Bradley was granted options to acquire an additional 75,000 shares of Common Stock by the Board of Directors of the Company and, if the New Option Plan is adopted, Mr. Poole will acquire options to purchase an additional 15,000 shares of the Common Stock of the Company. Both Mr. Bradley and Mr. Poole will also be eligible under the New Option Plan for option grants in the future. As of the date of this Proxy Statement/Prospectus Mr. Bradley and Mr. Poole are also beneficial owners of all of the Chatwins Preferred which will be converted into the Reunion Preferred pursuant to the Merger Agreement. (See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management").

  Furthermore, Mr. Bradley (42.5%), Mr. Bradley Jr. (42.5%), and Mr. Poole (7.5%) are also beneficial owners of an aggregate 92.5% of Stanwich Financial. As of the date of this Proxy Statement/Prospectus certain agreements, including a loan settlement agreement, have been reached in principal whereby Stanwich Financial could acquire an aggregate of 371,280 shares of Common Stock (see "Ownership Information--Security Ownership by Certain Beneficial Owners and Management").

  As a result of the Merger, the beneficial owners of Chatwins will have the ability to control the election of directors and the appointment of officers of the Company and will have the ability to approve important corporate matters, such as amendments to the Certificate of Incorporation and By-Laws of the Company, mergers, business acquisitions, dispositions and share issuances, without the approval of the other stockholders of the Company.

 Possible Conflicts of Interest

  Each of the Company and Chatwins are being represented by separate legal counsel in connection with the Merger, and the Company has retained Legg Mason, an investment banking firm, to conduct evaluations of the relative values of the Company and Chatwins. In addition, one-half of the directors on the Board of Directors of the Company, which is unanimously recommending approval of the Merger Agreement and the Merger by the stockholders of the Company at the Special Meeting, have no affiliation, whether by security ownership or otherwise, with Chatwins. Nevertheless, certain relationships between the directors, officers and stockholders of the Company and Chatwins could raise the question of conflicts of interest in the negotiation of the terms and conditions of the Merger, including, without limitation, (i) Mr. Bradley, a director of the Company since June 20, 1995 and the President and Chief Executive Officer of the Company since October 26, 1995, is the Chairman and a director of Chatwins and a beneficial owner of approximately 57% of the outstanding (and 48% of the fully diluted) common stock of Chatwins owned of record by the Bradley FLP, (ii) Mr. Poole, a director of the Company since April 19, 1996, is a director of Chatwins and a beneficial owner of approximately 80% of the outstanding (and 66% of the fully diluted) common stock of Chatwins (approximately 57% of the outstanding shares and 47% of the fully diluted shares being by virtue of the right to vote the Chatwins common stock held of record by the Bradley FLP), (iii) Thomas L. Cassidy, a director of the Company since June 20, 1995, was a director of Chatwins until June 1997 and currently owns Chatwins' Warrants which will be converted prior to the Effective Time into less than 1% of the outstanding and fully diluted common stock of Chatwins (see "Ownership Information--Security Ownership of Certain Beneficial Owners and Management"). Mr. Bradley, Mr. Poole and Mr. Cassidy are also holders of an aggregate $4.35 million principal amount of Chatwins Senior Notes and Mr. Bradley and Mr. Poole are beneficial owners of all of the Chatwins Preferred. Mr. Bradley and Mr. Evans (Executive Vice President, Chief Financial Officer and Secretary of the Company) are the owners of 42.5% and 15%, respectively, of the common stock of SAC and Mr. Bradley and Mr. Poole are the owners of 42.5% and 7.5%, respectively, of Stanwich Financial, which in turn is the holder of $13.5 million of debt and $5.6 million of preferred stock issued by SAC. As of the date of this Proxy Statement/Prospectus certain agreements, including a loan settlement agreement, have been reached in principal whereby Stanwich Financial could acquire an aggregate of 371,280 shares of Common Stock. Additionally, Chatwins is currently the record owner of approximately 38% of the Common Stock of the Company. See "Proposal III. The Merger--Refinancing", "Material Contacts with the Company Being Acquired and Certain Relationships and Related Transactions". (See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions").

 Merger Consideration Not Determinable at Time of Vote

  The number of shares of Common Stock to be issued by the Company to the holders of common stock of Chatwins in connection with the Merger will be either 8.5 million shares or 9.0 million shares, depending upon whether Chatwins is able to consummate the King-Way Acquisition at or prior to the Effective Time. (See "Proposal III. The Merger--King-Way Acquisition"). Because the Special Meeting will be held, and stockholder votes on the Merger will be cast, prior to Chatwins' deadline for being able to complete the King-Way Acquisition, the Company's stockholders may not know at the time they vote on the Merger whether the final merger consideration to Chatwins' stockholders will be 8.5 million shares or 9.0 million shares of Common Stock, and they may not know the form of payment (cash, notes or Reunion Preferred) of the King-Way Price as a result of consummation of the King-Way Acquisition.

 Competition

  The respective industries in which the Company and Chatwins operate are highly competitive. Within each industry there are a large number of competitors, many of whom have significantly greater financial, technical, marketing and human resources and greater name recognition than the Company and Chatwins. Competitive pressures and other factors could cause the Company's and Chatwins' products and services to lose market acceptance or result in significant price erosion, with a material adverse effect upon results of operations.

 Appraisal Rights

  Pursuant to Section 262 of the DGCL, no holder of the Company's Common Stock will have appraisal rights in connection with the Merger because the Common Stock is listed on a national securities exchange. All the stockholders of Chatwins entitled to vote on the Merger have waived their dissenter and appraisal rights under the DGCL in connection with the Merger.

 Anti-Takeover Effects

  The consummation of the Merger, which would result in the extension of the Transfer Restrictions and the issuance of either 8.5 million or 9.0 million shares of Common Stock (and the cancellation of 1,450,000 shares now owned by Chatwins), may have the effect of preventing or discouraging an attempt by another person or entity to acquire control of the Company. In addition to impeding the acquisition of a significant or controlling interest in the Company, the Transfer Restrictions and new Common Stock issuance resulting in the control by the beneficial owners of Chatwins of up to 80% of the Common Stock (See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management") may render it more difficult for a third party to effect a merger or similar transaction with the Company, even if such transaction is favored by a majority of the independent stockholders. The Transfer Restrictions and this consolidation of control may have the effect of discouraging or defeating mergers, proxy contests, or management changes that stockholders may deem in the best interests of the Company and may also have the effect of preventing a party from acquiring an interest in the Company that would be large enough to enable such party to effect a change in management of the Company. (See "--Extension of Transfer Restrictions"). The Company has proposed the Merger, however, for the reasons set forth in this Proxy Statement/Prospectus (See "Proposal III. The Merger--Reasons for the Merger and Board of Directors' Recommendation") and has extended the Transfer Restrictions in order to protect the availability of the Company's significant NOLs (See "--Preservation of Tax Benefits"), and not as part of an anti-takeover plan or strategy.

                              THE SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING

  The Special Meeting, which shall also constitute the Company's annual meeting, will be held on August 4, 1998, at 10:00 a.m. local time, at the Holiday Inn Select Stamford, 700 Main Street, Stamford, Connecticut. At the Special Meeting, the Company's stockholders will be asked to consider and act upon the following:

    (1) PROPOSAL I: The election of six directors to the Board of Directors of the Company (See "Proposal I. The Election of Directors");

    (2) PROPOSAL II: The approval of the adoption by the Board of Directors of the Company of the New Option Plan and the reservation of 600,000 shares of Common Stock for issuance thereunder (See "Proposal II. The New Option Plan");

    (3) PROPOSAL III: The approval of the Merger Agreement between the Company and Chatwins, the current owner of approximately 38% of the Company's outstanding Common Stock, which provides, among other things, for
  (i) Chatwins to be merged with and into the Company, with the Company being the surviving corporation, (ii) the conversion of each share of common stock of Chatwins outstanding immediately prior to the Merger into the right to receive a number of shares of the Company's Common Stock determined in the manner set forth in the Merger Agreement, plus cash in lieu of any fractional share interests and (iii) the conversion of the outstanding Chatwins Preferred into Reunion Preferred. Consummation of the Merger will entail the issuance by the Company to Chatwins' securities holders of either 8.5 million or 9.0 million shares of the Company's Common Stock, depending upon whether Chatwins is able to complete the King-Way Acquisition at or prior to the Effective Time. As a result of the Merger the Board of Directors of the Company, to help assure that the Company's substantial tax benefits (in the form of net operating loss carryforwards) will continue to be available to offset future taxable income by decreasing the likelihood of an Ownership Change for federal income tax purposes, will extend, for three years from the Effective Date of the Merger, certain stock transfer restrictions contained in the Company's Certificate of Incorporation (See "Proposal III. The Merger"); and

    (4) Such other business as may properly come before the Special Meeting or any adjournment thereof.

  For a discussion of the tax consequences to the common stockholders of the Company and Chatwins of the proposed Merger, see "Proposal III. The Merger-- Federal Income Tax Consequences to Chatwins Stockholders" and "Federal Income Tax Consequences to the Company and Current Stockholders". The Company believes that no material federal or state regulatory approvals or filings are necessary in connection with the Merger, other than (i) compliance with the H-S-R Act and (ii) registrations of the Company's Common Stock to be issued in the Merger under applicable securities laws.

RECORD DATE; PROXY INFORMATION

  The Board of Directors of the Company has fixed the close of business on June 26, 1998 as the record date (the "Record Date") for the determination of stockholders of the Company entitled to notice of and to vote at the Special Meeting. Only holders of record of Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. At the close of business on June 25, 1998, there were 3,862,565 shares of Common Stock issued and outstanding and approximately 1,436 holders of record of Common Stock.

  Stockholders are requested to complete, date, sign and promptly return the accompanying Form of Proxy in the enclosed envelope. All shares of Common Stock represented by properly executed proxies returned to the Company prior to or at the Special Meeting will be voted at the Special Meeting in accordance with the instructions marked thereon, unless such proxy has been revoked.

  EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED FOR ELECTION OF MANAGEMENT'S NOMINEES AS DIRECTORS, FOR APPROVAL OF THE ADOPTION OF THE NEW OPTION PLAN AND FOR APPROVAL OF THE MERGER AGREEMENT.

  Any stockholder who executes and delivers a proxy may unconditionally revoke it at any time before it is voted by delivering to Richard L. Evans, Secretary of the Company, at 62 Southfield Avenue, One Stamford Landing, Stamford, Connecticut 06902, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy).

  It is not anticipated that any matters other than those set forth in this Proxy Statement/Prospectus will be brought before the Special Meeting. However, if any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters in their discretion in accordance with their best judgment.

  This Proxy Statement/Prospectus and the accompanying Notice of Special Meeting of Stockholders and Form of Proxy are first being mailed to stockholders on or about July 1, 1998. The proxies are being solicited by the Company by action of the Company's Board of Directors. The Company will bear the costs of soliciting the proxies. In addition to the use of the mails, proxies may be solicited by personal contact, telephone or telegraph by directors, officers, employees or representatives of the Company. The Company will reimburse brokers or other persons holding stock in their names, or in the names of nominees, for their reasonable expenses in forwarding proxy soliciting materials to beneficial owners.

QUORUM; VOTE REQUIRED

  As of June 25, 1998 the Company had outstanding 3,862,565 shares of Common Stock. Stockholders are entitled to one vote for each share of Common Stock held as of the Record Date on each matter voted on at the Special Meeting. Stockholders do not have cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum to transact business. Abstentions and broker non-votes will be treated as present for determining whether a quorum has been reached. If a quorum is not present or represented at the Special Meeting, the stockholders that are present in person or by proxy who are entitled to vote at the Special Meeting may, by majority vote, adjourn the Special Meeting from time to time until a quorum is present or represented. Approval of (i) the New Option Plan and (ii) the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote thereon, and the election of each of the director nominees will require the affirmative vote by holders of a plurality of the shares of Common Stock voted by the Company's stockholders entitled to vote thereon at the Special Meeting, assuming that a quorum is present or represented. Stockholders of the Company will not have dissenters rights of appraisal in connection with the Merger. See "Proposal III. The Merger--Appraisal Rights".

  All shares of Common Stock represented by properly executed proxies returned to the Company will be voted at the Special Meeting. Votes submitted as abstentions on matters to be voted on at the Special Meeting will be counted as votes against such matters. Broker non-votes will effectively be votes against the proposed election of Directors, the New Option Plan and the Merger Agreement.

  Management believes that all of the shares of Common Stock to be voted by directors, executive officers and Chatwins, aggregating 1,578,675 shares as of June 25, 1998, or approximately 40.9% of the issued and outstanding Common Stock, will be voted in favor of the election of the director nominees, for approval of the New Option Plan and for approval of the Merger Agreement. (See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management").

                     PROPOSAL I. THE ELECTION OF DIRECTORS

  At the Special Meeting, the stockholders of the Company will be asked to vote for the election of six directors to the Board of Directors of the Company. The candidates proposed by management for election at the Special Meeting, listed in the table set forth in "Nominees" below, are Thomas N. Amonett, Charles E. Bradley, Sr., Thomas L. Cassidy, W.R. Clerihue, Franklin Myers, and John G. Poole. If elected, these candidates would comprise the entire Board of Directors of the Company, and would hold office until their successors are duly elected and qualified at the next annual meeting of stockholders of the Company or until they earlier die, resign or are removed from office in accordance with applicable law. If the Merger is consummated, the Board of Directors of the Company immediately prior to the Merger will be the Board of Directors of the Company immediately after the Merger. The persons listed as "Nominees" in the table below comprise the entire Board of Directors of the Company as of the date of this Proxy Statement/Prospectus.

  The affirmative vote by holders of a plurality of the shares of Common Stock voted by the Company's stockholders entitled to vote thereon at the Special Meeting will be required to elect each nominee for director. Management believes that all of the shares of Common Stock to be voted by directors, executive officers and Chatwins, aggregating 1,578,675 shares as of June 25, 1998, or approximately 40.9% of the issued and outstanding Common Stock (see "Ownership Information--Security Ownership by Certain Beneficial Owners and Management"), will be voted in favor of the election of each of the candidates. The Company knows of no family relationships between any director or executive officer and any other director or executive officer of the Company. Certain biographical information with respect to the current and proposed directors of the Company is set forth in "Nominees" below.

                  THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS
           A VOTE IN FAVOR OF THE ELECTION OF THE PROPOSED DIRECTORS

NOMINEES

      NAMES                                                   DIRECTOR SINCE AGE
      -----                                                   -------------- ---
      Thomas N. Amonett(1)(2)................................      1992       54
      Charles E. Bradley, Sr.................................      1995       68
      Thomas L. Cassidy(1)...................................      1995       70
      W.R. Clerihue(1)(2)....................................      1996       75
      Franklin Myers(2)(3)...................................      1995       45
      John G. Poole..........................................      1996       55

--------
(1) Member, Compensation Committee of the Board of Directors
(2) Member, Audit Committee of the Board of Directors
(3) Prior to his reappointment in October 1995, Mr. Myers was a Director of the Company from July 1992 to June 1995.
--------

  The following is a summary of the business experience of each director during the past five years. If not otherwise indicated, each director has been engaged in his current occupation for at least five years.

  Thomas N. Amonett has served as a Director of the Company since July 1, 1992 and served as the President and Chief Executive Officer of the Company from July 1, 1992 until October 26, 1995. Mr. Amonett also served as the President of Reunion Energy Company, then a wholly-owned subsidiary of the Company in the oil and gas operating business, from July 1, 1992 until May 24, 1996. Mr. Amonett is currently President, Chief Executive Officer and a Director of American Residential Services, Inc., a company providing equipment and services relating to residential heating, ventilating, air conditioning, plumbing, electrical and indoor air quality systems and appliances. From July, 1996 until June, 1997, Mr. Amonett was Interim President and Chief Executive Officer of Weatherford Enterra, Inc., an energy services and manufacturing company. Prior to his affiliation with the Company, he had been engaged in the practice of law with Fulbright & Jaworski in Houston,

Texas, where he was of counsel for more than five years. Mr. Amonett remains a Director of Weatherford Enterra, Inc. and also serves as a Director of Petro Corp Incorporated, a Houston-based oil and gas company, ITEQ, Inc. a provider of manufactured equipment, engineered systems and services used in the processing, treatment, storage and movement of gases and liquids, and Home USA, Inc., a retailer of manufactured housing.

  Charles E. Bradley, Sr. became a Director of the Company on June 20, 1995 and was appointed President and Chief Executive Officer of the Company on October 26, 1995. Mr. Bradley was a co-founder of Stanwich Partners, Inc. ("SPI") in 1982 and has served as its President since that time. SPI is a private investment company. Mr. Bradley has been a Director of Chatwins since 1986 and Chairman of the Board of Chatwins since 1988. Mr. Bradley is a Director of DeVlieg-Bullard, Inc. ("DBI"), a machine tool parts and services company, General Housewares Corp., a manufacturer and distributor of housewares, Consumer Portfolio Services, Inc. ("CPS"), engaged in the business of purchasing, selling and servicing retail automobile installment sales contracts, NAB Asset Corporation ("NAB"), engaged in mortgage and construction lending, Audits and Surveys, Inc., an international marketing research firm, and Zydeco Energy Inc., an oil and gas reserve development company. Mr. Bradley is currently the Chairman of the Board of DBI, Chairman and CEO of NAB as well as President and acting Chief Financial Officer and a Director of Sanitas Inc., an inactive company, and President, acting Chief Financial Officer and a Director of Texon Energy Corporation, an inactive company.

  Thomas L. Cassidy became a Director of the Company on June 20, 1995. Mr. Cassidy has been a Managing Director of Trust Company of the West ("TCW"), an investment management firm, since 1984. He is also a Senior Partner of TCW Capital, an affiliate of TCW. He is a Director of DBI, Holnam Inc., a cement manufacturing company, and Spartech Corporation, a plastics manufacturing company. Mr. Cassidy was a director of Chatwins from March 1993 to June 1997.

  W. R. Clerihue was elected to the Board of Directors in December 1996 in connection with the Board's decision to increase the number of directors from five to six. Mr. Clerihue has been Chairman of the Board of Directors of Spartech Corporation since October 1991.

  Franklin Myers served as a Director of the Company from July 1, 1992 until June 20, 1995, when he resigned contemporaneously with the sale of 1,450,000 shares of the Company's common stock by Parkdale to Chatwins. Mr. Myers was reappointed as a Director of the Company on October 26, 1995. On April 1, 1995, Mr. Myers became Senior Vice President, General Counsel and Secretary of Cooper Cameron Corporation, an oil field manufacturing company. Prior thereto he was Senior Vice President and General Counsel of Baker Hughes Incorporated, an international oil field service and equipment company, for more than six years.

  John G. Poole became a Director of the Company on April 19, 1996. Mr. Poole was a co-founder of SPI with Mr. Bradley in 1982 and has served as SPI's Vice President since that time. Mr. Poole has been a Director of Chatwins since 1988, and is also a director of DBI, CPS and Sanitas, Inc.

DIRECTOR COMPENSATION

  Directors not otherwise compensated by the Company receive annual retainers of $18,000 for service on the Board and $500 for each Board or Committee meeting attended. Compensation paid to non-employee directors during 1997 for service in all Board capacities aggregated $104,000. Directors are reimbursed for the actual cost of any travel expenses incurred. Additionally, if the New Option Plan is approved by the stockholders of the Company at the Special Meeting, non-employee directors of the Company will be eligible for awards thereunder. On February 12, 1998 the Board of Directors resolved to grant, subject to approval of the New Option Plan at the Special Meeting, options to purchase 15,000 shares of Common Stock to each of Mr. Amonett, Mr. Cassidy, Mr. Clerihue, Mr. Myers and Mr. Poole.

  In the event that the Merger is consummated Mr. Poole will be compensated as an officer of the Company and will no longer be compensated as a non-employee director of the Company (See "Management Information").

BOARD AND COMMITTEE ACTIVITY; STRUCTURE AND COMPENSATION

  During 1997, the Board convened on six regularly or specially scheduled occasions. The Compensation Committee of the Board held one meeting in 1997 and the Audit Committee held two meetings. Each of the present directors of the Company attended all of the meetings of the Board and of each committee on which he served during his respective tenure in 1997, except that Mr. Bradley and Mr. Cassidy were each absent at one (different) Board meeting.

  The Company's operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions may be discharged by one or more standing committees of the Board. The Compensation Committee, which is comprised of Messrs. Amonett, Cassidy (Chairman) and Clerihue, is responsible for the formulation and adoption of all executive compensation, benefit and insurance programs, subject to full Board approval where legally required or in those instances where the underlying benefit philosophy might be at variance with preexisting Board policies. The Compensation Committee also supervises the administration of all executive compensation and benefit programs, including the establishment of any specific criteria against which all annual performance based benefits are to be measured. The Audit Committee, comprised of Messrs. Amonett, Clerihue and Myers (Chairman), assists the Board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The Audit Committee reviews with the Company's independent auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter which the Committee or the auditors may wish to discuss. In addition, the Audit Committee would recommend the appointment of new independent auditors to the Board of Directors if future circumstances were to indicate that such action was desirable. The Board of Directors does not maintain executive or nominating committees. Stockholders who may wish to suggest individuals for possible future consideration for Board positions should direct recommendations to the Board of Directors at the Company's principal offices.

  The Company's Board of Directors will maintain the same committees immediately following the Merger as are currently established by the Company's Board of Directors, and the members of various committees of the Company's Board of Directors immediately prior to the Merger will remain the members of the committees immediately following the Merger.

COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 1997:

    The Board of Directors pursues a philosophy of seeking to improve the Company's performance and to maximize stockholder value by, among other things, relating executive compensation and stock-based benefits to the Company's performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus, and stock option and other benefit plans.

    Base compensation for senior executives is intended to be competitive with that paid in comparably situated companies, but with a reasonable degree of financial security and flexibility afforded to those individuals who are regarded by the Board of Directors as acceptably discharging the levels and types of responsibility implicit in the various senior executive positions. While the committee's principal concern is with establishing compensation programs and setting executive compensation at levels which are somewhat reflective of those prevailing in the molded plastics industry for similar executive positions, no comparability studies were conducted for executive salaries to be paid in 1997.

    Under the supervision of the Compensation Committee, annual bonuses reflect a policy of requiring a specified level of Company performance for the year before any bonuses are earned by senior executives, with bonuses for achieving higher levels of performance directly related to the level achieved. In setting performance criteria, the Committee will consider the total compensation payable or potentially available to the chief executive and other executives officers. While the development of any business necessarily involves numerous factors, the board's primary emphasis will be on encouraging management to increase the Company's net assets and cash flow, and in certain instances, rationalization of certain Company businesses or assets. The $51,000 award from the Company's ORC subsidiary to Mr. Harrington in 1997 was based upon his attainment of specific earnings objectives as set forth in his employment agreement. The $75,000 bonus awarded to Mr. Evans was at the discretion of the Board, based upon his performance in managing the acquisitions, divestitures, financial and administrative activities of the Company.

    The Board of Directors is of the view that properly designed and administered long-term, stock-based incentives for senior executives closely align the executives' economic interests with those of stockholders and provide a direct and continuing focus upon the goal of constantly striving to maximize stockholder value. The compensation committee intends, with any necessary concurrence of the Board of Directors, to continue to consider alternate forms of stock-based incentives with a view to achieving the maximum possible performance based benefit to all senior executives at the least possible cost and the greatest attainable economic efficiency to the Company, with such benefits designed as nearly as practicable to directly align the economic interests of professional managers with those of the Company's stockholders.

    Pursuant to applicable rules of the Securities and Exchange Commission, as of June 22, 1998 members of the compensation committee are deemed to own beneficially an aggregate of 54,000 shares, or 1.4%, of the Company's outstanding Common Stock. See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management".

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  See "--Thomas N. Amonett above"

  See "--Thomas L. Cassidy" above, "Ownership Information--Security Ownership of Certain Beneficial Owners and Management", and "Certain Relationships and Related Transactions--Chatwins Group, Inc. and Affiliates" for a discussion of Mr. Cassidy's relationship to Chatwins and Mr. Cassidy's and Chatwins' relationship to the Company.

                                          THE COMPENSATION COMMITTEE
                                          Thomas L. Cassidy, Chairman
                                          Thomas N. Amonett
                                          W.R. Clerihue

                       PROPOSAL II. THE NEW OPTION PLAN

  On June 1, 1998 the Company's Board of Directors unanimously adopted the 1998 Stock Option Plan of Reunion Industries, Inc. (the "New Option Plan"). The stockholders are asked to approve the adoption of the New Option Plan at the Special Meeting. In general, the New Option Plan provides additional incentives to selected key employees, non-employee directors and consultants of the Company. The purpose of the New Option Plan is to further the long-term stability and financial success of the Company by retaining key employees, directors and consultants who are able to contribute to the financial success of the Company. Moreover, the Board of Directors believes that offering the key employees, directors and consultants of the Company the opportunity to become owners of capital stock of the Company will help to align further their interests with those of the Company's stockholders generally. As of June 1, 1998, there were a combined 118,250 additional shares of Common Stock available for the grant of options under two plans adopted by predecessors to the Company, the Buttes Gas & Oil Co. 1992 Nonqualified Stock Option Plan (the "1992 Plan") and the Reunion Resources Company 1993 Incentive Stock Plan (the "1993 Plan"). The 1992 Plan and the 1993 Plan will remain in effect regardless of whether the New Option Plan is adopted at the Special Meeting. The affirmative vote of the holders of a majority of the shares of the Company's Common Stock entitled to vote thereon will be required for approval of the New Option Plan.

  Management believes that all of the shares of Common Stock to be voted by directors, executive officers and Chatwins, aggregating 1,578,675 shares as of June 25, 1998, or approximately 40.9% of the issued and outstanding Common Stock (see "Ownership Information--Security Ownership of Certain Beneficial Owners and Management"), will be voted in favor of the adoption of the New Option Plan.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL
                            OF THE NEW OPTION PLAN.

DESCRIPTION OF NEW OPTION PLAN

  The following is a description of the material provisions of the New Option Plan. A copy of the proposed New Option Plan is set forth in ANNEX B to this Proxy Statement/Prospectus. The summary which follows is not intended to be complete and reference should be made to the New Option Plan for a complete statement of its terms and provisions.

  The principal purposes of the New Option Plan are to provide incentives for independent directors, key employees and consultants of the Company and its subsidiaries through granting of options, thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ.

  Under the New Option Plan, not more than 600,000 shares of Common Stock (or their equivalent in other equity securities) are authorized for issuance upon exercise of options. The shares available under the New Option Plan upon exercise of stock options may be either previously unissued shares or treasury shares, and may be equity securities of the Company other than Common Stock. The New Option Plan provides for appropriate adjustments in the number and kind of shares subject to the New Option Plan and to outstanding grants thereunder in the event of a distribution, stock dividend or certain other types of recapitalizations, including restructuring.

  If any portion of a stock option terminates or lapses unexercised, or is canceled upon grant of a new option (which may be a higher or lower exercise price than the option so canceled), the shares which were subject to the unexercised portion of such option will continue to be available for issuance under the New Option Plan.

ADMINISTRATION

  The New Option Plan is administered by the Compensation Committee or other committee of the Board (referred to herein as the "Committee"), consisting of at least two directors who are both "non-employee directors" (as defined by Section 16b-3 of the Exchange Act) and "outside directors" (as defined in Section 162(m)(4) of the Code). However, most decisions regarding non-employee directors under the New Option Plan will be made by the Board of Directors. The Committee (or the Board of Directors in the case of non-employee directors) is authorized to select from among the eligible employees, directors and consultants the individuals to whom options are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, consistent with the New Option Plan. The Committee is also authorized to adopt, amend and rescind rules relating to the administration of the New Option Plan.

PAYMENT FOR SHARES

  The exercise or purchase price for all options to acquire shares of the Company's Common Stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may, with the approval of the Committee, be paid in whole or in part in Common Stock of the Company owned by the Optionee (or issuable upon exercise of the option) and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares so to be purchased. The Committee may also provide, in the terms of an option or other right, that the purchase price may be payable within thirty days after the date of exercise. The Committee may also authorize other lawful consideration to be applied to the exercise or purchase price of an award.

AMENDMENT AND TERMINATION

  Amendments of the New Option Plan to increase the number of shares as to which options may be granted in the aggregate or to any individual (except for adjustments) require the approval of the Company's stockholders. In all other respects the New Option Plan can be amended, modified, suspended or terminated by the Board or the Committee, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. Amendments of the New Option Plan will not, without the consent of the participant, affect such person's rights under an award previously granted, unless the award itself otherwise expressly so provides. No termination date is specified for the New Option Plan.

ELIGIBILITY

  Options under the New Option Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries determined by the Committee to be key employees. Such awards also may be granted to consultants of the Company selected by the Committee and non-employee directors selected by the Board of Directors for participation in the New Option Plan. Approximately 25 officers and other employees will be eligible to participate in the New Option Plan following the Merger. More than one option may be granted to a key employee, non-employee director or consultant.

AWARDS UNDER THE NEW OPTION PLAN

  The New Option Plan provides that the Committee may grant stock options. Each grant will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

  Nonqualified stock options ("NQSOs") will provide for the right to purchase Common Stock at a specified price which may not be less than 85% of the fair market value on the date of grant and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date. NQSOs may be granted for any term specified by the Committee.

  Incentive stock options, if granted, will be designed to comply with the provisions of the Code and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of fair market value of Common Stock on the grant date and a ten year restriction on their term. Incentive stock options may be granted only to employees.

MISCELLANEOUS PROVISIONS OF THE NEW OPTION PLAN

  Options granted under the New Option Plan may provide for their termination upon dissolution or liquidation of the Company, the merger or consolidation of the Company into another corporation, or the acquisition by another corporation of all or substantially all of the Company's assets; but in such event the Committee may also give Optionees the right to exercise their outstanding options or rights in full during some period prior to such event, even though the options have not yet become fully exercisable. Options granted under the New Option Plan may provide that in the event of a corporate transaction (as defined in the option agreement) in the discretion of the Committee (or the Board in the case of option granted to non-employee directors), all previously unexercisable options may become immediately exercisable unless such options, or portions thereof, are determined by the Committee to constitute, when exercised, "excess parachute payments" (as defined in Section 280G of the Code). If any option does not contain such limitation, and its exercisability is accelerated upon a change in control, it is possible that an Optionee may be liable for an excise tax on the amount attributable to such acceleration (and any other payments made in connection with such change in control). If the Merger and the New Option Plan are approved by the stockholders at the Special Meeting, the New Option Plan shall be deemed to become effective immediately following the Effective Time of the Merger.

  The New Option Plan specifies that the Company may make loans to New Option Plan participants to enable them to exercise options granted under the New Option Plan. The terms and conditions of such loans, if any are made, are to be set by the Committee.

  The dates on which options under the New Option Plan first become exercisable and on which they expire will be set forth in individual stock option agreements setting forth the terms of the awards. Such agreements generally will provide that options expire upon termination of the Optionee's status as an employee, consultant or director, although the Committee may provide that such options continue to be exercisable following a termination without cause, or following a corporate transaction, or because of the Optionee's retirement, death, disability or otherwise. The period during which the right to exercise an Option vests in the Optionee shall be set by the Committee. However, unless the Committee states otherwise no option will be exercisable by an Optionee subject to Section 16 of the Exchange Act within the period ending six months and one day after the date the Option is granted. The grant and exercise of all options under the New Option Plan shall in all respects be subject to the Transfer Restrictions.

  No option to acquire Common Stock granted under the New Option Plan may be assigned or transferred by the Optionee, except by will or the laws of intestate succession, although the shares underlying such rights may be transferred if all applicable restrictions, including the Transfer Restrictions, have lapsed or are otherwise inapplicable. During the lifetime of the holder of any option, subject to the Transfer Restrictions the option may be exercised only by the holder.

  The Company requires participants to discharge withholding tax obligations in connection with the exercise of any option granted under the New Option Plan as a condition to the issuance or delivery of stock or payment of other compensation pursuant thereto. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of options, subject to the discretion of the Committee to disapprove such use. In addition, the Committee may grant to employees a cash bonus in the amount of any tax related to awards.

FEDERAL INCOME TAX CONSEQUENCES

  The income tax consequences of the New Option Plan under current federal law are summarized below. The discussion is intended to provide only general information. State and local income tax consequences are not discussed.

 Non-Qualified Stock Options.

  Holders of non-qualified stock options will not realize income for federal income tax purposes as a result of the grant of the option, but normally will realize compensation income upon exercise of the non-qualified stock option to the extent that the fair market value of the shares on the date of exercise of the option exceeds the aggregate option exercise price paid. The Company (or the corporation that is the employer of the Optionee) is entitled to a deduction in the same amount at the time of exercise of the option, provided that the Company (or the corporation that is the employer of the Optionee) reports on a timely basis the taxes on the ordinary income realized by an Optionee upon the exercise of a non-qualified stock option.

  Optionees who are subject to the short-swing profits restrictions of Section 16(b) of the Exchange Act ("Insiders") may be affected by Section 83(c) of the Code. Section 83(c) provides generally that, unless the Insider otherwise elects, so long as the sale of securities at a profit could subject an Insider to suit under Section 16(b), the imposition and calculation of the tax on any compensation income realized will be deferred until the six-month Section 16(b) period expires. Amendments to the rules under Section 16 of the Exchange Act, effective May 1, 1991, provide that option exercises will not constitute "purchases" for Section 16(b) purposes. As a result, Section 83(c) will no longer apply to option exercises (provided the option has been held for six months or more) and Insiders will be taxed on the difference between the option exercise price and the fair market value of the stock at the date of exercise.

  Pursuant to the New Option Plan, a holder of non-qualified stock options may exercise such options through delivery of shares of the Company's Common Stock already held by such holder. The tax consequences resulting from the exercise of non-qualified stock options through the delivery of already-owned shares are not completely certain. The Internal Revenue Service in a published ruling has taken the position that the tax consequences of exercising options with shares of the Company's Common Stock must be determined separately for the number of shares received upon exercise equal to the number of shares surrendered (as a tax-free exchange of stock for stock) and the remaining shares received upon exercise (as compensation income). Specifically, to the extent the number of shares of the Company's Common Stock acquired upon exercise of the options equals the number of shares of Common Stock delivered, the Optionee will not recognize gain and the Optionee's basis in the Common Stock acquired upon such exercise will equal the Optionee's basis in the surrendered shares of the Common Stock. Any additional shares of the Common Stock acquired upon such exercise will result in compensation income to the Optionee in an amount equal to their then fair market value and, accordingly, the basis in such additional shares of the Common Stock will be their fair market value.

  Also, a holder exercising a non-qualified stock option may elect to pay for the shares of stock purchased upon exercise and all applicable withholding taxes by having a portion of the shares of stock purchased upon exercise sold by the holder's broker and the proceeds of the sale paid to the Company. The holder will realize additional gain or loss on the sale of the shares of stock by the holder's broker based on the difference between the fair market value of the shares of stock on the exercise date and the sale price.

 Incentive Stock Options.

  Holders of incentive stock options will not realize income for federal income tax purposes upon either the grant of the option or its exercise. However, the amount by which the fair market value of the shares purchased upon exercise of the option exceeds the option price will be an "item of adjustment" for purposes of alternative minimum tax. Upon the sale or other taxable disposition of the shares purchased upon exercise of the option, capital gain will normally be recognized in the full amount of the difference between the amount realized and the option exercise price if no disposition of the shares has taken place within either (i) two years from the date of grant of the option or (ii) one year from the date of transfer of the shares to the Optionee upon exercise. If the shares are sold or otherwise disposed of before the end of such one-year or two-year periods, the difference between the option price and the fair market value of the shares on the date on which the option is exercised will be taxed as ordinary income; the balance of the gain, if any, will be taxed as capital gain. If there is a disposition of the shares before the expiration of such one-year or two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the Optionee's ordinary income is limited to the amount realized less the option exercise price paid. The Company (or other employer corporation) will be entitled to a tax deduction in regard to an incentive stock option only to the extent the Optionee has ordinary income upon sale or other disposition of the shares received upon exercise of the option.

  As with non-qualified stock options, a holder of incentive stock options may exercise such options through delivery of shares of the Company's Common Stock already held by such holder. Although the analysis in this paragraph is under study by the Internal Revenue Service, pursuant to Proposed Treasury Regulation Section 1.422A-2, the tax consequences of exercising incentive stock options with shares of the Company's Common Stock must be analyzed separately for the number of shares received upon exercise equal to the number of shares surrendered (as a tax-free exchange of stock for stock) and the remaining shares received upon exercise (as an incentive stock option transaction). Specifically, the Optionee's basis in the Company's Common Stock acquired upon such exercise, to the extent of the number of shares delivered, is equal to his or her basis in the surrendered shares. The Optionee's basis in any additional shares of Common Stock acquired upon such exercise is zero. If an Optionee delivers Common Stock acquired by the exercise of incentive stock options to acquire other Common Stock in connection with the exercise of incentive stock options, such Optionee will recognize compensation income on the transaction if the delivered Common Stock has not been held for the required one-year or two-year holding period. In addition, any sale or other disposition of Common Stock acquired by exercising the incentive stock options through delivery of the Company's Common Stock, within the one-year or two-year period, will be viewed first as a disposition of Common Stock with the zero basis.

  A holder exercising an incentive stock option may elect to pay for the shares of stock purchased upon exercise by having a portion of the shares of stock purchased upon exercise sold by the holder's broker and the proceeds of the sale paid to the Company. The sale of the shares of stock by the holder's broker will be a disposition of the shares before the end of the one-year or two-year holding period. As a result, the difference between the option price of the shares of stock sold by the broker and the fair market value of the shares of stock, determined on the date on which the option is exercised, will be taxed as ordinary income; the balance of any gain will be taxed as capital gain. If the amount realized on the sale of the stock sold by the broker is less than the fair market value of the shares on the date of exercise, the holder's ordinary income is limited to the amount realized less the option exercise price paid. The Company (or other employer corporation) will be entitled to a tax deduction to the extent the holder has ordinary income upon the sale of the shares of stock sold by the holder's broker.

 Section 162(m) Limitation

  In general, under Section 162(m) of the Code, compensation expense deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. However, under Code Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders.

  The Company has attempted to structure the New Option Plan in such a manner that, subject to obtaining stockholder approval of the New Option Plan, the remuneration attributable to such plan which meets the other requirements of Code Section 162(m) will not be subject to the $1,000,000 limitation. The Company has not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.

OUTSTANDING OPTION GRANTS UNDER THE NEW OPTION PLAN

  On February 12, 1998 the Board of Directors of the Company resolved to grant 15,000 options to each of the Company's four non-employee directors (Mr. Amonett, Mr. Cassidy, Mr. Myers, Mr. Clerihue) and to Mr. Poole. These options will be granted under the New Option Plan and, accordingly, are subject to the approval of the adoption of the New Option Plan by the stockholders at the Special Meeting. On May 19, 1998 the Board of Directors of the Company granted ISOs to purchase 75,000 shares of Common Stock to Mr. Bradley. This grant was made under the 1993 Plan and will not be affected by the adoption of the New Option Plan.

                           PROPOSAL III. THE MERGER

  At the Special Meeting, the Company's stockholders will be asked to approve the Merger Agreement, pursuant to which Chatwins will be merged with and into the Company, with the Company being the surviving corporation. The Merger Agreement has been unanimously approved by each of the Company's and Chatwins' Board of Directors and by the stockholders of Chatwins and is included as ANNEX A to this Proxy Statement/Prospectus.

  The Merger Agreement must be approved by the holders of a majority of the shares of Common Stock entitled to vote on such a proposal. Management believes that all of the shares of Common Stock to be voted by directors, executive officers and Chatwins, aggregating 1,578,675 shares as of June 25, 1998, or approximately 40.9% of the issued and outstanding Common Stock (see "Ownership Information--Security Ownership of Certain Beneficial Owners and Management"), will be voted in favor of the Merger.

                       THE COMPANY'S BOARD OF DIRECTORS
                RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER

BACKGROUND OF THE MERGER

  Over the past several years, the Company has been engaged in a process of repositioning its strategic direction from its oil and gas operations to manufacturing operations, the first step of which was the acquisition of Oneida, Rostone, QMP and DPL. While these operations are profitable and generate cash flow for the Company, the Company's financial arrangements, particularly ORC's credit facility with Congress, restrict the Company's ability to take advantage of this cash flow. The Company also has sizable net operating losses (NOLs) from its reorganization and its oil and gas operations (See the Company's 10-K, "Item 1: Business" delivered herewith and incorporated by reference herein).

  In June 1995, Chatwins acquired approximately 38% of the Company's Common Stock in the Chatwins Acquisition, and through other arrangements came to hold voting control over approximately a further 8% of the Company's Common Stock, which other arrangements have since expired. Because an Ownership Change, the acquisition of 50% or more of the Company's Common Stock in a three year period by 5% stockholders, might have had the effect of limiting the Company's ability to utilize its NOLs, thereby adversely affecting the Company, the Company took steps, including adoption of the Transfer Restrictions, to prevent any person or group of persons from becoming a 5% stockholder or any increase by any existing person or group of persons that would have had such an effect. Absent extension, the Transfer Restrictions would expire in April 1999.

  At the inception of its investment in the Company, Chatwins declared its intention to strongly influence the management and affairs of the Company and that it might consider a merger of itself into the Company after three years had passed if the Transfer Restrictions would then permit it.


  In May 1997, the Board of Directors began to explore whether the expiration in June of 1998 of the three year period following the Chatwins Acquisition afforded an opportunity for the Company to effect a series of transactions that would strengthen its financial condition, allow a refinancing of its existing indebtedness and broaden its strategic focus, without jeopardizing the Company's ability to use its NOLs. A principal focus of this exploration was a possible combination of Chatwins and the Company. Such a combination, if consummated, would allow the Company to take advantage of the greater size and financial resources of Chatwins, permit a refinancing, give the Company the benefits of diversification into other industries and simplify its capital structure without jeopardizing its ability to utilize its NOLs.

  In June 1997 the Company hired Legg Mason to serve as a financial advisor in connection with the Company's consideration of a merger with Chatwins. In November 1997, Legg Mason reported to the Board on its initial valuations of the Company and Chatwins. The Board judged these relative valuations to be in ranges that made it feasible to consider a tax free transaction in which the Company and Chatwins would merge, with the Company being the surviving company. The Board authorized management to begin preparing a proposal for such a transaction.

  Thereafter management began preparing such a proposal. On May 19, 1998 the Board met to consider the proposal. It heard presentations from management, an updated analysis from Legg Mason and presentations from

Chatwins regarding terms of the transaction. In particular, Chatwins believed it was reasonable for its stockholders to receive an aggregate of 10,052,434 shares in connection with the Merger. Legg Mason advised that its analysis generally supported the issuance to Chatwins stockholders of up to 9.0 million shares of Common Stock, without considering a possible King-Way Acquisition (see "--King-Way Acquisition"). Chatwins then reported on its discussions with respect to the possible acquisition of King-Way, and its expectation that the King-Way Acquisition would increase the value of Chatwins (See "--King-Way Acquisition"). Because certain of the directors of the Company are also directors of Chatwins, Messrs. Amonett, Cassidy, Clerihue and Myers, the directors who did not also serve on the Chatwins Board, met separately with management, with Legg Mason and the Company's counsel, and Chatwins to develop the proposal. These directors then reported to the full Board that they believed it was appropriate to issue 9.0 million shares of the Company's Common Stock if Chatwins concluded the King-Way Acquisition prior to the Merger for an amount not in excess of the King-Way Price. The full Board adopted this recommendation, subject to receiving an opinion from Legg Mason that the payment of such consideration by the Company was fair from a financial point of view to the Company's stockholders other than Chatwins and subject to the negotiation of a definitive merger agreement.

  Following this meeting, counsel to Chatwins advised that, based on its review of the terms of Chatwins' credit facilities, it did not believe that Chatwins could agree definitively to an acquisition of King-Way prior to accomplishing the Refinancing, and thus the acquisition of King-Way could not be assured. Representatives of Chatwins and the Company then discussed setting alternative terms of the Merger, and agreed to bring to their respective boards a proposal that contemplated the issuance of 9.0 million shares of the Company's Common Stock to Chatwins stockholders, assuming that Chatwins consummated, or had the unconditional right to consummate the contemplated King-Way Acquisition at or prior to the Effective Time for an amount not in excess of the King-Way Price, or 8.5 million shares if the contemplated acquisition of King-Way was neither accomplished nor subject to such an unconditional right at or prior to the Effective Time.

  The Company's Board of Directors met by telephone on June 1, 1998 to consider the revised proposal and a definitive Merger Agreement detailing it. The Board heard further presentations from Legg Mason with respect to the proposed transactions. Messrs. Amonett, Cassidy, Clerihue and Myers discussed the transaction and, voting separately, unanimously resolved that the Merger Agreement and the transactions contemplated thereby were in the best interests of the stockholders of the Company and approved the Merger Agreement and the transactions contemplated thereby, subject to the receipt of a definitive opinion from Legg Mason to the effect that the consideration to be paid by the Company in the Merger was fair to the stockholders of the Company other than Chatwins from a financial point of view. A committee of Messrs. Amonett, Cassidy, Clerihue and Myers was appointed to receive and evaluate the definitive opinion of Legg Mason. The full Board then considered the proposal, and after further discussion and upon further consideration of the factors considered below, concluded that the Merger Agreement and the transactions contemplated thereby were in the best interests of the stockholders of the Company and approved the Merger Agreement and the transactions contemplated thereby, subject to receipt of such opinion.

  On June 3, 1998, the committee consisting of Messrs. Amonett, Cassidy, Clerihue and Myers met to receive the definitive Legg Mason opinion. Voting unanimously, such directors concluded that the definitive opinion was satisfactory to support the determinations of the Board of Directors. At the same time, because of the small Chatwins equity interest held by Mr. Cassidy (see "Risk Factors--Possible Conflicts of Interest" and "Proposal III. The Merger--Interests of Certain Persons"), Messrs. Amonett, Clerihue and Myers voted separately to confirm the earlier conclusions reached on May 19, June 1, 1998 and earlier that day when Mr. Cassidy was present.

  The Company and Chatwins executed the Merger Agreement on June 3, 1998. The respective Boards of Directors of Chatwins and the Company subsequently authorized the amendment of the Merger Agreement on June 25, 1998 pursuant to Amendment No. 1 to provide that the Chatwins Preferred will be converted at the Effective Time into Reunion Preferred rather than notes of Reunion. This change was made to reduce the amount of debt on the Company's post merger balance sheet to improve its ability to remain in compliance with the financial covenants of the New Facilities. See "--Refinancing". On June 25, 1998 Legg Mason issued to the Company's Board of Directors a letter stating that its opinion contained in the Original Fairness Opinion is not changed by virtue of the amendments to the Original Merger Agreement effected by Amendment No. 1. A full and complete copy of Legg Mason's June 25, 1998 opinion letter is attached to this Proxy Statement/Prospectus as part of ANNEX C.

REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION

  In reaching its decision to approve the Merger Agreement, as well as the transactions contemplated thereby, and to recommend that the Company's stockholders approve and adopt the Merger Agreement, the Board of Directors considered a number of factors including, among others: (i) the percentage of the combined company that would be owned by stockholders of the Company other than Chatwins; (ii) the accretive nature of the Merger, assuming each company achieved its projected results, as contrasted with the results that might be achieved through the continued implementation of the Company's business plan, other possible acquisitions or other business combinations; (iii) the recommendation of the proposed Merger by the management of the Company; (iv) the presentations made by Legg Mason at the meetings of the Board of Directors held on November 5, 1997, May 19 and June 1, 1998 and in its June 3, 1998 opinion that the consideration to be paid by the Company in the Merger was fair to the Company and the stockholders of the Company other than Chatwins from a financial point of view (See "--Opinion of the Company's Financial Advisor); (v) the difficulty the Company would have in obtaining additional financing in the absence of the Merger; (vi) the terms and conditions of the Merger Agreement, including the number of shares to be issued to Chatwins stockholders, the parties' representations, warranties and covenants and the conditions to their respective obligations; (vii) the relative financial condition and earnings histories of Chatwins and the Company; (viii) the expiration dates of the Company's NOLs, the small likelihood that the Company's stand alone earnings would utilize them fully prior to their expiration, the effect of the Merger on such expiration dates and the fact that the consummation of the Merger would require the extension of the Transfer Restrictions in order to better assure that the Company would be able to continue to utilize its NOLs; (ix) the historical market prices of the Company's Common Stock; and (x) the fact that the Merger would not be a taxable transaction to the stockholders of the Company.

  Following consideration of the information and factors described above (including reliance on the opinion of Legg Mason that the consideration to be paid by the Company in the Merger was fair to the Company and to the stockholders of the Company other than Chatwins from a financial point of view), the Company's Board of Directors concluded that the Merger was in the best interests of the Company and its stockholders. In reaching this conclusion, the Company's Board of Directors did not assign relative or specific weights to the above information and factors or determine that any particular information or factor was of unique importance. Instead, the Company's Board of Directors based its recommendation upon the totality of the information and factors presented to it or otherwise known to its members.

  FOR THE REASONS DESCRIBED ABOVE, AND TAKING INTO CONSIDERATION THE INFORMATION AND FACTORS SET FORTH ABOVE, THE COMPANY'S BOARD OF DIRECTORS, BY THE UNANIMOUS VOTE OF ALL DIRECTORS, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

  At the June 1, 1998 meeting of the Board of Directors of the Company, Legg Mason delivered its oral opinion to the Company's Board, which opinion was subsequently confirmed by the Original Fairness Opinion on June 3, 1998 that, as of May 27, 1998, the amount of consideration to be paid by the Company under the terms of the Original Merger Agreement is fair to the Company and its stockholders, other than Chatwins, from a financial point of view. Following the execution of Amendment No. 1, on June 25, 1998 Legg Mason issued to the

Company's Board of Directors a letter stating that its opinion contained in the Original Fairness Opinion is not changed by virtue of the amendments to the Original Merger Agreement effected by Amendment No. 1. There is no current intention to further update the Fairness Opinion. The full text of the Fairness Opinion, which sets forth the assumptions made, matters considered, scope and limitations of the review undertaken and procedures followed by Legg Mason in rendering its opinion, is attached to this Proxy Statement/Prospectus as ANNEX C and Legg Mason has consented to its attachment hereto. The Company's stockholders are urged to read the opinion carefully and in its entirety. The Fairness Opinion is directed only to the fairness from a financial point of view to the Company and its stockholders, other than Chatwins, of the consideration to be paid by the Company in the Merger and does not constitute a recommendation to any of the Company's stockholders as to how such stockholders should vote at the Meeting.

  In arriving at its opinion, Legg Mason has, among other things: (i) reviewed the Merger Agreement; (ii) reviewed certain publicly available audited and unaudited financial statements of the Company and Chatwins and certain other publicly available information of the Company and Chatwins; (iii) reviewed certain internal information, primarily financial in nature, concerning the Company and Chatwins, prepared by their respective managements; (iv) discussed the past and current operations and financial condition and prospects of the Company with the senior management of the Company; (v) discussed the past and current operations and financial condition and prospects of Chatwins with the senior management of Chatwins; (vi) reviewed forecast financial statements of the Company prepared and furnished by the senior management of the Company;
(vii) reviewed forecast financial statements of Chatwins prepared and furnished by the senior management of Chatwins; (viii) held meetings and discussions with certain officers and employees of the Company and Chatwins, concerning the operations, financial condition and future prospects of the combined company; (ix) reviewed certain publicly available financial and stock market data relating to selected public companies that Legg Mason considered relevant to their inquiry; (x) considered the pro forma financial effects of the Merger on the Company; and, (xi) conducted such other financial studies, analyses and investigations and considered such other information as Legg Mason deemed necessary or appropriate.

  In connection with its review, Legg Mason assumed and relied upon the accuracy and completeness of all financial and other information supplied to it by the managements of the Company and Chatwins and all publicly available information, and did not independently verify such information. Legg Mason also relied upon the managements of the Company and Chatwins, as to the reasonableness and achievability of the financial projections (and the assumptions and bases therein) provided to Legg Mason for the Company and Chatwins, respectively, and assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of each respective entity, including, without limitation, the tax benefits available to the combined company. In arriving at the Fairness Opinion, Legg Mason relied upon the financial data for 1998, 1999, 2000, 2001 and 2002 presented to the Company's Board at the June 1, 1998 meeting, which data were the latest available projections for the Company, Chatwins and the combined company provided to Legg Mason by the managements of the Company and Chatwins as of the date of the Fairness Opinion. Neither the Company nor Chatwins customarily discloses internal management projections of the type provided to Legg Mason in connection with Legg Mason's review of the Merger. Such projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

  Legg Mason was not requested to make, and did not make, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of either the Company or Chatwins and was not furnished with any such appraisal or evaluation.

  The Fairness Opinion is necessarily based on stock prices and economic and other conditions and circumstances as existed or were in effect on, and the information made available to it as of, the date it delivered its oral opinion. Legg Mason expressed no opinion as to what the value of the Company's Common Stock actually will be when issued to Chatwins pursuant to the Merger Agreement or as to the price or trading range at which the Company's Common Stock may trade following the Merger.

  In connection with rendering its opinion, Legg Mason performed a variety of financial analyses. While all of the material analyses performed are summarized below, the summary does not purport to be a complete description of the analyses performed and factors considered by Legg Mason in arriving at its opinion. Legg Mason believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create a misleading view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Legg Mason was not authorized to solicit, and did not solicit, indications of interest from any third party with respect to an acquisition of the Company, its assets, or any part thereof. In this regard, Legg Mason was advised by the Company's senior management that since the first public announcement of the prospective Merger, no person contacted the Company's senior management or the Company's Board regarding any potential alternative transaction to the prospective Merger. Legg Mason assumed that the Merger and related transactions described elsewhere in this Proxy Statement/Prospectus will be consummated according to the terms and conditions described in the forms of the agreements reviewed by Legg Mason, without any waiver of material terms or conditions by the Company or Chatwins, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger would not have an adverse effect on the Combined Company.

  The following is a summary of the principal financial and valuation analyses performed by Legg Mason in connection with the preparation of the Fairness Opinion. These analyses were presented to the Company's Board at its meeting on June 1, 1998 and were based on stock price information through the close of the market on May 27, 1998.

  Both the Company and Chatwins were valued utilizing the analyses described below.

 The Company.

  Although the Company is publicly traded, it has severe restrictions on the sale of its stock. These restrictions, combined with a small float (i.e., the number of shares held by shareholders other than Chatwins and the Company's management) result in a relatively illiquid market in the Company's shares. Therefore, the trading price of the Company's shares in the public market was not considered to be representative of the Company's underlying value.

  The Company was valued on a fully taxed operating basis utilizing each of the analyses described below. In addition, the Company's NOLs were valued separately at the Company's expected ability to utilize it and was present valued at the Company's weighted average cost of capital ("WACC"). This was calculated using a pricing model known as the Capital Asset Pricing Model and based on general and systemic risk factors reflected by the Company's Comparable Companies (as defined below). The NOLs value was added, post-valuation, to the Company's derived value.

 Chatwins.

  Chatwins was valued on a fully taxed operating basis, including and excluding the King-Way acquisition, utilizing each of the analyses described below. In addition, the value of Chatwins' 37.6% ownership in the Company, was added, post-valuation, to the derived value of Chatwins. The value of the Company was calculated utilizing a methodology consistent with each methodology utilized to value Chatwins.

  NOLs Analysis. Legg Mason applied management's earnings projections to calculate the Company's after tax savings as a result of its NOLs. Each year's saving was discounted back at the Company's WACC, calculated to be 13.3%, to arrive at a present value of the NOLs. This analysis provided an implied present value of the NOLs to the Company of $14.8 million.

                        COMPARABLE COMPANIES ANALYSIS.

  Legg Mason compared the relevant historical, current and projected financial and operating results of both the Company and Chatwins with the operating results of selected publicly traded companies that in Legg Mason's judgment are and would be comparable to the Company and Chatwins ( collectively the "Comparable Companies"). The Comparable Companies were chosen by Legg Mason based on general business, operating and financial characteristics representative of companies in the industries in which the Company and Chatwins do and would operate. No company or business used in the Comparable Companies analysis is identical to the Company or Chatwins. Accordingly, an analysis of the results of the following is not entirely mathematical; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading value of either the Comparable Companies or the company to which they are being compared; therefore, the resulting multiples relied upon for this analysis are subject to interpretation. Legg Mason recognized that each of the Comparable Companies is and would be distinguishable from both the Company and Chatwins in certain respects.

  In performing its analyses, Legg Mason examined both the aggregate equity value of the outstanding common equity (defined as the number of outstanding shares times the current price per share as of May 27, 1998, hereafter the "Equity Value") and the Equity Value plus preferred equity (if any) at liquidation value, minority interests (if any) and total debt net of cash and cash equivalents (the "Enterprise Value") of the Comparable Companies. Using each Comparable Company's Enterprise Value, Legg Mason calculated multiples of, among other things, each Comparable Company's latest twelve month's ("LTM") earnings before interest and taxes ("EBIT"), and LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") (collectively, the "Enterprise Value Multiples"). Using each Comparable Company's Equity Value, and based on published security analysts' estimates, Legg Mason also calculated multiples of, among other things, each company's LTM net income, projected 1998 net income and projected 1999 net income.

  The multiples that Legg Mason applied to the Company and Chatwins are described in detail below.

  Using the foregoing information, Legg Mason derived a range of estimated values per share based upon implied Enterprise Values and Equity Values derived by applying the aforementioned mean Enterprise Value Multiples and Equity Value Multiples of the Comparable Companies to the appropriate financial statistics of the Company and Chatwins. In cases where Legg Mason's analysis indicated that the multiple for a particular Comparable Company was not meaningful (e.g. because of recently depressed financial and operating performance), Legg Mason excluded that multiple and relied upon the mean multiples of the other Comparable Companies. Legg Mason has advised that such exclusions did not affect the reliability of its analysis.

  The Company. In using the Comparable Companies analysis to value the Company on a stand-alone basis, Legg Mason analyzed financial information which included, among other things: (i) operating performance; (ii) growth rates;
(iii) capitalization ratios; (iv) ratios of common stock share prices to 1998 and 1999 estimated earnings per share and book value per share; and (v) ratios of Enterprise Value to LTM EBITDA and EBIT. On an LTM basis, the Company was valued both before ("Actual") and after increasing earnings to remove the estimated effects of the strike at its Rostone facility in 1997 ("Adjusted").

  For the purposes of this analysis, the Comparable Companies selected by Legg Mason for the Company were the following companies that operate in the plastics manufacturing industry: Advanced Technical Products, Inc., Deswell Industries, Inc., Furon Co., Triple S Plastics, Inc. and Worthington Industries, Inc. Legg Mason noted that the mean multiples of Equity Value to LTM, estimated 1998 and projected 1999 net income were 14.1x, 12.7x and 10.2x, respectively. Applying these mean multiples to the Company's Actual LTM, Adjusted LTM, estimated 1998 and projected 1999 net income yielded implied equity values of the Company, excluding the value of its NOLs, of $6.3 million, $15.2 million, $31.7 million and $47.2 million, respectively. Including the value of its NOLs resulted in implied equity values of the Company of $21.0 million, $30.0 million, $46.4 million and $62.0 million, respectively, representing the Company's per share values of $5.45, $7.75, $12.02 and $16.05, respectively. Legg Mason noted that the mean multiples of Enterprise Value to LTM EBIT and LTM

EBITDA were 10.5x and 7.2x, respectively. Applying the mean multiples to the Company's Actual and Adjusted LTM EBIT, and Actual and Adjusted LTM EBITDA yielded implied equity values of the Company, excluding the value of its NOLs, of $13.2 million and $23.8 million, and $28.5 million and $35.7 million, respectively. Including the value of its NOLs resulted in implied equity values of the Company of $28.0 million and $38.5 million, and $43.3 million and $50.5 million, respectively, representing the Company per share values of $7.25 and $9.97, and $11.21 and $13.07, respectively.

  Chatwins. In using the Comparable Companies analysis to value Chatwins on a stand-alone basis, including and excluding the King-Way acquisition, Legg Mason analyzed financial information which included, among other things: (i) operating performance; (ii) growth rates; (iii) capitalization ratios; (iv) ratios of common stock share prices to 1998 and 1999 estimated earnings per share and book value per share; and (v) ratios of Enterprise Value to LTM EBITDA and EBIT.

  For the purposes of this analysis, the Comparable Companies selected by Legg Mason for Chatwins were the following companies that operate in the diversified industrial manufacturing industry: A.M. Castle & Co., Commercial Intertech Corporation, Harnischfeger Industries, Inc., Harsco Corporation, Katy Industries, Inc., Keystone Consolidated Industries, Inc., Owosso Corporation, SIFCO Industries, Inc., Synalloy Corporation, Trinity Industries, Varlen Corporation and Worthington Industries, Inc.

  Legg Mason noted that the mean multiples of Equity Value to LTM, 1998 and 1999 net income were 15.8x, 13.5x and 11.1x, respectively. In addition, Legg Mason noted that the mean multiples of Enterprise Value to LTM EBIT and LTM EBITDA were 10.4x and 7.3x, respectively.

  Chatwins including King-Way. Applying the mean multiples to Chatwins' LTM, 1998 and 1999 estimated earnings yielded implied equity values of Chatwins, excluding the value of its ownership in the Company, of $47.5 million, $56.9 million and $131.5 million, respectively. Including the value of its ownership in the Company (valued at actual LTM earnings for the LTM earnings valuation) resulted in implied equity values of Chatwins of $55.4 million, $74.4 million and $154.8 million, respectively. Including the value of its ownership in the Company (valued at adjusted LTM earnings) resulted in an implied equity value of Chatwins, utilizing the LTM earnings multiple, of $58.7 million. Applying the mean multiples to Chatwins' LTM EBIT and LTM EBITDA yielded implied equity values of Chatwins, excluding the value of its ownership in the Company, of $68.3 million and $51.2 million, respectively. Including the value of its ownership in the Company (valued at actual LTM EBIT and EBITDA) resulted in implied equity values of Chatwins of $78.8 million and $67.4 million, respectively. Including the value of its ownership in the Company (valued at adjusted LTM EBIT and EBITDA) resulted in implied equity values of Chatwins of $82.8 million and $70.1 million, respectively.

  Chatwins excluding King-Way. Applying the mean multiples to Chatwins' LTM, 1998 and 1999 estimated earnings yielded implied equity values of Chatwins, excluding the value of its ownership in the Company, of $30.7 million, $43.7 million and $113.9 million, respectively. Including the value of its ownership in the Company (valued at actual LTM earnings for the LTM earnings valuation) resulted in implied equity values of Chatwins of $38.6 million, $61.2 million and $137.1 million, respectively. Including the value of its ownership in the Company (valued at adjusted LTM earnings) resulted in an implied equity value of Chatwins, utilizing the LTM earnings multiple, of $42.0 million. Applying the mean multiples to Chatwins' LTM EBIT and LTM EBITDA yielded implied equity values of Chatwins, excluding the value of its ownership in the Company, of $54.5 million and $47.1 million, respectively. Including the value of its ownership in the Company (valued at actual LTM EBIT and EBITDA) resulted in implied equity values of Chatwins of $65.0 million and $63.3 million, respectively. Including the value of its ownership in the Company (valued at adjusted LTM EBIT and EBITDA) resulted in implied equity values of Chatwins of $68.9 million and $66.0 million, respectively.

  Relative Valuation. The relative value of each entity was calculated utilizing each of the Comparable Companies' multiples in turn, and including the value of the Company's NOLs and Chatwins' ownership in the Company. These relative valuations were calculated for four scenarios; (i) where the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be zero with Chatwins including

King-Way, (ii) where the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be $5.0 million with Chatwins including King-Way, (iii) where the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be zero with Chatwins excluding King-Way, and (iv) where the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be $5.0 million with Chatwins excluding King-Way.

  When the Company's liability associated with the existing Bargo jury judgment of $5.0 million was assumed to be zero with Chatwins including King-Way, the relative value of Chatwins to the Company using Actual LTM, Adjusted LTM, estimated 1998 and projected 1999 multiples of net income was calculated to be 72%:28%, 66%:34%, 62%:38% and 71%:29%, respectively (shown as
Chatwins%:the Company%). The relative value of Chatwins to the Company using Actual and Adjusted LTM EBIT, and Actual and Adjusted LTM EBITDA multiples was calculated to be 74%:26% and 68%:32%, and 61%:39% and 58%:42%, respectively.

  When the Company's liability associated with the existing Bargo jury judgment of $5.0 million was assumed to be $5.0 million with Chatwins including King-Way, the relative value of Chatwins to the Company using Actual LTM, Adjusted LTM, estimated 1998 and projected 1999 multiples of net income was calculated to be 77%:23%, 69%:31%, 64%:36% and 73%:27%, respectively. The relative value of Chatwins to the Company using Actual and Adjusted LTM EBIT, and Actual and Adjusted LTM EBITDA multiples was calculated to be 77%:23% and 71%:29%, and 63%:37% and 60%:40%, respectively.

  When the Company's liability associated with the existing Bargo jury judgment of $5.0 million was assumed to be zero with Chatwins excluding King-Way, the relative value of Chatwins to the Company using Actual LTM, Adjusted LTM, estimated 1998 and projected 1999 multiples of net income was calculated to be 65%:35%, 58%:42%, 57%:43% and 69%:31%, respectively. The relative value of Chatwins to the Company using Actual and Adjusted LTM EBIT, and Actual and Adjusted LTM EBITDA multiples was calculated to be 70%:30% and 64%:36%, and 59%:41% and 57%:43%, respectively.

  When the Company's liability associated with the existing Bargo jury judgment of $5.0 million was assumed to be $5.0 million with Chatwins excluding King-Way, the relative value of Chatwins to the Company using Actual LTM, Adjusted LTM, estimated 1998 and projected 1999 multiples of net income was calculated to be 70%:30%, 62%:38%, 59%:41% and 70%:30%, respectively. The relative value of Chatwins to the Company using Actual and Adjusted LTM EBIT, and Actual and Adjusted LTM EBITDA multiples was calculated to be 73%:27% and 67%:33%, and 62%:38% and 59%:41%, respectively.

                         DISCOUNTED CASH FLOW ANALYSIS

  Legg Mason reviewed a discounted cash flow analysis of the Company and Chatwins premised upon the assumptions summarized below. The discounted cash flow analysis was based upon the financial and operating information relating to the business, operations and prospects of the Company and Chatwins supplied by the management of the Company and Chatwins and covering the period from calendar year 1998 through the end of the calendar year 2002.

  The Company. Using discount rates ranging from 10.8% to 15.8%, Legg Mason calculated the present value of the projected stream of Net Unleveraged Cash Flow (as defined below) for calendar years 1998 through 2002 and the present cash value of the terminal value (the "Terminal Value") of the Company at December 31, 2002. Legg Mason applied discount rates derived from the Company's implied WACC (using a pricing model known as the Capital Asset Pricing Model and based on general and systemic risk factors reflected by the Comparable Companies) and developed a range of rates which reflected the risk implied by the Company's recent and projected operating performance. "Net Unleveraged Cash Flow," as used in the analysis, is defined, for each period, as projected EBIT, less taxes at an estimated rate of 40.0%, plus projected depreciation and amortization, less projected capital expenditures, plus or minus projected changes in non-cash working capital. The Terminal Value was computed by multiplying the Company's projected EBIT by terminal multiples of 4.0x to 8.0x. Legg

Mason adjusted the calculated present value of the Net Unleveraged Cash Flow and Terminal Value by subtracting the debt on the Company's balance sheet, and adding cash and cash equivalents, to calculate a range of equity values for the Company. Legg Mason believes the ranges of discount rates and terminal multiples were appropriate in view of the Company's current performance, projected performance and Legg Mason's estimate of the Company's weighted average cost of capital of 13.3%.

  Based on the range of discount rates and terminal multiples referred to above, Legg Mason calculated a range of equity values for the Company, excluding the value of its NOL, of $22.9 million to $69.3 million, with the value using its estimated WACC as a discount rate and a 6x EBIT Terminal Value, calculated at $43.9 million. Including the value of its NOL resulted in implied equity values of the Company of $37.7 million, $84.1 million and $58.6 million, respectively.

  Chatwins. Using discount rates ranging from 9.4% to 14.4%, Legg Mason calculated the present value of the projected stream of Net Unleveraged Cash Flow (as defined below) for calendar years 1998 through 2002 and the present cash value of the terminal value (the "Terminal Value") of Chatwins at December 31, 2002. Legg Mason applied discount rates derived from Chatwins' implied WACC (using a pricing model known as the Capital Asset Pricing Model and based on general and systemic risk factors reflected by the Comparable Companies) and developed a range of rates which reflected the additional risk implied by Chatwins' recent and projected operating performance. "Net Unleveraged Cash Flow," as used in the analysis, is defined, for each period, as projected EBIT, less taxes at an estimated rate of 40.0%, plus projected depreciation and amortization, less projected capital expenditures, plus or minus projected changes in non-cash working capital. The Terminal Value was computed by multiplying Chatwins' projected EBIT by terminal multiples of 4.0x to 8.0x. Legg Mason adjusted the calculated present value of the Net Unleveraged Cash Flow and Terminal Value by subtracting the debt on Chatwins' balance sheet, and adding cash and cash equivalents, to calculate a range of equity values for Chatwins. Legg Mason believes the ranges of discount rates and terminal multiples were appropriate in view of Chatwins' current performance, projected performance and Legg Mason's estimate of Chatwins' weighted average cost of capital of 11.9%.

  Based on the range of discount rates and terminal multiples referred to above, Legg Mason calculated a range of equity values for Chatwins including King-Way, excluding the value of its ownership in the Company, of $80.6 million to $256.3 million, with the value using its estimated WACC as a discount rate and a 6x EBIT Terminal Value, calculated at $159.9 million. Including the value of its ownership in the Company resulted in implied equity values of Chatwins of $102.6 million, $278.3 million and $181.9 million, respectively.

  Based on the range of discount rates and terminal multiples referred to above, Legg Mason calculated a range of equity values for Chatwins including King-Way, excluding the value of its ownership in the Company, of $ 62.0 million to $223.4 million, with the value using its estimated WACC as a discount rate and a 6x EBIT Terminal Value, calculated at $134.9 million. Including the value of its ownership in the Company resulted in implied equity values of Chatwins of $84.0 million, $245.4 million and $156.9 million, respectively.

  Relative Valuation. The relative value of each entity was calculated utilizing the Discounted Cash Flow values calculated using each entities' estimated WACC as a discount rate and a 6x EBIT Terminal Value, and including the value of the Company's NOL and Chatwins' ownership in the Company in the Company's and Chatwins' valuations respectively. These relative valuations were calculated for four scenarios; (i) where the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be zero with Chatwins including King-Way, (ii) where the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be $5.0 million with Chatwins including King-Way, (iii) where the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be zero with Chatwins excluding King-Way, and (iv) where the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be $5.0 million with Chatwins excluding King-Way.

  When the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be zero with Chatwins including King-Way, the relative value of Chatwins to the Company was calculated to be 76%:24% (shown as Chatwins%:the Company%).

  When the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be $5.0 million with Chatwins including King-Way, the relative value of Chatwins to the Company was calculated to be 77%:23% (shown as Chatwins%:the Company%).

  When the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be zero with Chatwins excluding King-Way, the relative value of Chatwins to the Company was calculated to be 73%:27% (shown as Chatwins%:the Company%).

  When the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be $5.0 million with Chatwins excluding King-Way, the relative value of Chatwins to the Company was calculated to be 74%:26% (shown as Chatwins%:the Company%).

                           LEVERAGED BUYOUT ANALYSIS

  Legg Mason also reviewed a leveraged buyout analysis of the Company and Chatwins as a means of establishing the value of each company assuming that it was purchased by a financial buyer. A leveraged buyout ("LBO") involves the acquisition or recapitalization of a company financed primarily by incurring debt that is serviced by the post-LBO operating cash flow of the company.

  The Company. Based on this analysis, Legg Mason calculated an equity value for the Company, excluding the value of its NOL, of $26.7 million. Including the value of its NOL resulted in an implied equity value of the Company of $41.5 million.

  Chatwins. Based on this analysis, Legg Mason calculated an equity value for Chatwins including King-Way and excluding the value of its ownership in the Company, of $62.8 million. Chatwins including King-Way and the value of its ownership in the Company resulted in an implied equity value of Chatwins of $78.3 million.

  Chatwins excluding King-Way and excluding the value of its ownership in the Company, of $52.6 million. Chatwins excluding King-Way and the value of its ownership in the Company resulted in an implied equity value of Chatwins of $68.2 million.

  Relative Valuation. The relative value of each entity was calculated utilizing the LBO analysis values calculated above, and including the value of the Company's NOL and Chatwins' ownership in the Company in the Company's and Chatwins' valuations respectively. These relative valuations were calculated for four scenarios; (i) where the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be zero with Chatwins including King-Way, (ii) where the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be $5.0 million with Chatwins including King-Way, (iii) where the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be zero with Chatwins excluding King-Way, and (iv) where the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be $5.0 million with Chatwins excluding King-Way.

  When the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be zero with Chatwins including King-Way, the relative value of Chatwins to the Company was calculated to be 65%:35% (shown as Chatwins%:the Company%).

  When the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be $5.0 million with Chatwins including King-Way, the relative value of Chatwins to the Company was calculated to be 68%:32% (shown as Chatwins%:the Company%).

  When the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be zero with Chatwins excluding King-Way, the relative value of Chatwins to the Company was calculated to be 62%:38% (shown as Chatwins%:the Company%).

  When the Company's liability associated with the existing Bargo jury judgment of $5.0 million is assumed to be $5.0 million with Chatwins excluding King-Way, the relative value of Chatwins to the Company was calculated to be 64%:36% (shown as Chatwins%:the Company%).

                       COMPARABLE TRANSACTIONS ANALYSIS

  Legg Mason also considered an analysis of comparable merger and acquisition transactions as a method of valuing the Company and Chatwins. A comparable merger and acquisition transactions analysis compares certain financial and operating statistics of a company with certain financial and operating statistics of selected similar companies immediately prior to their being acquired (the "Acquired Companies"). In the course of considering this type of analysis, Legg Mason determined that the available universe of similar Acquired Companies was insufficient to provide a reliable measure of the value of either the Company or Chatwins.

                          ASSET LIQUIDATION ANALYSIS

  Legg Mason also considered an asset liquidation analysis as a method of valuing the Company and Chatwins. An asset liquidation assumes that a company is dissolved and its assets sold for cash proceeds equal to estimated fair market values. Legg Mason advised the Company's Board that an asset liquidation tends to yield a lower value than that derived from other analyses because a liquidation does not attribute any value to the operation of the liquidated entity as a going concern. In the course of considering this type of analysis, Legg Mason determined that an asset liquidation analysis would not provide a reliable measure of the value of either the Company or Chatwins, as the liquidation values of the assets of operating companies in general represent only a small portion of such entities' going concern value.

                                 OTHER FACTORS

  In rendering its opinion, Legg Mason considered certain other factors, including a review of the business and operations of and the industries in which the Company or Chatwins operate, a review of the Company's and Chatwins' historical operating results and the financial and operating information with respect to the business, operations and prospects of the Company and Chatwins, a review of the current and historic stock price performance of the Company and other factors it deemed relevant.

  Legg Mason is a nationally recognized investment banking firm which has substantial experience in, among other things, the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, Legg Mason may actively trade in the securities of the Company for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities.

  Pursuant to the terms of an engagement letter, the Company agreed to pay Legg Mason $200,000 for acting as financial advisor in connection with the Company's analysis of the financial terms of the Merger. Of this amount $50,000 was paid upon the engagement of Legg Mason and $150,000 on the presentation of findings to the Company's Board of Directors in November 1997. In addition, the Company paid Legg Mason a fee of $150,000 for rendering the Fairness Opinion. The Company has agreed to reimburse Legg Mason for its out-of-pocket expenses, and to indemnify Legg Mason and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the services rendered by Legg Mason under its engagement letter.

CHATWINS REASONS FOR MERGER

  In reaching its decision to enter into the Merger Agreement, Chatwins' management and Board of Directors considered a number of factors including, among others: (i) the potential reduction in its overall effective borrowing rate as a result of the replacement of its existing credit facilities with the New Facilities; (ii) the potential reduction in restrictions on consummation of acquisitions and incurrence of indebtedness as a result of the replacement of Chatwins' existing credit facilities with the New Facilities; (iii) the ability for the Chatwins stockholders to achieve greater liquidity through a merger into an already public company; (iv) the possibility of sheltering some of Chatwins' future earnings through utilization of Reunion's NOLs; (v) the opportunity for possible operating synergies as a result of a combined Reunion/Chatwins entity; (vi) the terms and conditions of the Merger Agreement, including the number of Reunion shares to be issued to the Chatwins stockholders; (vii) the fact that the Chatwins Preferred will be automatically converted at its redemption value into Reunion Preferred (viii) the possibility that Reunion's non-manufacturing assets might be sold for cash that could be reinvested in acquisitions consistent with the manufacturing operations of Reunion/Chatwins; and (ix) the fact that the Merger will not be a taxable transaction to the common stockholders of Chatwins.

  Following consideration of the information and factors described above, Chatwins' Board of Directors concluded that the Merger was in the best interests of Chatwins and its stockholders. In reaching this conclusion, Chatwins' Board of Directors did not assign relative or specific weights to the above factors or determine that any particular factor was of unique importance. Instead, Chatwins' Board of Directors based its decision upon the totality of the information and factors presented to it or otherwise known to its members.

GENERAL MERGER TERMS

  The Merger will be accomplished under the DGCL pursuant to the Merger Agreement by and between Chatwins and the Company. Pursuant to the Merger Agreement, Chatwins will be merged with and into the Company, with the Company being the surviving corporation. From and after the Effective Time of the Merger, the Company will possess all of the assets, rights, privileges, powers and franchises of Chatwins and be subject to all of the liabilities, restrictions, disabilities and duties of Chatwins. The Company's Certificate of Incorporation (including the Transfer Restrictions) and By-Laws will be the certificate of incorporation and by-laws of the combined company following the Merger. The Company's Board of Directors immediately after the Merger will consist of the persons serving on the Company's Board of Directors immediately prior to the Merger, and the Company's executive officers immediately after the Merger will consist of persons serving as the Company's executive officers immediately prior to the Merger in their same respective positions, with the additions of Mr. Poole and Mr. Lawyer. (See "Proposal I. The Election of Directors--Directors" and "Management Information--Executive Officers.")

  At the Effective Time, each share of common stock of Chatwins theretofore issued and outstanding and held by the stockholders of Chatwins shall be automatically converted into the right to receive a number of shares of Common Stock determined in the manner set forth in the Merger Agreement, plus cash in lieu of any fractional share interests. The aggregate number of shares of the Company's Common Stock that will be issued to Chatwins stockholders in connection with the Merger will be either 8,500,000 shares or 9,000,000 shares, depending upon whether Chatwins is able to consummate the King-Way Acquisition at or prior to the Effective Time (See "-- King-Way Acquisition" below). The shares of the Company's Common Stock currently owned by Chatwins, aggregating approximately 38% of the issued and outstanding Common Stock, as well as a warrant to purchase an additional 75,000 shares of the Company's Common Stock owned by Chatwins will be retired in connection with the Merger. This stock and warrant have been valued as assets of Chatwins in determining the Merger consideration. In sum, following the Merger the Company will have issued and outstanding, depending upon the consummation of the King-Way Acquisition (See "--King-Way Acquisition" below), either approximately 10.9 million or approximately 11.4 million shares of Common Stock.

  In addition to its common stock, Chatwins' capital stock consists of three classes of issued and outstanding preferred stock. At the Effective Time of the Merger, the Chatwins Preferred will be automatically converted into the Reunion Preferred. The Reunion Preferred will have the following material preferences, privileges, restrictions and rights. The Reunion Preferred will be redeemable (i) at any time at the option of the Company and (ii) after three years at the option of the holders thereof, at the Total Redemption Value. The Company anticipates that the Initial Redemption Value will be approximately $8,300,000. The holders of the Reunion Preferred will be entitled to the Preferred Dividend--namely a cumulative dividend on the Reunion Preferred equal to 10% of the Initial Redemption Value per annum, which will accrue from the Effective Date. The Preferred Dividend will be payable as and when the Board of Directors of the Company determines. The Reunion Preferred will not be entitled to any voting rights (except as required by law) and will not have any right of conversion into the Common Stock or any other securities of the Company. Upon a liquidation of the Company, the holders of the Reunion Preferred will be entitled to be paid, out of the assets of the Company available for payment to the holders of the Company's capital stock, an amount equal to the Total Redemption Value on the date of payment. In the event of a liquidation of the Company no payments will be made and no assets will be distributed to the holders of the Common Stock of the Company until the holders of the Reunion Preferred shall have been paid the Total Redemption Value.

  The Reunion Preferred will be privately held and the Company has no plans or obligations at this time to register the Reunion Preferred under the Securities Act. Mr. Bradley and Mr. Poole are beneficial owners of all of the Chatwins Preferred presently outstanding. As discussed above, if consummated by Chatwins prior to the Effective Time, the King-Way Acquisition and the payment of the King-Way Price may involve the payment of cash by Chatwins, the issuance of notes or other debt obligations by Chatwins, the issuance of Chatwins Preferred or other securities of Chatwins, or any combination of the foregoing. If Chatwins should issue equity securities other than its common stock or Chatwins Preferred in order to acquire King-Way prior to the Effective Time, the Merger Agreement will be further amended to provide for the conversion of such securities at the Effective Time consistent with the terms of the Merger as presently agreed. In the event that the King-Way Acquisition is not consummated by Chatwins prior to the Effective Time but at the Effective Time Chatwins possess the unconditional right to do so, the payment of the King-Way Price by the Company at or after the Effective Time may involve the payment of cash by the Company, the issuance of notes or other debt obligations of the Company, the issuance of Reunion Preferred, or any combination of the foregoing. (See "--King-Way Acquisition").

  All shares of Chatwins common stock held by Chatwins as treasury shares will be cancelled and retired at the Effective Time and no shares of the Company's Common Stock will be issuable in respect thereof.

  In connection with the Merger the Company will also succeed to Chatwins' rights with respect to certain indebtedness of Mr. Poole and Mr. Bradley to Chatwins aggregating $1,000,745. This indebtedness will be amended and restated at the Effective Time in the form of the Stockholder Notes--3-year promissory notes made by Mr. Poole and Mr. Bradley in favor of the Company bearing interest payable to the Company quarterly in arrears at a rate of 10% per annum.

EFFECTIVE TIME OF MERGER

  The Merger will be consummated on the earliest practicable date after all of the conditions thereto have been waived or satisfied (See "--Conditions to the Consummation of the Merger; Regulatory Requirements" below), including the approval of the Company's stockholders at the Special Meeting. The Company and Chatwins have designated August 5, 1998 as the Effective Date in the Merger Agreement, although there can be no assurances that the Merger will be consummated by that time. The Merger will become effective immediately upon the filing of a Certificate of Merger in accordance with the DGCL.

KING-WAY ACQUISITION

  As discussed above (See "--General Merger Terms"), the Merger Agreement provides that the aggregate number of shares of the Company's Common Stock to be issued to the stockholders of Chatwins in connection with the Merger will be 8,500,000 unless, at or prior to the Effective Time, Chatwins shall have acquired (or shall have acquired the unconditional right to acquire) all of the rights, title and interests of SAC in and to King-Way (such an acquisition being the "King-Way Acquisition"), for a purchase price substantially equal to the King-Way Price--SAC's cost to acquire King-Way (including fees and expenses) plus interest on such amounts at SAC's cost of capital, in which case the aggregate number of shares of the Company's Common Stock to be issued to the stockholders of Chatwins in connection with the Merger will be 9,000,000.

  The Company estimates the King-Way Price will be approximately $19.1 million on the Effective Date. If consummated by Chatwins prior to the Effective Time, the King-Way Acquisition and the payment of the King-Way Price may involve the payment of cash by Chatwins, the issuance of notes or other debt obligations by Chatwins, the issuance of Chatwins Preferred or other securities of Chatwins, or any combination of the foregoing. If Chatwins should issue equity securities other than its common stock or Chatwins Preferred in order to acquire King-Way prior to the Effective Time, the Merger Agreement will be further amended to provide for the conversion of such securities at the Effective Time consistent with the terms of the Merger as presently agreed. In the event that the King-Way Acquisition is not consummated by Chatwins prior to the Effective Time but at the Effective Time Chatwins possess the unconditional right to do so, the payment of the King-Way Price by the Company at or after the Effective Time may involve the payment of cash by the Company, the issuance of notes or other debt obligations of the Company, the issuance of Reunion Preferred, or any combination of the foregoing.

  King-Way was acquired by SAC from The Kingston-Warren Corporation on November 3, 1997 for a purchase price of $18,050,000, subject to certain adjustments. SAC is a privately-held company whose common stock is owned 42.5% by Mr. Bradley, 42.5% by a member of Mr. Bradley's family and 15% by Mr. Evans. Mr. Bradley is the President and a director of SAC and Mr. Evans is the Treasurer and a director of SAC. Stanwich Financial, which is owned 42.5% by Mr. Bradley, 42.5% by Mr. Bradley Jr., 7.5% by Mr. Poole and 7.5% by a third party, is the holder of approximately $13.5 million of debt and $5.6 million of preferred stock issued by SAC. Furthermore, as of the date of this Proxy Statement/Prospectus certain agreements, including a loan settlement agreement, have been reached in principal whereby Stanwich Financial could acquire an aggregate of 371,280 shares of Common Stock (See "Ownership Information--Security Ownership by Certain Beneficial Owners and Management").

  At the time King-Way was available for purchase, management of Chatwins was desirous of acquiring King-Way as a strategic acquisition by its Auto-Lok division. King-Way and Auto-Lok are both in the business of producing industrial and commercial storage racks and materials handling systems. King-Way's computerized systems were thought to be an important line extension to Auto-Lok's more traditional storage and materials handling systems. Chatwins was not, however, able to consummate the acquisition because of restrictions under its financing agreements. Mr. Bradley therefore organized and capitalized SAC to acquire and hold King-Way until such time as it could be acquired by Chatwins.

  Because King-Way had been operated as a division of The Kingston-Warren Corporation, it was necessary to establish King-Way's business in new facilities with appropriate overhead support. Meanwhile, Auto-Lok possessed surplus floor space, production work force, administrative organization and equipment ("Surplus Capacity") that could be utilized to continue King-Way's operations. Accordingly, SAC and the Auto-Lok division of Chatwins entered into a Service Agreement pursuant to which King-Way would utilize Auto-Lok's Surplus Capacity in consideration for cash fees approximately equal to Autolok's costs of providing the Surplus Capacity plus a right of first negotiation to acquire King-Way from SAC.

  Chatwins and King-Way are currently negotiating the terms of the acquisition of King-Way by Chatwins.

  There can be no assurance that Chatwins will consummate the King-Way Acquisition or acquire the unconditional right to acquire King-Way at or prior to the Effective Time.

CASH IN LIEU OF FRACTIONAL SHARES

  No certificate or scrip representing fractional shares of Common Stock will be issued in the Merger upon the surrender for exchange of Chatwins securities and any fractional share interests will not entitle the owner to vote or to any rights of a stockholder of Company. In lieu of any such fractional shares, each person who would otherwise have been entitled to a fraction of a share of Common Stock shall receive a cash payment from the Company. The cash payments for fractional interests received in the conversion of Chatwins common stock held at the Effective Time will be determined by multiplying (i) the market price per share of the Company's Common Stock on the NASDAQ Small Cap. Market at close of business on the Effective Date by (ii) the fractional share interest to which such holder would otherwise be entitled.

REFINANCING

  At the Effective Time, the Company intends to enter into the New Facilities- -a $127,000,000 senior secured credit facility underwritten by Bank of America National Trust & Savings Association ("BOA") and arranged by its affiliate BARS. It is anticipated that the New Facilities will be syndicated by BARS to a group of banks and/or other financial institutions (such other banks and/or financial institutions, together with BOA, are referred to herein as the "Lenders").

  The New Facilities will be divided into two separate components, (i) the Revolver--a $50,000,000 seven year revolving credit facility and (ii) the Term Loan--a $77,000,000 seven year amortizing term loan facility, both of which will bear interest at IBOR plus 2.0%. Availability under the Revolver will be limited to an 85% advance against eligible receivables of the Company plus a 50% advance against eligible inventories of the Company. The principal amount of the Term Loan is required to be amortized in equal quarterly payments in each year as follows: $7,750,000 in year one, $9,500,000 in year two, $11,500,000 in year three, $11,500,000 in year four, $12,250,000 in year five,
$12,250,000 in year six, and $12,250,000 in year seven.

  Interest on amounts outstanding under the New Facilities will be payable quarterly in arrears by the Company. Beginning one year after the closing of the New Facilities, the interest rate applicable to the New Facilities will be subject to quarterly adjustment based in part upon the ratio of the Company's senior debt to the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA").

  The proceeds of the New Facilities will be used to retire substantially all of the borrowings of Chatwins and the Company as well as certain related party debt, and to consolidate these obligations under one facility following the Merger. Specifically, among other things, the Refinancing proceeds will be used to retire (i) the Chatwins $50 million principal amount of 13% Senior Notes issued by Chatwins pursuant to the Chatwins Indenture, (ii) Chatwins' revolving credit loans outstanding to Congress, (iii) the term and revolving credit loans outstanding from Congress to the Company's subsidiary, ORC, and
(iv) certain other indebtedness owed by the Company and ORC (including approximately $1,017,000 owed by ORC to Mr. Bradley). The proceeds of the Refinancing may also be used to pay all or a portion of the King-Way Price and to satisfy the transaction costs associated with the Merger and the Refinancing. The remaining balance of the Revolver commitment will be available for working capital needs and permitted acquisitions.

  The Company will be required to pay to BARS a closing fee equal to 1.50% of the aggregate amount available under the New Facilities ($1,905,000), the first $500,000 non-refundable installment of which was paid in May 1998, one-half by the Company and one-half by Chatwins, in connection with the issuance by BARS of a commitment letter to the Company with respect to the New Facilities. The balance will be due upon the closing of the New Facilities. Additional commitment fees are payable by the Company to the Lenders on committed but unused amounts under the Revolver (the percentages of such fees are based in part upon the ratio of the Company's senior debt to EBITDA). In addition the Company is required to pay a $50,000 annual fee to BOA as agent for the other Lenders under the New Facilities.

  The amounts borrowed by the Company under the New Facilities will be secured by a first priority lien on, and security interest in, substantially all of the current and after-acquired assets of the Company and its subsidiaries including, without limitation, all accounts receivable, inventory, machinery and equipment, fixtures, contract rights, leasehold and fee interests in real property, patents, trademarks, licenses, other general intangibles, instruments, documents and all proceeds and products thereof. ORC will execute a secured guarantee of all of the Company's obligations under the New Facilities.

The New Facilities will subject the Company to compliance with financial covenants and other covenants, including a minimum fixed charge coverage ratio, limitations on the ratios of senior debt and total debt to

EBITDA, and limitations on capital expenditures. In the event that the Company's ratio of senior debt to EBITDA rises to a certain level, the Company will be required to commit defined cash flow amounts to the permanent reduction of the Term Loan. Under certain circumstances, consummation of an Additional Debt Offering (See "--Possible Additional Debt Offering") could cause this ratio to be triggered. In addition to the foregoing, the New Facilities contain various affirmative and negative covenants customarily found in credit agreements for similar transactions, including restrictions (absent the consent of the Lenders) on the right to sell or dispose of material assets, engage in certain acquisitions, merge or consolidate, incur other debt or obligations, extend credit or make investments, make equity distributions (including dividends on the Common Stock and Reunion Preferred), or change businesses or accounting methods. The consummation of an Additional Debt Offering would likely require the consent of the Lenders. The New Facilities will require the Company to pay all costs and expenses incurred by the Lenders in connection with the New Facilities and to indemnify the Lenders against claims, damages and expenses arising out of the New Facilities.

  The closing of the New Facilities is conditioned upon, among other things, the consummation of the Merger, the preservation of the Company's NOL's following the Merger, the satisfactory completion of appraisals and due diligence by BOA, the satisfactory completion of documentation for the New Facilities, and that there be no material adverse change in the operations, business, properties and prospects of the Company and its subsidiaries. Absent mutual agreement on an extension, the commitment for the New Facilities will expire on August 31, 1998 if the New Facilities have not closed on or before that date.

POSSIBLE ADDITIONAL DEBT OFFERING

  The Company is currently exploring the possible consummation of an Additional Debt Offering following the Merger to raise capital for acquisitions, working capital and other purposes including the redemption of all or a portion of the Reunion Preferred and/or the refinancing of all or a portion of any other securities or notes or other debt obligations issued or incurred by the Company in connection with the King-Way Acquisition (see "Proposal III. The Merger--King-Way Acquisition") (an "Additional Debt Offering"). The Company has engaged in preliminary discussions with at least one investment bank in order to assess the feasibility of the Company pursuing an Additional Debt Offering. There can be no assurance, however, that an Additional Debt Offering will be pursued or consummated by the Company after the Merger. The determination of whether to attempt to do so will be made by the Company following the consummation of the Merger.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a purchase under APB Opinion No. 16 "Business Combinations" ("APB16"). Chatwins will be the "acquirer" for purposes of applying purchase accounting to the Merger, and therefore Chatwins' assets and liabilities will continue to be carried at their historical book values after the Merger, and 62% of the Company's assets and liabilities (representing the percentage of the Company's Common Stock not currently owned by Chatwins) will be revalued at fair value at the time of the Merger, with the excess of (i) the "purchase price" of the Merger over (ii) the fair value of 62% of the Company's assets and liabilities designated as goodwill to be amortized by the Company over fifteen years. The value of the Company's Common Stock to be used for determining the "purchase price" of the Company will be the quoted market value of the Common Stock owned by all stockholders of the Company other than Chatwins immediately prior to the Effective Time. The resulting amount is the APB16 purchase price for the approximately 62% of the Company not currently owned by Chatwins. This amount is compared to 62% of the fair value of the Company's assets and liabilities to determine the amount of goodwill to be recognized.

REPRESENTATIONS AND COVENANTS

  The Merger Agreement contains representations, warranties and covenants by both the Company and Chatwins (See copy of Merger Agreement attached hereto as ANNEX A). Chatwins has made certain representations and warranties to the Company with respect to, among other things, its corporate organization, its power and authority to enter into and consummate the Merger, its capitalization and voting rights, the accuracy of its publicly-filed financial information, any changes undergone since the date of its last publicly-filed financial statements, litigation and other disputes, the ownership of its intellectual property, the existence of any conflicts, violations or breaches that may occur or be caused by the Merger, certain contracts and agreements to which it is a party, title to its property and assets, the compliance of its business with applicable laws, and selected tax and labor matters. The Company has made certain representations and warranties to Chatwins with respect to, among other things, the Company's corporate organization, its power and authority to enter into and consummate the Merger, its capitalization, the existence of any conflicts, violations or breaches that may occur or be caused by the Merger, the accuracy of its publicly-filed financial information, the legality of the Merger Consideration, the compliance of its business with applicable laws and certain legal proceedings involving the Company.

  Chatwins has covenanted to the Company that, among other things, (i) Chatwins will conduct its business in the regular course during the period prior to the Effective Time (ii) Chatwins will not amend its corporate charter documents or enter into certain types of transactions during the period prior to the Effective Time, (iii) Chatwins will afford the Company and its representatives access to information about Chatwins, and (iv) Chatwins will use its best efforts to obtain all required approvals by regulatory and governmental authorities as soon as possible (See "--Conditions to Consummation of the Merger; Regulatory Requirements"). Chatwins also covenanted to the Company that it would promptly solicit the approval of the Merger by the stockholders of Chatwins. Chatwins obtained this approval by unanimous written consent on May 31, 1998.

  The Company has covenanted to Chatwins that, among other things, (i) the Company will conduct its business in the regular course during the period prior to the Effective Time (ii) the Company will not amend its corporate charter documents, issue or sell any capital stock or stock options, or enter into certain types of transactions during the period prior to the Effective Time, (iii) the Company will afford Chatwins and its representatives access to information about the Company, and (iv) the Company will use its best efforts to obtain all required approvals by regulatory and governmental authorities as soon as possible. The Company also covenanted to Chatwins that it would promptly solicit the approval of the Merger by the stockholders of the Company.

  Except for the fees, costs and charges in connection with the New Facilities (See "--Refinancing" above), which will be divided evenly between the Company and Chatwins, the Company and Chatwins have agreed that each will bear its own costs and expenses in connection with the Merger, with the Company being responsible for the costs of soliciting the approval of the Company's stockholders and for registering with the SEC (and any required state authorities) the Common Stock to be issued in connection with the Merger. The Company and Chatwins have also agreed to cooperate to complete the closing of the New Facilities.

NO SOLICITATIONS

  The Company and Chatwins have agreed in the Merger Agreement that so long as the Merger Agreement is in effect, neither the Company nor Chatwins will, or will permit its officers, directors or other agents to, take any action to seek, initiate, negotiate, or encourage, or enter into or participate in any discussions regarding, any offer from any third party to acquire any securities of such party, or to sell securities of the Company or Chatwins to such third party, to merge or consolidate with such third party, or to otherwise acquire any significant portion of the assets of such third party or to sell its assets to such third party.

CONDITIONS TO CONSUMMATION OF THE MERGER; REGULATORY REQUIREMENTS

  The obligation of each of Chatwins and the Company to consummate the Merger is subject, among other things, to the prior fulfillment of the following conditions: the Company receiving the requisite stockholder approval under the DGCL; the representations and warranties of the other party remaining true in all material respects; the respective covenants of the other party having been performed in all material respects; the expiration or early termination of the waiting period under the H-S-R Act; the receipt of all other orders, consents or approvals, governmental or otherwise, that may be required; there being an enforceable agreement to consummate the New Facilities upon the Effective Time; and no material changes having occurred in the business, assets or financial condition of the other party to the Merger.

  In addition, the Company's obligation to consummate (which condition has been satisfied) the Merger is further conditioned upon (i) the receipt by the Company from Legg Mason of the Fairness Opinion (See "--Appraisal and Fairness Opinion"), and (ii) Chatwins' having caused all of its outstanding Chatwins warrants either to be converted into Chatwins common stock (which shall have no effect on the number of shares of Common Stock to be issued in connection with the Merger) or to expire.

  Chatwins' obligation to consummate the Merger is further conditioned upon
(i) the registration statement on SEC Form S-4, of which this Proxy Statement/Prospectus is a part, having been filed with the SEC and declared "effective" in accordance with Section 8(a) of the Securities Act, (ii) the Company having complied with all applicable "Blue Sky" state securities regulatory obligations with respect to the Merger, and (iii) the Company retaining its Pacific Stock Exchange and NASDAQ Small-Cap. Market listings following the Merger and causing the shares of Common Stock to be issued in connection with the Merger to be listed thereon.

  Except for compliance with the H-S-R Act and with state and federal securities laws, the Company and Chatwins believe that no material federal or state regulatory approvals are necessary for the consummation of the Merger. The Company and Chatwins intend to file the required pre-merger notification form under the H-S-R Act on or about July 1, 1998. Unless further information is requested to be filed, in such case the statutory waiting period under the H-S-R Act would expire on or about August 1, 1998.

  The Company's Board of Directors believes that all of the conditions precedent to the Merger will be satisfied on or prior to the anticipated August 5, 1998 Effective Date.

AMENDMENT, EXTENSION OR TERMINATION

  The Merger Agreement provides that the Company and Chatwins may, by mutual agreement, amend, modify, supplement, extend, terminate or abandon the Merger Agreement at any time prior to the Effective Time even following stockholder approval. In addition, either the Company or Chatwins can terminate the Merger Agreement (i) if the Merger is not consummated within 90 days after the date of the Merger Agreement, unless such failure to close was caused by a breach of the Merger Agreement by the party seeking to terminate, (ii) if the other party has breached certain representations, warranties and covenants contained in the Merger Agreement and such breach has not been cured within 10 days, or
(iii) if a court or governmental or regulatory authority has issued a final order restricting or prohibiting the Merger.

INDEMNIFICATION

  The Company and Chatwins have agreed in the Merger Agreement to indemnify and hold one another harmless against all losses, damages, or liabilities to which the other may become subject by virtue of a breach of a representation, warranty, covenant or agreement contained in the Merger Agreement, or certain liabilities which may arise under the Securities Act. No actions for indemnity may be brought or maintained after the Effective Time of the Merger.

APPRAISAL RIGHTS

  Pursuant to Section 262 of the DGCL, no holder of the Company's Common Stock will have appraisal rights in connection with the Merger because the Common Stock is listed on a national securities exchange.

  All stockholders of Chatwins entitled to vote on the Merger have waived their appraisal and dissenter rights under the DGCL in connection with the Merger.

RESALES BY CHATWINS AFFILIATES

  The Common Stock to be received by Chatwins stockholders in connection with the Merger will be freely transferable under the Securities Act, except that the Affiliate Shares may be resold by Chatwins Affiliates only in transactions permitted by the resale provisions of Rule 145(d) under the Securities Act or as otherwise permitted under the Securities Act. Chatwins has identified to the Company all persons who are deemed Chatwins Affiliates for purposes of Rule 145 and Chatwins has agreed that each such Chatwins Affiliate is required to deliver to the Company a written agreement (the "Resale Agreement") pursuant to which each Chatwins Affiliate will agree to sell his Affiliate Shares only pursuant to Rule 145 under the Securities Act, pursuant to an effective registration statement under the Securities Act or pursuant to another exemption from such registration.

EXTENSION OF TRANSFER RESTRICTIONS; PRESERVATION OF TAX BENEFITS

  Under the Code, NOLs (net operating loss carryforwards) for federal tax purposes offset taxable income in future years and eliminate income taxes otherwise payable on such taxable income (except for purposes of calculating alternative minimum tax liability). As of December 31, 1997, the Company's NOLs were approximately $215.9 million. The Company's NOLs expire as follows:
$8.1 million in 1998, $43.2 million in 1999, $87.3 million in 2000 and $77.3 million during the years 2001 through 2012. Because the Merger will result in the application of the reverse acquisition rules under the Code, if the Merger is consummated the Company's NOLs will expire on an accelerated schedule as follows: $8.1 million at the Effective Time of the Merger, $43.2 million on December 31, 1998, $87.3 million in 1999, $27.9 million in 2000 and $49.4 million during the years 2001 through 2011.

  On June 20, 1995 Chatwins acquired 1,450,000 shares of Common Stock, approximately 38% of the Company's outstanding Common Stock, held by Parkdale. As a result of the Chatwins Acquisition, the availability of the Company's NOLs might have been limited by Section 382 of the Code and the Treasury Regulations promulgated thereunder if an Ownership Change occurred in the subsequent three year period ending June 19, 1998.

  The Transfer Restrictions were established by the Company to prevent an Ownership Change from occurring. In view of the fact that at least three years have passed since the Chatwins Acquisition and during such period there has been no material change in the percentage ownership of the Company by any direct or indirect holder whose changes must be taken into account for purposes of determining whether or not an Ownership Change has occurred, the Board of Directors has determined, based upon an opinion of Finn Dixon & Herling LLP, that the Merger itself will not result in an Ownership Change and therefore will not jeopardize the Company's full utilization of its NOLs under
Section 382 of the Code. Accordingly, the Board's approval of the Merger required by the Transfer Restrictions has been granted.

  Several additional steps were taken in connection with the Chatwins Acquisition to assist in the preservation of the Company's tax loss carryforwards: the 271,280 remaining shares of Common Stock owned by Parkdale as well as 66,210 shares of Common Stock (the "Myers Shares") and a warrant to purchase 75,000 shares of Common Stock (the "Myers Warrant" and, collectively with the Myers Shares, the "Myers Securities") owned by Franklin Myers were delivered into a 3-year escrow arrangement. Each of Myers and Parkdale also entered into 3-year standstill agreements with Chatwins regarding the purchase, sale and transfer of Company securities and delivered to Chatwins 3-year proxies to vote all of their respectively-owned shares of Common Stock (the "Chatwins Proxies"). The escrow arrangement, standstill agreements and Chatwins Proxies have recently expired. Also in furtherance of the preservation of the Company's tax loss carryforwards, Chatwins acquired from P. Dean Gesterkamp, simultaneously with the Chatwins Acquisition, a warrant to purchase 75,000 shares of Common Stock (the "Gesterkamp Warrant"). In spite of these steps, there remained a risk that, absent the Transfer Restrictions, an Ownership Change could have resulted if other persons acquired 5% or more of the Common Stock.

  The Company believes that the Transfer Restrictions were successful in preventing an Ownership Change during the three years subsequent to the Chatwins Acquisition, but the transactions contemplated by the Merger will again create a risk that, absent the continuance of the Transfer Restrictions for at least three years after the Merger, an Ownership Change could result if other persons acquire 5% or more of the Common Stock in the future. Accordingly, if the Merger is consummated, the Board of Directors of the Company will extend the Transfer Restrictions until the day after the third anniversary of the Effective Date of the Merger to reduce these risks.

  Accordingly, the Common Stock outstanding immediately prior to the Merger, the Common Stock to be issued by the Company to the stockholders of Chatwins in connection with the Merger, and any Common Stock issuable upon exercise of options granted under any of the Company's stock option plans, including the New Option Plan, will be subject to the Transfer Restrictions, which are set forth in Article Fifth of the Certificate of Incorporation of the Company, a copy of which is included as ANNEX D to this Proxy Statement/Prospectus. All Common Stock certificates will contain a legend informing holders and transferees of the Transfer Restrictions.

  Section 382 of the Code provides that, if a corporation undergoes an Ownership Change, its ability to use its NOLs in the future may be limited. An Ownership Change occurs when the aggregate cumulative increase in the percentage ownership of a corporation's capital stock owned by persons holding 5% or more of the fair market value of such stock ("5-Percent Shareholders") is more than 50 percentage points within a three-year testing period. For purposes of determining percentage ownership, Section 382 generally defines stock to include all issued and outstanding stock, except certain preferred stock. In addition, recent Treasury Regulations provide that certain stock that may be acquired pursuant to warrants, options, rights to purchase stock, rights to convert other instruments into stock, and options or other rights to acquire any such interest may under certain circumstances be deemed to have been acquired for purposes of determining the existence of an Ownership Change under Section 382 of the Code.

  In determining whether the aggregate cumulative increase in the percentage ownership of capital stock by 5-Percent Shareholders is more than 50 percentage points in any three-year testing period, certain special rules apply. All stockholders who are not 5-Percent Shareholders individually are aggregated into one or more public groups, each of which is considered to be a 5-Percent Shareholder. Ownership of stock is generally attributed to the ultimate individual beneficial owner, and ownership by nominees, corporations, partnerships, trusts or other entities generally is disregarded (except to the extent used to identify different public groups or other 5-Percent Shareholders). When 5% or more of a corporation's stock is owned by another entity (such as a corporation, trust or partnership) at any time during the testing period, the owners of the other entity may be treated as one or more separate, segregated groups of stockholders that are 5-Percent Shareholders of the corporation, depending on whether such owners indirectly own as much as 5% of the corporation's stock. Similarly, the purchasers of any stock from the entity may be treated as a separate, segregated group of stockholders that is a 5-Percent Shareholder.

  The applicable Treasury Regulations also provide that purchasers of stock from the issuing corporation in a public offering may under certain circumstances be considered a separate stockholder group that is treated as a 5-Percent Shareholder that previously owned no stock. The Transfer Restrictions, accordingly, are generally designed to prohibit transfers to persons holding or who thereafter hold sufficient Common Stock, either directly or constructively, such that they would be treated as 5-Percent Shareholders under the applicable Treasury Regulations and are intended to prevent an Ownership Change and thereby preserve the Company's ability to maximize use of the NOLs.

  If an Ownership Change occurs within the meaning of Code Section 382, the amount of NOLs that a company may use to offset income in any future taxable year is limited, in general, to an amount determined by multiplying the fair market value of such company's outstanding capital stock on the change date by the "long-term tax-exempt rate", which is published monthly by the Internal Revenue Service. For purposes of this calculation, the fair market value of a company's outstanding capital stock is adjusted to exclude any capital infusions occurring during the prior two years.

  The following is a summary of the Transfer Restrictions, which are set forth in Article V of the Company's Certificate of Incorporation. (See ANNEX D). The Transfer Restrictions apply to transfers of Common Stock and any other instrument that would be treated as "stock," as determined under applicable Treasury Regulations (collectively, "Stock"). They are intended to prevent any person or group of persons from becoming a 5-Percent

Shareholder of the Company and to prevent an increase in the percentage Stock ownership of any existing person or group of persons that constitutes a 5-Percent Shareholder. Under the Transfer Restrictions, if a stockholder transfers or agrees to transfer Stock, the transfer will be prohibited and void to the extent that it would cause the transferee to hold a prohibited ownership percentage, which is defined under the Company's Certificate of Incorporation by reference to complex federal tax laws and regulations, but generally means direct and indirect ownership of 5% or more (based on value) of Stock or any other percentage that would cause a transferee to be considered a 5-Percent Shareholder under applicable Treasury Regulations (a "Prohibited Ownership Percentage"). A transfer is also prohibited and void if either it would result in the transferee's ownership percentage increasing if the transferee had held a Prohibited Ownership Percentage within the three prior years or the transferee's ownership percentage already exceeds the Prohibited Ownership Percentage, unless otherwise agreed to by the Company. The Transfer Restrictions do not prevent transfers of Stock between persons who do not hold a Prohibited Ownership Percentage.

  The acquisition of Stock from an individual or entity that owns directly 5% of the Stock would be deemed to result in the identification of a separate, segregated "public group" which is a new 5-Percent Shareholder. Consequently, the Transfer Restrictions will prohibit certain transfers of equity interests by, and other actions involving, persons having a Prohibited Ownership Percentage, unless the transfer or other action is approved by the Company's Board of Directors in advance or permitted by a resolution of such board.

  The Transfer Restrictions do not apply to any transfer that has been approved by the Company's Board of Directors if such approval is based upon a determination by the Board that such proposed transfer will not jeopardize the Company's full utilization of the NOLs. The Board may or may not grant any such transfer requests based upon existing facts and circumstances at the time. Board approval of any prohibited transfer transactions must be based upon an opinion of counsel.

  In addition to voiding prohibited transfers, the Transfer Restrictions provide a method of nullifying the effect of certain prohibited transfers after the transfers have purportedly occurred. If such a purported transfer is made in violation of the Transfer Restrictions, the transferee (the "Purported Acquiror") will not be recognized as the owner of the Stock. If the Company determines that such a purported transfer has violated the Transfer Restrictions, it shall require the Purported Acquiror to surrender the relevant Stock and any dividends he or she has received on them to an agent designated by the Company (the "Agent"). The Agent will sell the Stock in an arm's length transaction. If the Purported Acquiror has resold the Stock before receiving the Company's demand to surrender such Stock, the Purported Acquiror generally will be required to transfer to the Agent the proceeds of the sale and any distributions he or she has received on the Stock. After repaying its own expenses and reimbursing the Purported Acquiror for the price paid for the Stock (or the fair market value of the Stock at the time of the attempted transfer to the Purported Acquiror by gift, inheritance or similar transfer), the Agent will pay any remaining amounts to the person who sold such Stock to the Purported Acquiror. If the identity of the person who sold such Stock cannot be determined through inquiry of the Purported Acquiror, the Agent or the Company shall hold such amounts pending the determination of such identity and, if after 90 days, such identity cannot be determined, then such amounts may be paid over to a court or governmental agency or to a tax-exempt entity designated under Section 501(c)(3) of the Code.

  The Transfer Restrictions (i) may have the effect of impeding the attempt of a person or entity to acquire a significant or controlling interest in the Company, (ii) may render it more difficult to effect a merger or similar transaction even if such transaction is favored by a majority of the independent stockholders and (iii) may serve to entrench management. Management believes, however, that the tax benefits of the Transfer Restrictions outweigh any other effects they may have on the Company or its stockholders. See "Risk Factors".

TERMINATION OF TRANSFER RESTRICTIONS

  The Transfer Restrictions, as extended by the Board in connection with the Merger, will terminate upon the earliest to occur of: (i) the day after the third anniversary of the Effective Date; (ii) the repeal of Section 382 of the Code if the Company's Board of Directors determines that the Transfer Restrictions are no longer necessary;

or (iii) the beginning of a taxable year of the Company as to which the Company's Board of Directors determines prior to the beginning of such taxable year that no NOLs or other tax benefits otherwise available to the Company may be carried forward (the "Expiration Date"). In addition, the Board of Directors of the Company is authorized to accelerate or extend the Expiration Date if the Board determines, based on an opinion of counsel, that such acceleration or extension is reasonably necessary or desirable to preserve the NOLs or other tax benefits or that the Transfer Restrictions are no longer necessary for the preservation thereof.

ANTI-TAKEOVER EFFECTS

  The consummation of the Merger, which would result in the extension of the Transfer Restrictions and the issuance of either 8.5 million or 9.0 million shares of Common Stock and the cancellation of the 1.4 million shares of Common Stock currently held by Chatwins, may have the effect of preventing or discouraging an attempt by another person or entity to acquire control of the Company. In addition to impeding the acquisition of a significant or controlling interest in the Company, the Transfer Restrictions and new Common Stock issuance resulting in control of the Company by the beneficial owners of Chatwins of up to approximately 80% of the outstanding Common Stock of the Company (See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management") may render it more difficult for a third party to effect a merger or similar transaction, even if such transaction is favored by a majority of the independent stockholders. The Transfer Restrictions and the consolidation of control may have the effect of discouraging or defeating mergers, proxy contests, or management changes that stockholders may deem in the best interests of the Company. The Transfer Restrictions may also have the effect of preventing a party from acquiring an interest in the Company that would be large enough to enable such party to effect a change in management of the Company. See "Risk Factors Anti-Takeover Effects". The Company has proposed the Merger, however, for reasons set forth in this Proxy Statement/Prospectus and have extended the Transfer Restrictions in order to protect the availability of the Company's significant NOLs (see "--Extension of Transfer Restrictions; Preservation of Tax Benefits"), and not as part of an anti-takeover plan or strategy.

  No employment, credit or other agreements to which the Company is party, individually or in the aggregate, are likely to have any anti-takeover effects. Other than (i) the Transfer Restrictions, (ii) Article VI of the Certificate of Incorporation and Section 3.1 of the By-laws of the Company, which establish a maximum number of directors (12), and (iii) Article IX of the Certificate of Incorporation and Section 2.10 of the By-laws, which abolish cumulative voting by stockholders in director elections, no provisions of the Company's Certificate of Incorporation or By-laws can be considered to have an anti-takeover effect.

  The Merger has not been proposed to forestall or hinder any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise. At the present time, the Board of Directors does not have any plan or intention to propose any anti-takeover measures in future proxy solicitations.

DESCRIPTION OF CAPITAL STOCK; DIVIDENDS; TRANSFER AGENT

  The Company is authorized to issue 20,000,000 shares of Common Stock, $.01 par value, of which 3,862,565 were issued and outstanding as of June 25, 1998. Each share of Common Stock has one vote on all matters presented to the stockholders. Since the Common Stock does not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all of the directors and, in that event, the holders of the remaining shares will not be able to elect any directors. Subject to the rights and preferences of any preferred stock which may be designated and issued (including the Reunion Preferred (see"--General Merger Terms")), the holders of Common Stock are entitled to dividends when and as declared by the Board of Directors and are entitled on liquidation to all assets remaining after payment of liabilities. The Common Stock has no preemptive or other subscription rights. There are no conversion rights or sinking fund provisions with respect to the Common Stock. The Common Stock to be issued in connection with the Merger will have the same relative powers, designations, preferences, rights and qualifications as the Common Stock outstanding immediately prior to the Merger, and, like all of the Common Stock, will be subject to the Transfer Restrictions.

  The effects of the issuance of additional Common Stock, and in some cases the Reunion Preferred, upon the post-Merger rights of the existing stockholders of the Company will include (i) dilution of the per share equity interest of the stockholders, (ii) dilution of the aggregate voting power of the stockholders, (iii) a reduction of existing stockholders' interests in the assets of the Company in the event of liquidation, (iv) the prevention or discouraging of an attempt by another person or entity to acquire control of the Company following effectiveness of the Merger without the approval of its Board of Directors, and (v) a possible resulting loss of liquidity to stockholders and/or the entrenchment of management. The Merger and the issuance of additional Common Stock and Reunion Preferred in connection therewith is not being done in response to any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, solicitation and opposition to management or otherwise.

  For many years, the Company has reinvested any earnings in its business and, accordingly, has not paid any dividends on the Common Stock. Although the Company intends to continue to invest any future earnings in its business, it may determine at such future date that the payment of cash dividends on Common Stock would be desirable. The payment of any such dividends would depend, among other things, upon the earnings and financial condition of the Company.

  Registrar and Transfer Company, Cranford, New Jersey, is the transfer agent and registrar for the Common Stock.

  The Company is also authorized to issue 10,000,000 shares of "blank check" preferred stock, par value $.01 per share. The term "blank check" preferred stock refers to stock for which the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof are determined by a corporation's board of directors. Accordingly, the Board of Directors of the Company is able to authorize the creation and issuance of up to 10,000,000 shares of preferred stock in one or more series, with such rights, qualifications, limitations and restrictions as may be determined in the Board's sole discretion, with no further authorization required of the stockholders. The existence of the authorized and unissued preferred stock may enable the Board of Directors of the Company to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

  The Reunion Preferred to be issued in exchange for the Chatwins Preferred will have the following material preferences, privileges, restrictions and rights. The Reunion Preferred will be redeemable (i) at any time at the option of the Company and (ii) after three years at the options of the holders thereof, at the Total Redemption Value. The Company anticipates that the Initial Redemption Value will be approximately $8,300,000. The holders of the Reunion Preferred will be entitled to the Preferred Dividend--namely, a cumulative dividend which will accrue from the Effective Date. The Preferred Dividend will be payable as and when the Board of Directors of the Company determines. The Reunion Preferred will not be entitled to any voting rights (except as required by law) and will not have any right of conversion into the Common Stock or any other securities of the Company. Upon a liquidation of the Company, the holders of the Reunion Preferred will be entitled to be paid, out of the assets of the Company available for payment to the holders of the Company's capital stock, an amount equal to the Total Redemption Value on the date of payment. In the event of a liquidation of the Company no payments will be made an no assets will be distributed to the holders of the Common Stock of the Company until the holders of the Reunion Preferred shall have been paid the Total Redemption Value.

  The Reunion Preferred will be privately held and the Company has no plans or obligations at this time to register the Reunion Preferred with the Securities and Exchange Commission. The Reunion Preferred will be subject to the Transfer Restrictions. Mr. Bradley and Mr. Poole are beneficial owners of all of the Chatwins Preferred presently outstanding. As discussed above, if consummated by Chatwins prior to the Effective Time, the King-Way Acquisition and the payment of the King-Way Price may involve the payment of cash by Chatwins, the issuance of notes or other debt obligations by Chatwins, the issuance of Chatwins Preferred or other securities of Chatwins, or any combination of the foregoing. If Chatwins should issue equity securities other than its common stock or Chatwins Preferred in order to acquire King-Way prior to the Effective Time, the Merger Agreement will be further amended to provide for the conversion of such securities at the Effective Time consistent with the terms of the Merger as presently agreed. In the event that the King-Way Acquisition is not consummated by Chatwins prior to the Effective Time but at the Effective Time Chatwins possess the unconditional right to do so, the payment of the King-Way Price by the Company at or after the Effective Time may involve the payment of cash by the Company, the issuance of notes or other debt obligations of the Company, the issuance of Reunion Preferred, or any combination of the foregoing (See "--King-Way Acquisition").

  The Board of Directors of the Company cannot yet determine the number of shares of Reunion Preferred that will be issued in connection with the Merger and the King-Way Acquisition.

MARKET FOR COMMON STOCK

  The Common Stock is listed for quotation on the NASDAQ Small-Cap. Market under the symbol "RUNI" and on the Pacific Stock Exchange under the symbol "RUN". Following the Merger, the Common Stock, including all Common Stock issued in connection with the Merger, will be listed for quotation on the NASDAQ Small-Cap. Market under the symbol "RUNI" and on the Pacific Stock Exchange under the symbol "RUN". The table below reflects the high and low sales prices of the Common Stock on the NASDAQ Small-Cap. Market for the periods presented. The 1998 periods separately present the high and low prices through May 14, 1998, the last day preceding the announcement that the Company had entered into negotiations regarding the terms of the proposed Merger, and dates subsequent to that announcement. The last sale price of the Common Stock as reported by the NASDAQ Small-Cap. Market on May 14, 1998 was $6.00 per share, and on June 22, 1998 was $6.3125 per share.

      PERIOD                                                       HIGH   LOW
      ------                                                      ------ ------
      May 15 through June 22, 1998............................... $7.625 $6.125
      January 1 through May 14, 1998............................. $6.250 $4.750
      Calendar Year 1997......................................... $5.250 $3.125
      Calendar Year 1996......................................... $5.125 $3.500

COMPARATIVE RIGHTS OF SECURITY HOLDERS

  General. At the Effective Time, the stockholders of Chatwins will become stockholders of the Company. As stockholders of the Company, their rights will be governed by the DGCL and the Company's Certificate of Incorporation (a copy of which is attached hereto as ANNEX D) and the Company's Bylaws (a copy of which is attached hereto as ANNEX E), rather than by Chatwins' Restated Certificate of Incorporation (the "CHATWINS CHARTER") and Chatwins' bylaws. Following are summaries of the material differences between the rights of the Company's stockholders and the rights of Chatwins' stockholders. For additional information regarding the rights of the Company's stockholders, see "Description of the Capital Stock; Dividends; Transfer Agent". The following summaries of provisions of the Company's Certificate of Incorporation and Bylaws are qualified in their entirety by reference to the complete copies of those documents attached as annexes to this Proxy Statement/Prospectus and incorporated by reference herein.

  Both the Company and Chatwins are organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of the Company's capital stock and Chatwins' capital stock arise solely from differences in their respective certificates of incorporation and bylaws. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist.

  Authorized Capital. The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Chatwins' authorized capital stock consists of 400,000 shares of common stock, par value $0.01 per share, 3,000 shares of Class D, Series A preferred stock, par value $0.01 per share, 800 shares of Class D, Series B preferred stock, par value $0.01 per share, 2,500 shares of Class D, Series C preferred stock, par value $0.01 per share and 1,500 shares of Class E preferred stock, par value $0.01 per share (which Class E has been retired by Chatwins).

  The Company's and Chatwins Preferred Stock. The DGCL permits a corporation's certificate of incorporation to allow its board of directors to issue, without stockholder approval, one or more series of preferred stock and to designate their rights, preferences, privileges and restrictions. The Company's Certificate of Incorporation authorizes the issuance of preferred stock in one or more series. The Company's Board is authorized to fix the voting rights, designations, powers and preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions of any series. The Chatwins Charter does not grant such "blank check" power to the Chatwins Board; rather, all of the rights, designations, powers and preferences of the Chatwins preferred stock are specifically set forth in the Chatwins Charter.

  Payment of Dividends. The DGCL permits the payment of dividends out of a corporation's surplus. Dividends may, in certain cases, also be paid out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year. The Company's Certificate of Incorporation and Bylaws do not contain any provisions limiting the payment of dividends within the parameters of the DGCL. The Chatwins Charter places certain limitations on the amount of dividends that may be paid in respect of its preferred stock, but not its common stock (so long as such dividends on its common stock are paid ratably).

  Directors. The DGCL permits the certificate of incorporation or bylaws of a corporation to contain provisions governing the number and qualification of directors. The Company's Certificate of Incorporation provides for a board of directors of at least three and no more than twelve directors, elected annually for a term of one year, or until their respective successors shall be elected and qualify. The Chatwins bylaws provide for the number of directors to be fixed from time to time by resolution passed by a majority of the Chatwins Board or by its stockholders. Chatwins currently has four directors.

  Special Stockholder Meetings. The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by a corporation's certificate of incorporation or bylaws. The Company's Certificate of Incorporation provides that special meetings of stockholders may be called at any time by (i) the Company's Board of Directors, (ii) the Chairman of the Board, (iii) the President of the Company, or (iv) the holders of at least 30% of the Common Stock entitled to vote for the election of directors. The Chatwins bylaws provide that a special meeting of stockholders may be called by (i) any two directors of the Board of Directors, (ii) the President, (iii) any Vice President or (iv) any stockholder owning a majority of the capital stock of Chatwins entitled to vote.

  Indemnification of Officers and Directors. Under the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The DGCL permits similar indemnification in the case of derivative actions, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudicated to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  The Company's Certificate of Incorporation provides that the corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including a derivative action) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful. The Company's Certificate of Incorporation also authorizes the advancement of expenses in certain circumstances.

  The Chatwins Charter also provides that directors and officers of Chatwins shall be indemnified by the corporation to the fullest extent permitted by the DGCL, but does not address the issue of advancement of expenses.

  Business Combinations with Interested Stockholder. Section 203 of the DGCL prohibits a corporation that does not opt out of its provisions from entering into certain business combination transactions with "interested stockholders" (generally defined to include persons beneficially owning 15% or more of the corporation's outstanding capital stock) for a period of three years following the date such person became an interested stockholder unless prior to that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder or unless certain super-majority votes are obtained from the stockholders. The Company has opted in its Certificate of Incorporation not to be governed by Section 203, whereas Chatwins has not opted out of Section 203.

  Transfer Restrictions. The Certificate of Incorporation of the Company contains the Transfer Restrictions (see "Proposal III. The Merger--Extension of Transfer Restrictions; Preservation of Tax Benefits"), whereas the Chatwins Charter does not contain any similar provisions restricting the transferability of its capital stock.

MATERIAL DEVELOPMENTS

 The Company

  On January 16, 1996 the Company filed suit in the 125th Judicial District Court of Harris County, Texas against Bargo Energy Company ("Bargo") and its general partners, Chisos Corporation, Austin Resources Corporation, Shearwave, Inc., Brazos Oil & Gas Corporation, and Schroder Oil Financing & Investment Company, for damages and relief arising out of Bargo's repudiation of its agreement to purchase all outstanding shares of the capital stock of REC. Bargo had agreed to pay the Company $15.1 million for REC's capital stock, subject to certain potential adjustments in the purchase price as set forth in the Stock Purchase Agreement between the Company and Bargo and had deposited $0.5 million with a contractual escrow agent in accordance with the terms of the Stock Purchase Agreement. The Company alleged in its complaint that Bargo tortiously interfered with a prospective stock purchase agreement with another purchaser of REC's stock, and then wrongfully repudiated its agreement to purchase REC's stock. The Company also asserted claims against Bargo for breach of contract and breach of duty of good faith and fair dealing, and sought damages under these theories of liability. Bargo also filed suit against the Company claiming that the Company, its investment bankers, and certain individuals fraudulently misrepresented information and fraudulently induced Bargo into signing the Stock Purchase Agreement. Bargo also asserted claims for breach of contract and warranty, return of its escrow, and seeks unspecified damages under these theories of liability. The cases were consolidated in the 334th Judicial District Court of Harris County, Texas.

  On April 24, 1998, a jury returned verdict findings that Bargo had a right to terminate its contract with the Company and that the Company had committed fraud against Bargo. The jury recommended that an award of $5,000,000 in punitive damages be assessed against the Company. The Company maintained at trial and continues to maintain that Bargo was required to close the transaction at issue and that no evidence sufficient to support a jury finding of fraud or the related punitive damages finding was presented at trial. A judgment has yet to be entered in this case.

  The Company intends to appeal any judgment entered in this matter. No accrual has been recorded for any amount that may be due if the Company is unsuccessful in its appeal. Management of the Company believes, based on consultation with counsel, that it is more likely than not that any judgment based on a finding of fraud, any award of attorneys' fees based on a finding of fraud and punitive damages would be overturned on appeal.

 Chatwins

  In May of 1998, Chatwins executed a joint venture agreement pursuant to which it has contributed $100,000 to Suzhou Grating, Ltd., a fiberglass reinforced plastic grating manufacturer in China. The investment constitutes a default under the Chatwins Indenture.

  In May of 1998, Mr. Bradley transferred all of his shares of Chatwins Common Stock to the Bradley FLP. Because the Bradley FLP has granted voting control over the shares of Chatwins common stock to Stanwich Partners, Inc. which in turn has granted voting control over the shares to Mr. Poole, Mr. Bradley does not have sole voting control over the shares of Chatwins common stock thereby causing a breach of his May 1, 1993 Securities Pledge Agreement (as defined in the Chatwins Indenture) for which there is no remedy provided under the Securities Pledge Agreement but which creates a default under the Chatwins Indenture.

  The Chatwins Indenture provides that neither of the aforementioned defaults will mature into an Event of Default subject to the remedies, including acceleration of the Chatwins Senior Notes, therein provided until the Trustee under the Chatwins Indenture or the holders of at least twenty-five percent (25%) of the Chatwins Senior Notes notify Chatwins of the default and the default remains unremedied for thirty (30) days after said notice. Although Chatwins has informed the Company that it does not expect either of these two defaults to mature into an Event of Default, there can be no assurance that an Event of Default will not occur prior to the Effective Time.

  On June 2, 1998, the Chatwins Warrants (see "Ownership Information-- Chatwins") became exercisable. Chatwins has sent the Chatwins Warrant holders a Bring Along Notice under and as defined in its Warrant Agreement, dated as of May 1, 1993, with State Street Bank and Trust Company (as successor warrant agent to The First National Bank of Boston) (the "Warrant Agreement"). Pursuant to the Warrant Agreement the Warrant holders have 30 days to exercise their Chatwins Warrants or they will expire. Pursuant to the Warrant Agreement, Warrant holders who exercise their Chatwins Warrants will automatically be deemed to consent to the Merger.

                   REUNION INDUSTRIES, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA CONSOLIDATED CONDENSED

                             FINANCIAL STATEMENTS

  The accompanying unaudited pro forma consolidated condensed financial statements and related notes are presented in accordance with the Securities and Exchange Commission (the "Commission") rules and regulations to show the pro forma effects of the Merger of (i) all of the assets and business of the Company by and into (ii) all of the assets and business of Chatwins with the Company remaining as the surviving legal entity. See "Proposal III. The Merger". For purposes of this presentation, the purchase price in the transaction is deemed to be approximately $15.7 million, consisting of 2,412,562 shares of the Company Common Stock valued at an assumed price of $6.50 per share. In June, 1995 Chatwins had previously acquired 1,450,000 shares or 38% of the Company's then outstanding common stock. The consideration paid above reflects the 62% of the Company Common Stock outstanding not previously owned by Chatwins.

  Contemporaneously with the closing of the Merger and related Refinancing, Chatwins is planning to acquire King-Way (See "Proposal III. The Merger--King-Way Acquisition"). The pro forma consolidated condensed financial statements assume that the consideration for the purchase of King-Way will include the assumption of $19.1 million of King-Way's debt and preferred stock, some portion of which may be retired in the Refinancing. Adjustments related to King-Way are segregated in the following pro forma financial statements because King-Way's results are not included in either the Company's or Chatwins' historical results. The King-Way adjustments are derived from unaudited financial statements.

  The Merger will be accounted for as a purchase under APB Opinion No. 16 "Business Combinations" with Chatwins as the acquirer for purposes of applying purchase accounting. Accordingly, the Chatwins assets and liabilities will be accounted for at historical book values and the Company's assets and liabilities will be revalued at their estimated fair value subject to adjustment upon completion of a closing date balance sheet. The excess of purchase price over fair value of assets acquired and liabilities assumed (goodwill) for the 62% not previously owned by Chatwins will be capitalized and amortized over 15 years.

  In conjunction with the Merger, the Company and Chatwins will close on the New Facilities, a $127 million loan facility used to refinance existing debt, possibly acquire King-Way and pay transaction and certain other costs as described herein. The loan facility provides for a $77 million Term Loan and allows for up to a $50 million Revolver. The interest on borrowings is indexed to the European Interbank Offering Rate ("IBOR") plus two percentage points.

  The unaudited pro forma consolidated condensed balance sheet is based on the assumption that the Merger (with and without the King-Way Acquisition) and the Refinancing were completed on March 31, 1998. The unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 1997 and for the three months ended March 31, 1998 are presented as if the Merger (with and without the King-Way Acquisition) and the Refinancing had occurred on January 1, 1997.

  Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma consolidated condensed financial statements. The pro forma data are not necessarily indicative of the financial results that would have occurred had the transactions been effective on January 1, 1997 and as of March 31, 1998, and should not be viewed as indicative of operations in future periods. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the accompanying notes and with the Company's and Chatwins' Annual Reports on Form 10-K for the year ended December 31, 1997 and Quarterly Reports on Form 10-Q for the three months ended March 31, 1998 which have been previously filed with the Commission and are incorporated herein by reference.

                            REUNION INDUSTRIES, INC.

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                 MARCH 31, 1998

                                 (IN THOUSANDS)

                                                                    PRO FORMA   KING-WAY     PRO FORMA
                          REUNION    CHATWINS   PRO FORMA           EXCLUDING   PRO FORMA    INCLUDING
                         HISTORICAL HISTORICAL ADJUSTMENTS          KING-WAY   ADJUSTMENTS   KING-WAY
                         ---------- ---------- -----------          ---------  -----------   ---------
         ASSETS
         ------
Current Assets
 Cash and Cash
  Equivalents...........  $   880    $    379   $     --            $  1,259     $ 1,417(7)  $  2,676
 Receivables............   14,012      32,145         --              46,157       3,772(7)    49,929
 Inventories............    8,361      20,444         --              28,805       1,244(7)    30,049
 Other Current Assets...    2,613       5,394         --               8,007           6(7)     8,013
                          -------    --------   --------            --------     -------     --------
   Total Current Assets.   25,866      58,362          0              84,228       6,439       90,667
Property, Plant and
 Equipment, Net.........   35,241      31,858         --              67,099       1,522(7)    68,621
Goodwill................    8,883       4,695     (1,277)(3)(4)(5)    12,301      13,668(7)    25,969
Investment in Reunion...        0      11,517    (11,517)(4)               0          --            0
Other...................    3,273       7,106        656 (6)          11,035          --       11,035
                          -------    --------   --------            --------     -------     --------
                          $73,263    $113,538   ($12,138)           $174,663     $21,629     $196,292
                          =======    ========   ========            ========     =======     ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
  --------------------
Current Liabilities
 Current Portion of
  Long-term Debt........  $12,034    $ 25,065   $     --            $ 37,099     $    --     $ 37,099
 Accounts Payable.......   11,581      18,360         --              29,941       1,512(7)    31,453
 Other Current
  Liabilities...........    7,396      12,298         --              19,694       1,017(7)    20,711
                          -------    --------   --------            --------     -------     --------
   Total Current
    Liabilities.........   31,011      55,723          0              86,734       2,529       89,263
Long-term Debt..........    9,249      50,681      7,567 (6)          67,497      19,100(7)    86,597
Long-term Debt-Related
 Parties................    1,518           0     (1,017)(6)             501          --          501
Other Liabilities.......    2,827       4,904         --               7,731          --        7,731
                          -------    --------   --------            --------     -------     --------
   Total Liabilities....   44,605     111,308      6,550             162,463      21,629      184,092
                          -------    --------   --------            --------     -------     --------
Minority Interests......      182       1,034                          1,216          --        1,216
Redeemable Preferred
 Stock..................        0       8,140         --               8,140          --        8,140
Warrant Value...........        0         423       (423)(1)               0          --           --
Stockholders' Equity
 Common Stock...........       38           3        106 (3)              --          --           --
                               --          --        (38)(5)             109           5(8)       114
 Additional Paid-in
  Capital...............   29,275         663        423 (1)              --          --           --
                               --          --       (500)(2)              --          --           --
                               --          --     15,576 (3)              --          --           --
                               --          --    (29,275)(5)          16,162          (5)(8)   16,157
 Accumulated Deficit....     (305)     (6,845)       305 (5)              --          --           --
                               --          --     (5,894)(6)         (12,739)         --      (12,739)
 Treasury Stock.........        0        (500)       500 (2)               0          --           --
 Cumulative Translation
  Adjustment............     (532)       (688)       532 (5)            (688)         --         (688)
                          -------    --------   --------            --------     -------     --------
   Total Stockholders'
    Equity..............   28,476      (7,367)   (18,265)              2,844           0        2,844
                          -------    --------   --------            --------     -------     --------
                          $73,263    $113,538   ($12,138)           $174,663     $21,629     $196,292
                          =======    ========   ========            ========     =======     ========

                            REUNION INDUSTRIES, INC.

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             PRO FORMA   KING-WAY     PRO FORMA
                           REUNION    CHATWINS   PRO FORMA   EXCLUDING   PRO FORMA    INCLUDING
                          HISTORICAL HISTORICAL ADJUSTMENTS  KING-WAY   ADJUSTMENTS   KING-WAY
                          ---------- ---------- -----------  ---------  -----------   ---------
Operating Revenue
  Net Sales.............   $93,378    $188,920     $  --     $282,298     $16,577 (f) $298,875
                           -------    --------     -----     --------     -------     --------
Operating Costs and
 Expenses
  Plastic Products--Cost
   of Sales.............    79,829     153,394        --      233,223      11,718 (f)  244,941
  Selling, General and
   Administrative.......    11,036      22,719      (199)(a)   33,556       2,651 (f)   36,207
                           -------    --------     -----     --------     -------     --------
                            90,865     176,113      (199)     266,779      14,369      281,148
Operating Income........     2,513      12,807       199       15,519       2,208       17,727
Other Income and
 (Expense)
  Interest Expense......    (3,267)     (9,776)    4,303 (b)   (8,740)     (1,910)(f)  (10,650)
  Equity in Reunion--
   continuing ops.......                  (224)      224 (d)        0          --            0
  Other, Including
   Interest Income......      (141)        141        --            0          --            0
                           -------    --------     -----     --------     -------     --------
                            (3,408)     (9,859)    4,527       (8,740)     (1,910)     (10,650)
Income (Loss) Before
 Taxes..................      (895)      2,948     4,726        6,779         298        7,077
Provision for Income
 Taxes..................       (86)       (851)      670 (c)     (267)        (11)(f)     (278)
                           -------    --------     -----     --------     -------     --------
Income (Loss) from
 Continuing Operations..      (981)      2,097     5,396        6,512         287        6,799
Preferred Stock
 Dividends..............        --                  (803)(e)     (803)                    (803)
                           -------                           --------                 --------
Income Available to
 Common Shareholders....   $  (981)                          $  5,709                 $  5,996
                           =======                           ========                 ========
Income (loss) per Common
 Share
  Basic.................   ($ 0.25)         --        --     $   0.52          --     $   0.53
                           =======                           ========                 ========
  Diluted...............   ($ 0.25)         --        --     $   0.52          --     $   0.52
                           =======                           ========                 ========
Weighted Average Number
 of Common Shares
  Basic.................     3,855          --     7,050       10,905         500       11,405
                           =======                 =====     ========     =======     ========
  Diluted...............     3,855          --     7,163       11,018         500       11,518
                           =======                 =====     ========     =======     ========

                            REUNION INDUSTRIES, INC.

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            PRO FORMA  KING-WAY     PRO FORMA
                          REUNION    CHATWINS   PRO FORMA   EXCLUDING  PRO FORMA    INCLUDING
                         HISTORICAL HISTORICAL ADJUSTMENTS  KING-WAY  ADJUSTMENTS   KING-WAY
                         ---------- ---------- -----------  --------- -----------   ---------
Operating Revenue
  Net Sales.............  $26,368    $43,747      $  --      $70,115    $4,318 (f)   $74,433
                          -------    -------      -----      -------    ------       -------
Operating Costs and
 Expenses
  Plastic Products--Cost
   of Sales.............   22,356     34,652         --       57,008     3,028 (f)    60,036
  Selling, General and
   Administrative.......    2,952      5,904        (50)(a)    8,806       860 (f)     9,666
                          -------    -------      -----      -------    ------       -------
                           25,308     40,556        (50)      65,814     3,888        69,702
Operating Income........    1,060      3,191         50        4,301       430         4,731
Other Income and
 (Expense)
  Interest Expense......     (736)    (2,437)     1,019 (b)   (2,154)     (478)(f)    (2,632)
  Equity in Reunion.....       --         62        (62)(c)        0        --             0
  Other, Including
   Interest Income......        2          2         --            4        --             4
                          -------    -------      -----      -------    ------       -------
                             (734)    (2,373)       957       (2,150)     (478)       (2,628)
Income (Loss) Before
 Taxes..................      326        818      1,007        2,151       (48)        2,103
Provision for Income
 Taxes..................      (52)      (307)       220 (d)     (139)                   (139)
                          -------    -------      -----      -------    ------       -------
Income from Continuing
 Operations.............      274        511      1,227        2,012       (48)        1,964
Preferred Stock
 Dividends..............       --                  (204)(e)     (204)                   (204)
                          -------                            -------                 -------
Income Available to
 Common Shareholders....  $   274                            $ 1,808                 $ 1,760
                          =======                            =======                 =======
Income per Common Share
  Basic.................  $  0.07         --         --      $  0.17        --       $  0.15
                          =======                            =======                 =======
  Diluted...............  $  0.07         --         --      $  0.16        --       $  0.15
                          =======                            =======                 =======
Weighted Average Number
 of Common Shares
  Basic.................    3,857         --      7,050       10,907       500        11,407
                          =======                 =====      =======    ======       =======
  Diluted...............    3,968         --      7,050       11,018       500        11,518
                          =======                 =====      =======    ======       =======

                   REUNION INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

                        CONDENSED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

  The unaudited pro forma consolidated condensed balance sheet is based on the Company's, Chatwins' and King-Way's unaudited balance sheets at March 31, 1998 and upon the adjustments described below. The unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 1997 and for the three months ended March 31, 1998 are based on the Company's and Chatwins' audited financial statements for the fiscal year ended December 31, 1997, King-Way's unaudited financial statements for its fiscal year ended September 30, 1997 and unaudited financial statements for the three months ended March 31, 1998 and upon the adjustments described below.

NOTE 2. PRO FORMA ADJUSTMENTS

  The unaudited pro forma consolidated condensed balance sheet reflects the following adjustments as though the Merger (with and without the King-Way Acquisition) and the Refinancing occurred as of March 31, 1998:

    (1)  To record assumed exercise of Chatwins Warrants prior to the merger.

    (2)  To retire Chatwins treasury stock.

    (3) To record issuance of 8.5 million shares of the Company's Common Stock to Chatwins stockholders. Purchase price determined based on
         2.4 million shares times $6.50 assumed market price of the Company's Common Stock.

    (4)  To eliminate Chatwins investment in the Company.

    (5)  To eliminate the Company equity accounts, and to record goodwill.

    (6) To record effects of refinancing including: write off of $2.3 million of debt issue costs on refinanced debt; prepayment premiums of $3.5 million on retired debt; repayment of $0.1 million unamortized debt discount; additional borrowing to pay $3.0 million of refinancing debt issue costs and paydown of $1.0 million related party debt.

    (7) To record the purchase of King-Way including revaluation of assets at fair value, assumption of $19.1 million of debt and to record goodwill.

    (8) To record issuance of an additional 0.5 million shares of the Company's Common Stock to Chatwins stockholders in consideration for the added value of King-Way.

  The unaudited pro forma consolidated condensed statements of operations reflect the following adjustments as though the Merger (with and without the King-Way Acquisition) and the Refinancing had occurred as of January 1, 1997.

    (a) To record reduction in amortization resulting from remeasurement of goodwill.

    (b) i) Year ended December 31, 1997. To record decreased interest expense resulting from $102.0 million actual weighted average debt times an actual weighted average interest rate of 12.8% compared to pro forma weighted average debt of $108.6 million times weighted average pro forma interest rate of 8.04%. A .125% change in the assumed interest rate would result in a change of interest expense of $0.1 million for the year.

       ii) Three months ended March 31, 1998. To record decreased interest expense resulting from $100.1 million actual weighted average interest debt times an actual 12.7% weighted average

                   REUNION INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

                  CONDENSED FINANCIAL STATEMENTS--(CONTINUED) interest rate compared to $106.7 million pro forma weighted average debt times weighted average pro forma interest rate of 8.08%. A .125% change in the assumed interest rate would result in a change of interest expense of $0.03 million for the three months.

    (c) To adjust the Chatwins income tax provision for pro forma utilization of the Company's Federal net operating losses.

    (d) To eliminate Chatwins' equity in the Company's results of continuing operations.


    (e) To record dividends on Reunion Preferred issued in exchange for Chatwins Preferred, at 10% per annum.

    (f) To record the historical results of King-Way based on unaudited financial statements for its fiscal year ended September 30, 1997 and for the three months ended March 31, 1998. These historical results have been adjusted for amortization of $13.7 million of goodwill over 15 years and interest expense on $19.1 million at an assumed interest rate of 10% and for the pro forma utilization of the Company's NOLs.

EXCHANGE OF CERTIFICATES

  As soon as practicable after the Effective Date, the Company will furnish a letter of transmittal to stockholders of Chatwins for use in exchanging their stock certificates (each a "Letter of Transmittal"), which will contain instructions with respect to the surrender of Chatwins stock certificates and the distribution of Common Stock certificates and Reunion Preferred certificates. THE COMPANY'S EXISTING STOCKHOLDERS DO NOT NEED TO EXCHANGE ANY STOCK CERTIFICATES AT ANY TIME BEFORE OR AFTER THE MERGER.

  Chatwins stockholders who fail to exchange their Chatwins stock certificates on or after the Effective Date by surrendering such certificates, together with a properly completed Letter of Transmittal, to the agent designated by the Company (the "Exchange Agent") will not receive their Common Stock certificates or Reunion Preferred certificates until such time as their Chatwins stock certificates are later surrendered to the Exchange Agent for transfer, accompanied by such instruments of transfer and supporting evidence as the Company may reasonably require. Any dividends declared or distributions made on shares of Common Stock or Reunion Preferred which such holders have a right to receive will be retained by the Company until such holders surrender their Chatwins stock certificates in exchange for Common Stock certificates or Reunion Preferred certificates or until paid to a public official pursuant to applicable abandoned property, escheat or similar laws. No interest will accrue or be payable with respect to any dividends or distributions retained on unissued Common Stock certificates or Reunion Preferred certificates.

  On the Effective Date, holders of certificates representing Chatwins capital stock will cease to have any rights with respect to such shares and each such certificate will be deemed for all corporate purposes to evidence only the right to receive shares of Common Stock (plus cash for any fractional shares) or Reunion Preferred for which such shares may be exchanged. The stock transfer books of the Chatwins will be closed at the close of business on the business day immediately preceding the Effective Date, and the holders of record of Chatwins capital stock as of the Effective Date will be the stockholders entitled to exchange their shares of Chatwins capital stock for shares of Common Stock or Reunion Preferred as provided in the Merger Agreement. No transfer or assignment of any shares of Chatwins capital stock will take place after the Effective Date until the certificates for such shares are exchanged pursuant to the Merger Agreement. In the event of a transfer of ownership of any such shares which is not registered in the stock transfer records of Chatwins, no shares of Common Stock or Reunion Preferred exchangeable for such shares will be issued to the transferee until the certificate or certificates representing such transferred shares are delivered to the Exchange Agent together with all documents required to evidence and effect such transfer. In addition, it will be a condition to the issuance of any certificate for any shares of Common Stock or Reunion Preferred in a name other than the name in which the surrendered Chatwins capital stock is registered that the person requesting the issuance of such certificate or note either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate of Common Stock or Reunion Preferred in a name other than the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  In no event will the Exchange Agent or the Company be liable to any holder of Chatwins capital stock for shares of Common Stock or Reunion Preferred, or dividends or distributions thereon, delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law. All shares of Common Stock or Reunion Preferred issued upon the surrender of shares of Chatwins capital stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Chatwins capital stock, subject, however, to the Company's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Date which may have been declared or made by Chatwins on such shares of Chatwins capital stock prior to the Effective Date and that remain unpaid as of the Effective Date.

FEDERAL INCOME TAX CONSEQUENCES

  THE FOLLOWING DISCUSSION DOES NOT INCLUDE ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, AND DOES NOT SPECIFICALLY ADDRESS THE CONSEQUENCES TO COMMON STOCKHOLDERS OF CHATWINS OR THE COMPANY OTHER THAN INDIVIDUAL UNITED STATES CITIZENS WHO HOLD THEIR SECURITIES AS A CAPITAL ASSET. THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND EACH STOCKHOLDER OF CHATWINS OR THE COMPANY IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE CONSEQUENCES OF THE MERGER.

 Federal Income Tax Consequences to Chatwins Common Stockholders

  Consummation of the Merger is not conditioned upon the receipt of a ruling from the Internal Revenue Service as to the tax consequences of the transactions, and no such ruling has been requested. The Board of Directors of the Company believes that, and has received an opinion of Finn Dixon & Herling LLP, to the effect that,

  (i) the Merger will be treated as a tax-free reorganization under Section 368(a)(1)(A) of the Code;

  (ii) no gain or loss will be recognized by Chatwins' common stockholders on the receipt of shares of Common Stock in exchange for shares of Chatwins common stock;

  (iii) the tax basis of shares of Common Stock received pursuant to the Merger will equal the tax basis of the shares of Chatwins common stock exchanged therefor;

  (iv) provided that the shares of Chatwins common stock are held as capital assets at the time of the Merger, the holding period of the shares of Common Stock received in the Merger will include the holding period of the shares of Chatwins common stock exchanged therefor; and

  (v) no gain or loss will be recognized by the stockholders of the Company solely as a result of the consummation of the Merger.

  In rendering its opinion, Finn Dixon & Herling LLP, considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as they considered relevant.

  Finn Dixon & Herling LLP, has not rendered an opinion on the prospective effectiveness of the Transfer Restrictions in preserving the NOLs, and has not been requested to do so by the Company. Although the Company believes that the Transfer Restrictions, as designed, can effectively preserve the NOLs, future transactions cannot be predicted or addressed with the degree of certainty necessary to support a legal opinion. Accordingly, no assurances of counsel are or can be given to the Company and its stockholders that the NOLs will not, in spite of the Transfer Restrictions, be severely limited under Section 382 of the Code by reason of any such future transactions. See "Risk Factors --Continuation of Net Operating Loss Carryforwards".

 Federal Income Tax Consequences to the Company and Current Stockholders

  No gain or loss should be recognized by the Company or its stockholders on the transfer of Chatwins assets to the Company or the Company's accession to Chatwins' liabilities as a result of the Merger. The basis of Chatwins' assets acquired by the Company in the Merger should be the same as the basis of those assets in Chatwins' hands immediately prior to the Merger, and the Company's holding period should include the Chatwins' holding period with respect to the assets. The tax basis of the Company's Common Stock held by existing stockholders of the Company prior to the Merger will remain the same after the Merger.

  Chatwins' tax attributes generally will carry over to the Company. The Company also should succeed to Chatwins' earnings and profits. The Company should be treated as a continuation of Chatwins for purposes of computing depreciation and for other specified purposes.

INTERESTS OF CERTAIN PERSONS

  Except as provided below, the Company believes that the interest of the Company's management and principal stockholders in the consummation of the Merger arises solely from their respective positions as fiduciaries of the Company and/or their ownership of securities of the Company, and that such parties are to receive no extra or special benefit from the Merger that is not shared on a pro rata basis by all other stockholders. See "--Anti Takeover Effects".

  Nevertheless, as of the date of this Proxy Statement/Prospectus, Chatwins is the record owner of approximately 38% of the outstanding Common Stock of the Company, owns a currently exercisable warrant to purchase an additional 1% of the Company's Common Stock. Accordingly, the beneficial owners of the common stock of Chatwins currently have the right to vote up to approximately 38% of the Company's Common Stock and upon exercise of the warrant would have the right to vote approximately 39% of the Company's Common Stock. (See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management").

  At the Effective Time of the Merger, pursuant to the Merger Agreement, the Company will retire the shares of the Common Stock of the Company and warrant to purchase Common Stock of the Company owned by Chatwins. This stock and warrant have been valued as assets of Chatwins in determining the Merger consideration. Subsequently, in connection with Merger, the stockholders of Chatwins will be issued Common Stock of the Company representing approximately 80% of the Common Stock of the Company. Included in this ownership following the Merger is the ownership by the Bradley FLP (of which Mr. Bradley is the sole general partner) of approximately 38% of the Common Stock of the Company (the voting rights in respect of which will be controlled after the Effective Time by Mr. Bradley's son, Kimball Bradley) and the ownership by Mr. Poole of approximately 12% of the Common Stock of the Company (assuming in both cases that all of the Chatwins Warrants are exercised into common stock of Chatwins prior to the Effective Time). (See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management") In addition, on May 19, 1998, Mr. Bradley was granted options to acquire an additional 75,000 shares of Common Stock by the Board of Directors of the Company and, if the New Option Plan is adopted, Mr. Poole will acquire options to purchase an additional 15,000 shares of the Common Stock of the Company. Both Mr. Bradley and Mr. Poole will also be eligible under the New Option Plan for option grants in the future. Mr. Bradley and Mr. Poole are also beneficial owners of all of the Chatwins Preferred which will be converted into the Reunion Preferred at the Effective Time. (See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management").

  As a result of the Merger, the beneficial owners of Chatwins will have the ability to control the election of directors and the appointment of officers of the Company and will have the ability to approve important corporate matters, such as amendments to the Certificate of Incorporation and By-Laws of the Company, mergers, business acquisitions, dispositions and share issuances, without the approval of the other stockholders of the Company.

  Each of the Company and Chatwins are being represented by separate legal counsel in connection with the Merger, and the Company has retained Legg Mason, an investment banking firm, to conduct evaluations of the relative values of the Company and Chatwins. In addition, one-half of the directors on the Board of Directors of the Company, which is unanimously recommending approval of the Merger Agreement and the Merger by the stockholders of the Company at the Special Meeting, have no affiliation, whether by security ownership or otherwise, with Chatwins. Nevertheless, certain relationships between the directors, officers and stockholders of the Company and Chatwins could raise the question of conflicts of interest in the negotiation of the terms and conditions of the Merger, including, without limitation, (i) Mr. Bradley, a director of the Company since June 20, 1995 and the President and Chief Executive Officer of the Company since October 26, 1995, is the Chairman and a director of Chatwins and a beneficial owner of approximately 57% of the outstanding (and 48% of the fully diluted) common stock of Chatwins owned of record by the Bradley FLP, (ii) Mr. Poole, a director of the Company since April 19, 1996, is a director of Chatwins and a beneficial owner of approximately 80% of the outstanding (and 66% of the fully diluted) common stock of Chatwins (approximately 57% of the outstanding shares and 47% of the fully diluted shares being by virtue of the right to vote the Chatwins common stock held of record by the Bradley FLP), (iii) Thomas L. Cassidy, a director of the Company since June 20, 1995, was a director of Chatwins until June 1997 and currently owns Chatwins' Warrants which will be converted prior to the Effective Time into less than 1% of the outstanding and fully diluted common stock of Chatwins (see "Ownership Information--Security Ownership of Certain Beneficial Owners and Management"). Mr. Bradley, Mr. Poole and Mr. Cassidy are also holders of an aggregate $4.35 million principal amount of Chatwins Senior Notes and Mr. Bradley and Mr. Poole are beneficial owners of all of the Chatwins Preferred. Mr. Bradley and Mr. Evans (Executive Vice President, Chief Financial Officer and Secretary of the Company) are the owners of 42.5% and 15% of the common stock of SAC and Mr. Bradley and Mr. Poole are the owners of 42.5% and 7.5%, respectively, of Stanwich Financial, which in turn is the holder of $13.5 million of debt and $5.6 million of preferred stock issued by SAC. As of the date of this Proxy Statement/Prospectus certain agreements, including a loan settlement agreement, have been reached in principal whereby Stanwich Financial could acquire an aggregate of 371,280 shares of Common Stock. Additionally, Chatwins is currently the owner of approximately 38% of the Common Stock of the Company. See "Proposal III. The Merger--Refinancing", "Material Contacts with the Company Being Acquired and Certain Relationships and Related Transactions". (See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions").

LEGAL MATTERS

  The validity of the shares of Common Stock to be issued in connection with the Merger and the federal income tax consequences of the Merger to the Company's and Chatwins' common stockholders have been passed upon for the Company by Finn Dixon & Herling LLP.

                             OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

THE COMPANY

  As of June 25, 1998, the Company had outstanding 3,862,565 shares of Common Stock. The following table sets forth information regarding the beneficial ownership of the Company's Common Stock at June 1, 1998, by (i) each stockholder known to the Company to own 5% or more of the Company's Common Stock, (ii) each director of the Company, (iii) each of the chief executive officer and the other named executive officers and (iv) all current directors and executive officers as a group. Except as set forth in the footnotes to the following table, each stockholder has sole dispositive and voting power with respect to the shares of the Company's Common Stock shown as owned by him.

                                                        AMOUNT AND       PERCENT
                                                          NATURE           OF
    NAME (AND ADDRESS OF 5% OF BENEFICIAL OWNERS)      OF OWNERSHIP       CLASS
    ---------------------------------------------      ------------      -------
Chatwins Group, Inc...................................  1,525,000(1)      38.7%
 300 Weyman Plaza, Suite 340
 Pittsburgh, PA 15236
Parkdale Holdings Corporation N.V.....................    271,280(7)       7.0%
 Nieuwestraat 4-6, P.O. Box 210
 Curacao, Netherlands Antilles
Thomas N. Amonett.....................................     34,000(2)       0.9%
Charles E. Bradley, Sr................................  1,525,000(3)      38.7%
 c/o Stanwich Partners
 (see below for address)
Thomas L. Cassidy.....................................     15,000(2)       0.4%
W. R. Clerihue........................................      5,000(2)       0.1%
Franklin Myers........................................    141,210(2)(4)    3.6%
John G. Poole.........................................  1,525,000(2)(5)   38.7%
 c/o Stanwich Partners
 (see below for address)
Richard L. Evans......................................     55,000(6)       1.4%
David N. Harrington...................................          0          0.0%
Charles E. Bradley, Jr................................    271,280(7)       7.0%
 c/o Stanwich Partners
 (see below for address)
Stanwich Partners, Inc................................  1,525,000(3)      38.7%
 One Stamford Landing
 62 Southfield Avenue
 Stamford, CT 06902
Charles E. Bradley Sr. Family Limited Partnership.....  1,525,000(3)      38.7%
 One Stamford Landing
 62 Southfield Avenue
 Stamford, CT 06902
Stanwich Financial Services Corp......................    371,280(7)       9.6%
 c/o Stanwich Partners
 (see above for address)
All Current Directors and Executive Officers as a
 group (8 individuals)................................  1,775,210(8)      43.7%

--------
(1) Includes 75,000 shares that may be purchased pursuant to currently exercisable warrants, with respect to which Chatwins has dispositive power only.

(2) Excludes options to purchase 15,000 shares of Common Stock which were granted February 12, 1998 but which grant is subject to approval by the stockholders of the New Option Plan at the Special Meeting.
(continued)

(3) Includes all shares of Common Stock shown as beneficially owned by Chatwins. Mr. Bradley is Chairman of the Board of Chatwins as well as the beneficial owner of more than 50% of the issued and outstanding shares of Chatwins. Accordingly, under Rule 13d-3, Mr. Bradley may be deemed beneficial owner of all shares of the Company's Common Stock beneficially owned by Chatwins. Mr. Bradley disclaims such beneficial ownership. (See Note (2) to the ownership table under "--Chatwins" for certain further information relating to Mr. Bradley's ownership and the Bradley FLP).

(4) Includes a currently exercisable warrant to purchase 75,000 shares of Common Stock.

(5) Includes all shares of Common Stock shown as beneficially owned by Chatwins. As described in Note (2) to the table of Chatwins ownership (see "--Chatwins", in this section), Mr. Poole and SPI may, pursuant to Rule 13d-3, be deemed a beneficial owner of more than 50% of the issued and outstanding shares of Chatwins and may, under Rule 13d-3, be deemed beneficial owners of all shares of the Company's Common Stock beneficially owned by Chatwins. Mr. Poole and SPI disclaim such beneficial ownership.

(6) Includes options to purchase 46,535 shares of Common Stock exerciseable within 60 days.

(7) Pursuant to a Stock Pledge Agreement, dated as of June 17, 1997, by Parkdale in favor of Mr. Bradley Jr., Mr. Bradley Jr. is a pledgee of the 271,280 shares of Common Stock owned of record by Parkdale. As of the date of this Proxy Statement/Prospectus Parkdale has defaulted on a 1997 loan that is secured through this Stock Pledge Agreement, giving Mr. Bradley Jr. certain rights to vote and dispose of these 271,280 shares. Accordingly, Mr. Bradley Jr. may, under Rule 13d-3, be deemed a beneficial owner of such shares. Mr. Bradley Jr. expressly disclaims such beneficial ownership as of the date of this Proxy Statement/Prospectus.

  As of the date of this Proxy Statement/Prospectus, Mr. Bradley Jr. and Parkdale have agreed in principal on a settlement arrangement with respect to the defaulted loan. If approved by the Board of Directors of the Company as a transaction that may implicate the Transfer Restrictions (see "Proposal III. The Merger--Extension of Transfer Restrictions; Preservation of Tax Benefits"), Mr. Bradley Jr. will agree to immediately waive Parkdale's current default until August 10, 1998, when all amounts of principal and interest outstanding under the loan would become due and payable. Mr. Bradley Jr. will also agree to immediately arrange a further $400,000 loan to Parkdale by Stanwich Financial. Stanwich Financial is owned 42.5% by Mr. Bradley, 42.5% by Mr. Bradley Jr., 7.5% by Mr. Poole and 7.5% by a third party. Stanwich Financial is the holder of approximately $13.5 million of debt and $5.6 million of preferred stock issued by SAC (see "Proposal III. The Merger--King-Way Acquisition"). Parkdale will agree to immediately execute a proxy in favor of Mr. Bradley Jr. in respect of all 271,280 shares of Common Stock securing the two loans. Parkdale will further agree that, following the Merger and on or prior to August 10, 1998, (i) Parkdale will pay all amounts of principal and interest outstanding under the original $600,000 loan by conveying to Mr. Bradley Jr. approximately 123,000 shares Common Stock owned of record by Parkdale (at a valuation of $5.25 per share), (ii) Parkdale will pay all amounts of principal and interest outstanding under the subsequent $400,000 loan by conveying to Stanwich Financial approximately 74,000 shares Common Stock owned of record by Parkdale (at a valuation of $5.50 per share), and (iii) Parkdale will sell its remaining shares of Common Stock (approximately 74,000 shares) to Stanwich Financial for $5.50 per share. Following the consummation of these transactions, Mr. Bradley Jr. intends to convey his approximately 123,000 shares of Common Stock to Stanwich Financial in repayment of certain amounts owed by Mr. Bradley Jr. to Stanwich Financial.

  Also as of the date of this Proxy Statement/Prospectus, Stanwich Financial has reached an agreement in principal to purchase 100,000 shares of Common Stock, at market value, from an unaffiliated third party investor.

  Although there can be no assurances that any or all of the above transactions will actually be consummated or be consummated in accordance with the terms described above, Stanwich Financial may, under Rule 13d-3, be deemed a beneficial owner of all of the shares that it may acquire pursuant to these transactions. Stanwich Financial expressly disclaims such beneficial ownership as of the date of this Proxy Statement/Prospectus.

(8) Includes warrants and options to purchase an aggregate of 196,535 shares of Common Stock exercisable within 60 days. Excludes options to purchase an aggregate of 75,000 shares of Common Stock which were granted February 12, 1998, but which grant is subject to approval by the stockholders of the New Option Plan at the Special Meeting.

OUTSTANDING OPTIONS, WARRANTS AND OTHER RIGHTS

  Other than rights to exchange shares of predecessors to the Company (which are included in the current calculation of the Company's issued and outstanding Common Stock), as of June 22, 1998, the following categories of rights exist with respect to the Common Stock: (i) warrants to purchase up to 150,000 shares of authorized Common Stock issued under the Warrant Agreements dated as of July 1, 1992, as amended June 28, 1995, by and among the Company and the other parties named therein; and (ii) options to purchase up to 153,285 shares of Common Stock under the 1993 Plan (36,285 of which are presently exercisable). The shares covered by the above-described rights equal 303,285 shares in the aggregate.

CHATWINS

  As of June 2, 1998, Chatwins had (i) 242,887.4 shares of Common Stock outstanding, (ii) 2,249.0 shares of Class D Series A Preferred Stock, par value $.01 per share outstanding, (iii) 800.0 shares of Class D Series B Preferred Stock, par value $.01 per share outstanding and (iv) 1,510.0 shares of Class D Series C Preferred Stock, par value $.01 per share outstanding. In addition, on May 3, 1993 Chatwins issued 50,000 Chatwins Warrants each exercisable into one share of Chatwins' common stock at $0.01 per share. These warrants became exercisable on June 2, 1998. The following table sets forth information, as of June 2, 1998, as to the beneficial and percentage of ownership of each class of Chatwins' capital stock by (A) each person owning beneficially more than five percent of the outstanding shares of each class of Chatwins' outstanding capital stock, (B) each director and Named Executive Officer of Chatwins and (C) all directors and officers of Chatwins as a group. Except as otherwise indicated in the notes to the following table, each stockholder has sole voting and investment power with respect to the shares shown to be beneficially owned by such stockholder.

                                                  PREFERRED STOCK--CLASS D
                                                  -----------------------------
                                                  SERIES                SERIES
                          COMMON STOCK               A       SERIES B      C
                          ------------            -------    --------   -------
Charles E. Bradley......   140,946.6(1)(2)(6)     2,249.0(3)  800.0(3)  1,510.0(4)
 c/o Stanwich Partners,
 Inc.                                                  --        --          --
 (see below for address)        57.6%               100.0%    100.0%      100.0%
                                                       --        --          --
John G. Poole...........   195,353.6(1)(2)(5)(6)  2,249.0(3)  800.0(3)  1,510.0(4)
 c/o Stanwich Partners,
 Inc.                           79.7%               100.0%    100.0%      100.0%
 (see below for address)
                                                       --        --          --
Stanwich Partners, Inc.    138,946.6(2)                --        --          --
 One Stamford Landing                                  --        --          --
 62 South Field Avenue          57.2%                  --        --          --
 Stamford, CT 06902                                    --        --          --
Kimball J. Bradley......    24,000.0                   --        --          --
 c/o Stanwich Partners,
 Inc.                            9.9%                  --        --          --
 (see above for address)
Joseph C. Lawyer........    18,094.0(6)                --        --          --
 c/o Chatwins Group,
 Inc.
 300 Weyman Plaza,
 Suite 340                       7.4%                  --        --          --
 Pittsburgh PA 15236
Jack T. Croushore.......     4,065.4(6)                --        --          --
 c/o Chatwins Group,
 Inc.                            1.7%                  --        --          --
 (see above for address)
All directors and
 officers as a group....   243,163.0              2,249.0     800.0     1,510.0
                                98.6%               100.0%    100.0%      100.0%

--------
(1) Pursuant to the Securities Pledge Agreement, dated as of May 1, 1993 (the "Securities Pledge Agreement"), Mr. Bradley pledged 127,799 shares of Chatwins common stock to the Collateral Agent (as defined therein) for the benefit of the holders of the Senior Notes and Mr. Poole pledged 17,040 shares of Chatwins' common stock to secure the Chatwins' obligations under the Indenture and the Senior Notes.
(continued)

(2) Includes 138,946.6 shares held of record by the Bradley FLP established by Mr. Bradley in May 1998 for estate planning purposes and of which Mr. Bradley owns 1% as general partner and 55% as a limited partner. The Bradley FLP has designated Stanwich Partners, Inc. to vote these shares, and Stanwich Partners, Inc. in turn has designated John G. Poole, who is one of its officers, as the person to vote these shares on its behalf. Pursuant to Rule 13d-3, Mr. Bradley and the Bradley FLP may be deemed to be the beneficial owner of these shares with shared dispositive power with respect thereto, and Stanwich Partners, Inc. and Mr. Poole each may be deemed to be the beneficial owner of these shares with voting power with respect thereto.

(3) Held of record by KSB Acquisition Corp., the former owner of the corporate predecessor-in-interest to the Klemp and Steelcraft divisions of Chatwins, of which Messrs. Bradley and Poole are the sole executive officers and directors. Pursuant to Rule 13d-3, Messrs. Bradley and Poole would be deemed to be the beneficial owners of these shares, with shared voting and dispositive power with respect thereto.

(4) Held of record by Hanna Investment Corp., the former owner of the corporate predecessor-in-interest to the Hanna division of Chatwins, of which Messrs. Bradley and Poole are the sole executive officers and Mr. Poole is the sole director. Pursuant to Rule 13d-3, Messrs. Bradley and Poole would be deemed to be the beneficial owners of these shares, with shared voting and dispositive power with respect thereto.

(5) Includes 42,949.2 shares held of record by John Grier Poole Family Limited Partnership, established by Mr. Poole in 1995 for estate planning purposes, and of which Mr. Poole owns 1% and is the sole general partner. Pursuant to Rule 13d-3, Mr. Poole may be deemed to be the beneficial owner of these shares, with sole voting and dispositive power with respect thereto. Also includes 11,457.8 shares as to which Mr. Poole has voting rights, but not dispositive rights. Pursuant to Rule 13d-3, Mr. Poole may be deemed to be the beneficial owner of these shares, with sole voting power with respect thereto.

(6) Includes Chatwins Warrants as follows: Mr. Bradley, 2,000; Mr. Poole, 1,650; Mr. Lawyer, 110; and Mr. Croushore, 20. As a result of Chatwins signing the Merger Agreement, the Chatwins warrantholders were notified that if they failed to exercise their warrants within 30 days their warrants would lapse in accordance with their terms.

                            MANAGEMENT INFORMATION

EXECUTIVE OFFICERS

  The officers of the Company immediately prior to the Merger will be the officers of the Company immediately following the Merger, except for the additions of Mr. Lawyer and Mr. Poole (See "Additional Executive Officers" below). The following individuals currently serve as executive officers of the Company (or its principal subsidiary) at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of stockholders:

      NAME                                        POSITION                  AGE
      ----                                        --------                  ---

      Charles E. Bradley,
       Sr.(1)...................  Director, President and Chief Executive    68
                                   Officer of the Company
      Richard L. Evans(2)....... Executive Vice President, Chief Financial   46
                                  Officer, and Secretary of the Company
      David N. Harrington(3).... President and Chief Operating Officer, ORC  57

--------
(1) See "Proposal I. The Election of Directors--Directors" for certain biographical information.

(2) Mr. Evans joined the Company as Executive Vice President and Chief Financial Officer in October 1995. He was appointed Secretary of the Company in December 1995. From May 1993 to September 1995, he was Controller of Terex Corporation, a capital goods manufacturer. From October 1989 to May 1993, Mr. Evans was Controller of SPI.

(3) Mr. Harrington has served as Chief Operating Officer of Oneida Molded Plastics Corp. ("OMPC") (now known as Oneida Rostone Corp., a wholly-owned subsidiary of the Company) since December 1989 and as its President since October 1990. From March 1986 through December 1989, Mr. Harrington served as Vice President and General Manager of OMPC.

ADDITIONAL EXECUTIVE OFFICERS

  If the Merger is consummated, Mr. Poole will become the Vice Chairman of the Company (for information about Mr. Poole, See "Proposal I. Elections of Directors").

  Joseph C. Lawyer, age 52, has been the President, Chief Executive Officer and a director of Chatwins since 1988, and after the Merger will be the President and Chief Executive Officer of the Company's Chatwins division. Prior to purchasing CP Industries, Inc., the corporate predecessor of the Chatwins' CPI division, Mr. Lawyer was General Manager of USX's Specialty Steel Products division, where he was employed for over 17 years. Mr. Lawyer has been a director of Respironics, Inc., a company engaged in design, manufacture and sale of home and hospital respiratory medical products, since November 16, 1994.

  In the event that the Merger is consummated (i) Mr. Poole will be compensated as an officer of the Company at a base rate of $60,000 per annum, and will no longer be compensated as a non-employee director of the Company, and (ii) Mr. Bradley's base annual compensation as an officer of the Company ($150,000) and of Chatwins ($100,000) will be combined, for a post-Merger base annual compensation of $250,000.

COMMON STOCK PERFORMANCE GRAPH

  The following graph illustrates the yearly percentage change in the cumulative total shareholder return on the Company's common stock, compared with the cumulative total return on (i) the Standard & Poor's 500 Stock Index, and (ii) a "Peer Group" Index (the "Peer Group") for the five years ended December 31, 1997./1/:

                             FIVE YEAR TOTAL RETURN



                              [GRAPH APPEARS HERE]

                                                   FISCAL YEAR ENDING
                                         ---------------------------------------
                COMPANY                  1992  1993   1994   1995   1996   1997
                -------                  ---- ------ ------ ------ ------ ------
Reunion Industries, Inc................. 100  274.29 228.57 228.57 182.86 237.26
Peer Group.............................. 100  106.03  99.49 103.84 107.79 141.15
Broad Index............................. 100  110.08 111.54 153.45 188.69 251.64

--------
1 Tabular data assumes that the value of the investment in the Company's Common Stock and each index was $100 at January 1, 1993 and that all dividends, if any, were reinvested.

2 Standard & Poor's 500 Total Return Index provided by Media General Financial Services, Inc.

3 Total Return Index provided by Media General Financial Services, Inc. for the Peer Group of nine companies selected by the Company. American Filtrona Corp., used previously in this Peer Group by the Company, has since been acquired, is no longer publicly traded, and hence has been omitted. The Peer Group is made up of the following:

  Advanced Technical                   Myers Industries Inc.
  Products                             Rotonics Manufacturing
  Calnetics Corp.                      Summa Industries
  Essef Corp.                          Glassmaster Co.
  Triple S Plastics                    Sun Coast Industries Inc.
  Inc.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                                      AND
               MATERIAL CONTACTS WITH THE COMPANY BEING ACQUIRED

  In addition to the transactions set forth below, the discussion of the Merger to be voted upon at the Special Meeting (See "Proposal III. The Merger") is incorporated below by reference. The consummation of the Merger will impact in some way most of the transactions and relationships discussed below (See, e.g. "Proposal III. The Merger--Refinancing"). Stockholders are strongly encouraged to read the discussion below in conjunction with the discussion of the Merger in this Proxy Statement/Prospectus.

CHATWINS ACQUISITION

  On June 20, 1995, Chatwins acquired 1,450,000 shares, or approximately 38%, of the Company's Common Stock (the "Purchased Shares") from Parkdale (the "Chatwins Acquisition"). In connection with the Chatwins Acquisition, the 271,280 remaining shares of the Company's common stock owned by Parkdale as well as 66,210 shares of common stock (the "Myers Shares") and a warrant to purchase 75,000 shares of common stock owned by Franklin Myers (the "Myers Warrant" and, collectively with the Myers Shares, the "Myers Securities") were delivered into a 3-year escrow arrangement. Each of Myers and Parkdale also entered into 3-year standstill agreements with Chatwins regarding the purchase, sale and transfer of Company securities and delivered to Chatwins 3-year proxies expiring June 15, 1998 to vote all of their respectively-owned shares of common stock (the "Chatwins Proxies"). These escrow arrangements, standstill agreements and Chatwins Proxies have recently expired. At the time of the Chatwins Acquisition, Chatwins acquired from P. Dean Gesterkamp a warrant to purchase 75,000 shares of the Company's common stock (the "Gesterkamp Warrant"). As a result of the Chatwins Acquisition and related transactions, Chatwins obtained voting control over approximately 45% of the Company's Common Stock until June 15, 1998.

  Charles E. Bradley, Sr., a Director of the Company since June 20, 1995 and the President and Chief Executive officer of the Company since October 26, 1995, is the Chairman and a Director of Chatwins and a beneficial owner of approximately 57% of the outstanding (and 48% of the fully diluted) common stock of Chatwins. John G. Poole, a Director of the Company since April 19, 1996, is a Director of Chatwins and a beneficial owner of approximately 80% of the outstanding (and 66% of the fully diluted) common stock of Chatwins (approximately 57% of the outstanding shares and 47% of the fully diluted shares being by virtue of the right to vote the Chatwins common stock held of record by the Bradley FLP). Thomas L. Cassidy, a Director of the Company since June 20, 1995, was a director of Chatwins until June 1997 and currently owns Chatwins Warrants which will be converted prior to the Effective Time into less than 1% of the outstanding and fully diluted common stock of Chatwins (see "Proposal I. The Election of Directors" and "Ownership Information-- Security Ownership of Certain Beneficial Owners and Management"). Mr. Bradley, Mr. Poole and Mr. Cassidy are also holders of an aggregate $4.35 million principal amount of Chatwins Senior Notes and Mr. Bradley and Mr. Poole are currently beneficial owners of all of the Chatwins Preferred.

ONEIDA ACQUISITION

  On September 14, 1995 the Company purchased from Chatwins Holdings, Inc. ("CHI"), a Delaware corporation and wholly-owned subsidiary of Chatwins, all of the issued and outstanding common stock and preferred stock of Oneida (the "Oneida Acquisition"). The aggregate purchase price for the shares totaled

$3,107,484, which was funded entirely from internal cash reserves of the Company. Oneida's liabilities at the time of acquisition included $4,932,940 payable to Chatwins on account of Chatwins' advances to Oneida between March 31, 1994 (when Chatwins acquired Oneida) and August 31, 1995. The stock purchase agreement between the Company and Chatwins required the Company to cause Oneida to repay this indebtedness to Chatwins (the "Oneida-Chatwins Debt") plus interest thereon at 10% per annum from September 1, 1995 on or before September 14, 1997, or earlier from the net proceeds, if any, of the sale of the Company's other material assets. The Oneida/Chatwins Debt was subsequently memorialized by a Subordinated Promissory Note issued by Oneida to Chatwins. Interest on this note was payable monthly. As a condition precedent to the consummation of the merger of Rostone Corporation ("Rostone") and Oneida on February 2, 1996, Congress, a lender to both Chatwins and Oneida, required Chatwins to subordinate its right to repayment of the Oneida/Chatwins Debt to the prior payment of Oneida's indebtedness to Congress, except to the extent provided in the subordination agreement executed by the Company on February 2, 1996. The Company made cash payments, funded from the proceeds of the sale of the Company's oil and gas assets, to Chatwins of $1,550,000 in 1995 and $3,664,063 in 1996, each including interest at 10% per annum, in full repayment of the Oneida/Chatwins Debt.

  The financial terms of the Oneida Acquisition were determined based on Oneida's financial position and results of operations at and for the six months ended June 30, 1995. The terms of the transaction were approved by the unanimous vote of the directors of the Company at the time with Messrs. Bradley and Cassidy abstaining. Both the Company and Chatwins received a fairness opinion in connection with the Oneida Acquisition.

  One hundred percent of the $3,107,484 cash proceeds received by Chatwins in the Oneida Acquisition were applied to repay a portion of Chatwins's obligations under the Parkdale Note, then held by Mr. Bradley, as required by the terms thereof. See "--The Parkdale and Gesterkamp Notes".

  On March 31, 1994, Chatwins had purchased (i) the then issued and outstanding common stock of Oneida (the "Oneida Common Stock") for $1.00 from Oneida Products Corp. ("OPC"), a wholly-owned subsidiary of Oneida Products Acquisition Corp. ("OPAC"), (ii) 16,016 shares of Oneida preferred stock for $160.16 from SPI, and (iii) 8,984 shares of Oneida preferred stock for $89.84 from Stanwich Oil & Gas, Inc. ("SOG") (together the "Oneida Preferred Stock"). Messrs. Bradley and Poole are officers, directors and controlling stockholders of SPI and SOG. Mr. Bradley is the President, acting Chief Financial Officer, a director and a stockholder of Texon Energy Corporation ("Texon"), the sole stockholder of OPAC and beneficial owner of approximately 14% of Texon's outstanding common stock.

  Immediately prior to the Chatwins acquisition of Oneida, Oneida had assumed $2,500,000 of liabilities (the "Assumed Liabilities") of OPAC, as consideration for OPAC's authorizing the acquisition. The Assumed Liabilities included (i) $1,993,367 of liabilities of OPAC to SPI ("SPI Assumed Liabilities"), (ii) $40,166 outstanding under two Promissory Notes, each issued on June 17, 1988 by OPAC to David N. Harrington and each in the original principal amount of $30,000 and bearing interest at 9% per annum and
(iii) $466,467 outstanding under three Subordinated Promissory Notes, each issued on January 25, 1991 by OPAC to a former owner of Oneida, in the respective original principal amounts of $270,000, $350,000 and $515,000 and each bearing no interest. At all relevant times, Mr. Harrington was an executive officer and director of Oneida and is currently the President and Chief Executive Officer of ORC. In connection with the assumption of the Assumed Liabilities, (a) SPI exchanged $1,601,600 of the SPI Assumed Liabilities for 16,016 shares of Oneida Preferred Stock, which SPI then sold to Chatwins for $160.16 as described in the preceding paragraph, and (b) SOG exchanged $898,400 of indebtedness outstanding under a Subordinated Promissory
Note issued by Oneida to SOG on May 31, 1990 in the original principal amount of $750,000 bearing interest at 12% per annum and a Subordinated Promissory
Note issued by Oneida to SOG on May 10, 1991 in the original principal amount of $9,000 bearing interest at 12% per annum for 8,984 shares of Oneida Preferred Stock, which SOG then sold to Chatwins for $89.84 as described in the preceding paragraph. As further consideration for OPAC's approval of the acquisition, Oneida cancelled intercompany receivables relating to the payment of legal and accounting fees and taxes from Texon and its subsidiaries of approximately $865,000.

  The portion of SPI Assumed Liabilities that was not exchanged for shares of Oneida Preferred Stock consisted of (i) $273,400 outstanding under a Subordinated Promissory Note (the "SPI Subordinated Note") issued by OPAC to SPI on June 17, 1988 in the original principal amount of $500,000 bearing interest at 10% per annum and (ii) a $118,367 transaction fee (the "SPI Transaction Fee") owed by OPAC to SPI for investment banking services rendered by SPI in connection with OPAC's acquisition of OPC in June 1988. Oneida did not assume OPAC's obligation to pay interest on the SPI Subordinated Note. With the consent of Congress, Oneida paid SPI $45,000 in October 1994 as partial payment of the SPI Transaction Fee, leaving a balance of $73,367 at December 31, 1994 which was paid in 1995.

  Prior to the acquisition of Oneida by Chatwins, OPC had pledged all of its shares of Oneida capital stock to Signal Capital Corporation ("Signal") to secure OPC's indebtedness to Signal of approximately $28.7 million (the "OPC Signal Debt"). As consideration for its consent to the acquisition and the release of the pledge, Signal entered into the Deferred Payments Agreement on March 30, 1994 with Oneida and Chatwins which provided that Oneida would pay Signal (i) 50% of Oneida's EBT (as defined in the Deferred Payments Agreement) in excess of $750,000 per year for the five fiscal years ending December 31, 1994 through December 31, 1998, subject to certain conditions, and (ii) 20% of the net proceeds which Oneida received from any sale of shares of its capital stock in any underwritten public offering of such shares prior to December 31, 1998. Signal was obligated to apply these payments by Oneida to the reduction of the OPC Signal Debt. As of August 18, 1995, Oneida had incurred no payment obligations to Signal under the Deferred Payments Agreement. Mr. Bradley had guaranteed the payment of the OPC Signal Debt. On August 18, 1995, Mr. Bradley settled in full all claims of Signal against him. The Deferred Payments Agreement was terminated as part of that settlement.

ROSTONE/ONEIDA MERGER

  On February 2, 1996, Rostone was merged with and into Oneida, by then a wholly-owned subsidiary of the Company (the "Rostone/Oneida Merger"), pursuant to a Merger Agreement (the "Rostone/Oneida Agreement") dated as of December 22, 1995. Pursuant to the Rostone/Oneida Agreement, Oneida, as the surviving corporation, changed its name to, Oneida Rostone Corp. ("ORC"). The purchase price payable by ORC under the Rostone/Oneida Agreement to the stockholders of Rostone was an amount up to $4,000,503 as follows: (i) $503 in 1996, (ii) up to $2,000,000 in 1997 if Rostone achieved specified levels of earnings before interest and taxes (as provided in the Rostone/Oneida Agreement) for the calendar year 1996 and (iii) up to $2,000,000 in 1998 if Rostone achieved specified levels of earnings before interest and taxes (as provided in the Rostone/Oneida Agreement) for the calendar year 1997. Under the terms of ORC's Loan Facility (described below), all such payments could only be made from equity contributions the Company may provide to ORC. The financial terms of the transaction were determined based on Rostone's financial position and results of operations for the fiscal year ended December 31, 1994 and for the eleven months ended November 30, 1995. The terms of the Rostone/Oneida Merger were approved by the unanimous vote of the directors of the Company, including by all disinterested directors.

  In the Rostone/Oneida Merger, ORC acquired 100% of the preferred and common stock of Rostone from CGI Investment Corp. ("CGII") a company owned 51% by SPI and 49% by Chatwins. Mr. Bradley, Mr. Poole and Mr. Evans are officers, directors and/or shareholders of SPI. Prior to the Rostone/Oneida Merger certain officers of Oneida were also serving as officers of Rostone and CGII.

  Rostone did not achieve the level of earnings before interest and taxes in either 1996 or 1997 as specified in the Oneida/Rostone Agreement for the payment of deferred merger proceeds in 1997 or 1998. Accordingly, CGII will not receive any deferred merger proceeds pursuant to the Rostone/Oneida Agreement. Prior to the Rostone/Oneida Merger, Rostone's preferred stock was pledged by CGII to Chatwins to secure the Chatwins' December 1993 loan to CGII of $1,350,000 (as discussed below, Chatwins had made three loans to CGII), and hence any merger proceeds were to be paid to Chatwins until the debt and related interest was paid in full. Over time, Chatwins has provided reserves for a substantial portion of the principal on its notes receivable from CGII. At December 31, 1997, the net carrying value of Chatwins' investment in CGII common stock and net notes receivable was $600,010.

  CGII's primary assets remaining after the sale of Rostone are two notes receivable from affiliates of Chatwins and a minimal amount of cash, the sum of which total $691,469 at December 31, 1997. Upon liquidation, these assets would be allocated among CGII's remaining creditors, one of which is Chatwins.

  Prior to the Rostone/Oneida Merger, Rostone was indebted to CGII pursuant to a $250,000 promissory note dated May 21, 1993. The note had an outstanding balance of $448,725 (principal and accrued interest) on December 31, 1997, and is subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly interest payments may be paid when due. ORC is also permitted to recover certain environmental remediation costs relating to soil and ground water contamination at Rostone's Lafayette, Indiana site by offset against this note. As of December 31, 1997 the recoverable costs incurred totaled $118,830, and the estimated remaining costs were approximately $280,000.

  Prior to the Rostone/Oneida Merger, Rostone was the lessee of certain equipment beneficially owned by Chatwins and Mr. Bradley. Chatwins and Mr. Bradley shared the risks and benefits under the lease pro rata in proportion to the purchase price of the equipment paid to the equipment manufacturer by each (57% for Chatwins and 43% for Mr. Bradley). In May 1996, this equipment was purchased by a third-party lessor, which continues to lease the equipment to ORC.

ORC FACILITY WITH CONGRESS

  Contemporaneous with the Rostone/Oneida Merger, ORC and its wholly-owned subsidiary at the time, Oneida Molded Plastics Corp. of North Carolina ("OMPC-NC"), amended and restated the terms of their secured credit facility (the "Loan Facility") with Congress to provide for term loans in an aggregate principal amount of $6,600,000 and revolving loans initially in an aggregate principal amount of up to $9,400,000. The loan proceeds borrowed on February 2, 1996 were primarily used to refinance Rostone's bank and institutional debt.

  To facilitate the closing of the Rostone/Oneida Merger and the Loan Facility, Mr. Bradley entered into several financial arrangements with Congress and an existing creditor of Rostone. To induce Congress to consummate the Loan Facility Mr. Bradley guaranteed the obligations of ORC and OMPC-NC under the Loan Facility subject to a cap of $4 million, which cap declines over time to $2 million. Mr. Bradley will receive a credit support fee from ORC and OMPC-NC in an aggregate amount equal to one percent (1%) per annum of the amount guaranteed, payable monthly. Mr. Bradley's rights to payment of the monthly installments of the credit support fee are subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, the monthly installments may be paid when due. As a further inducement to Congress, Mr. Bradley entered into an environmental indemnity agreement pursuant to which Mr. Bradley agreed to indemnify Congress against liabilities that may arise from environmental problems that may be associated with ORC's existing properties and to reimburse Congress for certain investigatory and cleanup costs that Congress may incur should Congress request that those activities be performed by ORC and should ORC fail to perform them.

  To induce an existing creditor of Rostone to permit the Rostone/Oneida Merger and Loan Facility to be consummated, Mr. Bradley agreed to purchase from this creditor 50% of the $2,034,225 owing to him by Rostone on February 2, 1996 if this indebtedness were restated to provide for quarterly amortization over a two year period with interest at 10% per annum payable quarterly subject, however, to a subordination agreement with Congress. As a result of this transaction, Mr. Bradley and the creditor each hold a note from ORC in the amount of $1,017,112.50 bearing interest at 10% per annum which is subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled payments of interest may be paid when due. (See "Proposal III. The Merger--Refinancing")

  In connection with ORC's acquisition of the assets and business of Quality Molded Products, Inc. ("QMP") on November 18, 1996, Congress extended to ORC a $1,000,000 temporary overformula line as part of the amendment of the Loan Facility to increase the maximum amount to $20,000,000. Mr. Bradley guaranteed the amounts, if any, borrowed under this overformula line, and received a credit support fee from ORC of $833 per month. The overformula line expired February 14, 1997, and the fee terminated as of that date.

DPL ACQUISITION

  On November 18, 1996, ORC completed the acquisition (the "DPL Acquisition") of Data Packaging Limited ("DPL") by acquiring 68% of the outstanding stock of DPL, pursuant to a Stock Purchase Agreement with a creditor of Texon and its subsidiaries. The DPL stock had been pledged by such subsidiaries as collateral for debt obligations, and had been acquired by the creditor through foreclosure.

  Prior to the DPL acquisition, DPL was indebted to SOG pursuant to a $250,000 loan agreement dated June 14, 1995. Mr. Bradley and Mr. Poole are officers, directors and the principal shareholders of SOG. On December 16, 1996, the Company purchased the indebtedness from SOG for $249,430, representing the outstanding balance of principal and interest at that date.

OTHER COMPANY AND ORC AFFILIATE AGREEMENTS

  In November 1995, Mr. Bradley loaned the Company $1,350,000 under the terms of two notes, each bearing interest from November 1, 1995 at a rate of 10% per annum and each due and payable on September 14, 1997. These notes were repaid in May 1996 from the proceeds of the sale of the Company's oil and gas assets.

  Beginning in 1997, ORC has entered into leases for machinery and equipment with CPS Leasing, Inc. ("CPSL"), a subsidiary of Consumer Portfolio Services, Inc. ("CPS"). Mr. Bradley and Mr. Poole are Directors and stockholders of CPS. The leases are for terms of five to seven years, with aggregate future minimum rental commitments of $706,000 as of December 31, 1997. The Company believes that the terms of these leases are comparable to those available from third parties.

  The Company obtains its property, casualty and product and general liability insurance coverage through a joint arrangement with Chatwins. The Company and Chatwins share the costs in proportion to the coverages.

  The Company subleases from SPI approximately 1,500 square feet of office space in Stamford, Connecticut for its corporate offices. The terms of this sublease are at least as favorable to the Company as would be in the case in an arm's length transaction. Rent expense for 1997 totaled $32,000.

  In May 1997, the Company loaned $1,500,000 to SST Acquisition Corp., a company in which Mr. Bradley and Mr. Poole are stockholders. The loan was repaid after three days with interest at 9% plus a $15,000 transaction fee.

  Under the arrangements described above, the Company's consolidated statement of operations for the year ended December 31, 1997 includes interest expense of $112,000 to Mr. Bradley and $38,000 to CGII; guarantee fees of $41,000 to Mr. Bradley; and rent expense of $64,000 to CPS Leasing. At December 31, 1997, the Company's consolidated balance sheet includes interest and fees payable to Mr. Bradley of $28,000 and CGII of $72,000 classified as Current Liabilities; principal payable to Mr. Bradley of $1,017,112.50 and payable to CGII of $368,000 classified as Long Term Debt-Related Parties; and interest and fees payable to Mr. Bradley under prior arrangements of $123,000 classified as Other Liabilities. At December 31, 1997, future minimum rental commitments to CPS Leasing under operating leases totaled $706,000.

  Beginning February 1998, both the Company and Chatwins have entered into arrangements for flying services with Butler Air, Inc. ("Butler"). Mr. Bradley is a director and principal beneficial owner of Butler. Butler provides charter flight services for certain business travel by Company and Chatwins officers and employees at rates which the Company believes are comparable to those available from third parties. The Company and Chatwins pay monthly minimums of $5,000 each, which are credited against services as used.

PARKDALE DEFAULTED LOAN

  On June 17, 1997 Charles E. Bradley Jr. ("Mr. Bradley Jr."), Mr. Bradley's son, loaned $600,000 to Parkdale. The loan is secured by a pledge of the 271,280 shares of the Company's Common Stock owned of record by Parkdale. As of the date of this Proxy Statement/Prospectus, Parkdale has defaulted on this loan by failing to make certain required payments, giving Mr. Bradley Jr. certain rights to vote and dispose of these 271,280 shares. See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management" for a summary of an agreement in principal with respect to this loan.

CHATWINS SENIOR NOTES

  As of March 31, 1998, the following persons who will serve as directors or executive officers of the Company after the Merger own the principal amount of Chatwins Senior Notes set forth opposite their names, all of which were purchased in open market transactions. (See also "Ownership Information-- Chatwins" and "Proposal III. The Merger--Interests of Certain Persons").

                                                                      PRINCIPAL
      NAME                                                              AMOUNT
      ----                                                            ----------
      Charles E. Bradley............................................. $2,000,000
      Joseph C. Lawyer...............................................     60,000
      John G. Poole..................................................  2,000,000
      Thomas L. Cassidy..............................................    350,000

CHATWINS/SPI CONSULTING AGREEMENT

  Chatwins entered into a consulting agreement with SPI, dated and effective as of March 31, 1993, as amended (as amended, the "Consulting Agreement"). Under the Consulting Agreement, Chatwins retains SPI to render consulting services within the field of financial planning and reporting. The original Consulting Agreement was scheduled to expire on March 31, 1998, but was extended for an additional five-year period to expire on March 31, 2003 unless terminated earlier by SPI on 30 days' notice. The Consulting Agreement provides for the payment of an annual consulting fee to SPI of $300,000, and the reimbursement of any reasonable and necessary out-of-pocket expenses incurred by SPI in connection with its performance under the Consulting Agreement. The Consulting Agreement provides that SPI's right to receive consulting fees is subordinated to the right of the holders of the Chatwins Senior Notes to receive payments of principal and interest on the Chatwins Senior Notes.

  Consulting fees expensed by Chatwins to SPI were $300,000 in 1997 in accordance with the Consulting Agreement. All consulting fees owed to SPI by Chatwins under the Consulting Agreement were paid in full at December 31, 1997.

THE PARKDALE AND GESTERKAMP NOTES

  As part of the aggregate purchase price paid by Chatwins to Parkdale in the Chatwins Acquisition, Chatwins issued a promissory note to Parkdale, bearing interest at 10% per annum and originally due on September 18, 1995 in the original principal amount of $5,800,000 (the "Parkdale Note"). The Parkdale Note was guaranteed by Mr. Bradley and secured by a pledge of 100% of the stock of CHI (the "Pledge"). In a letter agreement dated September 14, 1995 (the "Letter Agreement"), Parkdale informed Chatwins of its desire to sell the Parkdale Note to Mr. Bradley. In connection with this proposed sale and as part of the Letter Agreement, Chatwins and Parkdale amended the terms of the Parkdale Note to extend its maturity date to December 31, 1995. Also as part of the Letter Agreement, Chatwins and Parkdale terminated the Pledge. On September 14,

1995, Mr. Bradley purchased the Parkdale Note from Parkdale for $5,946,192, being the principal thereof and accrued interest thereon through September 14, 1995, less the portion of said interest Mr. Bradley was required to withhold and remit to the Internal Revenue Service under U.S. tax laws. Contemporaneously with Mr. Bradley's purchase of the Parkdale Note and as required by the terms thereof, Chatwins made a partial repayment of the Parkdale Note totalling $3,107,484, being 100% of the proceeds to Chatwins from the Oneida Acquisition described above. During 1996, Chatwins made further payments of the Parkdale Note totalling $2,619,609, including interest, and Chatwins and Mr. Bradley agreed to further amendments of the Parkdale Note, extending its maturity date until December 31, 1996. At December 31, 1996, the amount still owed by Chatwins under the Parkdale Note was $473,196 and in January 1997, which was within the 45-day grace period from the maturity date as stipulated in the original note agreement, Chatwins paid Mr. Bradley $475,306, including interest, in final repayment of the Parkdale Note.

  In connection with the Chatwins Acquisition, Chatwins purchased the Gesterkamp Warrant. The purchase price for the Gesterkamp Warrant totalled $483,000 and consisted of $283,000 paid in cash and a promissory note in the original principal amount of $200,000 (the "Gesterkamp Note"). Subsequent to its issuance, the Gesterkamp Note was purchased by Mr. Myers, a Director of the Company. The Gesterkamp Note bore interest at 10% per annum. On each of January 6 and June 6, in each of 1996 and 1997, Chatwins made principal repayments of $50,000 each, plus interest, to Mr. Myers in repayment of the Gesterkamp Note. At December 31, 1997, the Chatwins' liability to Mr. Myers under the Gesterkamp Note was fully repaid. The Gesterkamp Note was secured by the Gesterkamp Warrant.

CERTAIN CHATWINS LOANS

 Robinson

  Chatwins had outstanding loans to Robinson Incorporated ("Robinson"), a corporation controlled by Mr. Bradley, Mr. Poole, Mr. Lawyer and Jack T. Croushore, Vice President of Chatwins. Robinson is an oil and gas company operating in Oklahoma. The aggregate amount of such loans and the largest principal amount ever outstanding under such loans was $800,000. Chatwins advanced $500,000 of these funds to Robinson on April 19, 1990 and an additional $300,000 on August 15, 1990, in connection with Robinson's acquisition of the assets of the Chapter 11 bankruptcy estates of Robinson Brothers Drilling Inc. and Robinson Brothers Drilling Company. The loans were evidenced by two notes bearing interest at the prime rate of Chemical Bank plus 2%. The entire principal and accrued interest on the notes was payable on demand at any time between March 31 and April 19 of each year. In 1992 and 1993, Chatwins demanded and received $59,700 and $51,200, respectively, in payment of interest due for all of 1990 and a portion of 1991. In December 1995, Chatwins agreed to settle in full the two notes receivable from Robinson for the cash payment of $58,000 plus a warrant to purchase up to 50% of the common stock of Robinson at any time in the future. As a result of this agreement, Chatwins recognized a $701,000 loss on the settlement of these notes which is included in other expense in the 1995 income statement. On December 29, 1997, the Company purchased the Robinson warrant from Chatwins for $22,676 in cash.

 Rostone and CGII

  In April 1990, Chatwins had purchased from CGII 490 shares (49%) of the common stock of CGII for $490 and SPI had acquired from CGII 510 shares (51%) for $510. CGII in turn borrowed $3.0 million (the "CGII-TCW Loan") from TCW Placements Fund III (together with certain other Trust Company of the West investment funds, "TCW"), which was used by CGII to acquire 100% of the outstanding preferred stock and approximately 80% of the fully diluted common stock of Rostone for an aggregate purchase price of approximately $2.9 million. On February 2, 1996, CGII acquired the minority equity interest in Rostone's common stock it did not already own. Rostone compounds and molds thermoplastic polyester resin (bulk and sheet molding compound) primarily for the electrical distribution market and business machine market.

  To induce TCW to lend $3,000,000 to CGII (i) Chatwins issued warrants of Chatwins to TCW with respect to 4,707 shares of common stock of Chatwins, (ii) TCW was given the right to acquire all the outstanding CGII equity from Chatwins and SPI at a price of $1.00 per share, (iii) Messrs. Bradley and Poole and another of their affiliated companies guaranteed CGII's obligations to TCW and secured these obligations with pledges of certain of their assets, including all of the Class E Preferred Stock of Chatwins, (iv) Chatwins executed a subordinated guaranty of CGII's $3,000,000 debt obligation to TCW and (v) Chatwins and SPI granted each other cross-call options on their shares of CGII's equity.

  As part of Chatwins' 1990 refinancing of its indebtedness and repayment of its outstanding obligations to TCW, Chatwins' participation in the April 1990 CGII transaction was restructured as follows: (i) Chatwins loaned CGII $1,500,000 evidenced by a note bearing interest, payable monthly, at the prime rate of the First National Bank of Chicago plus 1.5% (9.75% at December 31,
1996) (the "CGII-Chatwins Note One"); (ii) CGII used the $1,500,000 loan from Chatwins to repay a portion of its indebtedness to TCW; (iii) Chatwins' warrants were returned by TCW and cancelled and were replaced by warrants issued by CGII to purchase 112 shares of CGII's common stock; (iv) Chatwins' subordinated guaranty in favor of TCW was terminated; and (v) the cross-call option was amended to provide that (a) Chatwins has the right to acquire (the "Chatwins Call") SPI's 510 shares in CGII for $510 until such time as the CGII-Chatwins Note One is paid in full, subject to TCW's prior right to acquire such equity for $1.00 per share until such time as CGII's remaining obligations to TCW are paid in full, and (b) if the CGII-Chatwins Note One shall be paid in full prior to Chatwins' exercise of its right to acquire SPI's fifty-one percent (51%) interest in CGII, then SPI shall have the right for five years to acquire (for $440) 440 of the Chatwins' 490 shares in CGII commencing after the Chatwins Call has terminated and expired (without having been exercised). As of the date hereof, the cross-call option is still in effect.

  On May 3, 1993, Messrs. Bradley and Poole applied $76,480 and $505,140, respectively, of the proceeds they received for the redemption of Chatwins Preferred, receiving notes from CGII in exchange, to reduce the CGII-TCW Loan in accordance with the guarantees made by Messrs. Bradley and Poole for the benefit of TCW, thus reducing TCW's exposure under the CGII-TCW Loan. In connection with this payment, TCW agreed to subordinate its rights to repayment by CGII with respect to the remaining amounts outstanding under the CGII-TCW Loan to the Chatwins' right to repayment of the CGII-Chatwins Note One.

  In December 1993, Chatwins loaned an additional $1,350,000 to CGII evidenced by a note having a maturity of two years and bearing interest, payable annually, at a rate of 10% (the "CGII-Chatwins Note Two"). The proceeds of the CGII-Chatwins Note Two were used to pay TCW $1.2 million in full and final satisfaction of the CGII-TCW Loan and prepay to Chatwins' interest of $150,000 on the CGII-Chatwins Note Two. Rostone's preferred stock was previously pledged by CGII to Chatwins to secure the CGII-Chatwins Note Two. However, as discussed above, on December 22, 1995, Rostone and Oneida entered into a merger agreement whereby Rostone was subsequently merged into Oneida and Oneida's name was changed to ORC, which acquired from CGII all of the issued and outstanding preferred and common stock of Rostone.

  The largest principal amount ever outstanding under the CGII-Chatwins Note One was $1,500,000. The CGII-Chatwins Note One is in default both as to the payment of interest and the repayment of principal. Under the terms of the CGII-Chatwins Note One, from April 16, 1991 CGII became obligated to pay, in addition to said interest and principal, an amount which when combined therewith would yield Chatwins a 25% internal rate of return on the $1,500,000 loan. As of December 31, 1997, an aggregate of $7,876,839 was due to Chatwins under the CGII-Chatwins Note One and $1,741,500 under the CGII-Chatwins Note Two.

  In February 1994, Chatwins loaned $299,000 to CGII evidenced by a demand promissory note bearing interest at an annual rate of 7.5% payable with the repayment of principal. As of December 31, 1997, an aggregate of $386,365 principal and interest was outstanding under this loan from Chatwins to CGII.

  On May 19, 1995, Chatwins became obligated to Krause Maffei Corporation for $1,022,944 for the production of three plastic injection molding machines which Chatwins intended to purchase and lease to Rostone for $19,500 per month for 60 months. The equipment was delivered to Rostone in June 1995. In November 1995, Mr. Bradley agreed to become a co-venturer in the purchase and lease of the equipment to Rostone by paying to the equipment manufacturer the $439,684 balance due thereon. In April 1996, a third-party lessor purchased the equipment and Chatwins received $602,702 which represented the amount paid by Chatwins to the manufacturer plus interest thereon at 13.5% per annum.

CHATWINS STOCKHOLDER NOTES

  In January 1988, Mr. Bradley, Mr. Poole and two former stockholders of Chatwins subscribed for Chatwins Preferred in consideration of their payment of an aggregate of $57,500 in cash and their personal interest free demand notes, dated January 15, 1988, payable to Chatwins in the aggregate principal amount of $1,092,500 (the "Chatwins Stockholder Notes"). The class of preferred stock acquired by them was converted into common stock of Chatwins in connection with the May 1988 merger that combined most of Chatwins' business lines as divisions of Chatwins. At the time the Chatwins Stockholder Notes were executed, Chatwins and Messrs. Bradley and Poole and such other former stockholders had an unwritten understanding that payment on the Chatwins Stockholder Notes would not be demanded until such time as Chatwins was sold or funds for the repayment of the Chatwins Stockholder Notes were distributed to them as dividends on their shares of Chatwins common stock.

  At the time of the May 1988 merger, Messrs. Bradley, Poole and one of the former stockholders granted Chatwins the option to acquire from them an aggregate of 9,175.5 shares of Chatwins common stock at their original cost of $10 per share, as follows: Mr. Bradley granted Chatwins an option to purchase 6,422.85 shares; Mr. Poole granted Chatwins an option to purchase 2,064.49 shares; and the former stockholder granted Chatwins an option to purchase
688.16 shares. As part of the December 1990 refinancing, Chatwins exercised its option in full and paid for said shares by reducing the amounts due under the respective Stockholder Notes to the amounts currently outstanding as set forth below.

  In September 1993, Chatwins purchased all the shares of Chatwins common stock owned by the obligors of the Stockholders Notes other than Messrs. Bradley and Poole. In connection with Chatwins' purchase of such shares, Messrs. Bradley and Poole assumed the obligations of such former stockholders under their respective Chatwins Stockholder Notes. The amount outstanding at December 31, 1997 under (i) Mr. Bradley's Chatwins Stockholder Note was $643,166, (ii) Mr. Poole's Chatwins Stockholder Note was $206,704, and (iii) the two other Stockholder Notes assumed by Messrs. Bradley and Poole was $150,874. (See "Proposal III. The Merger--General Merger Terms").

BRADLEY GUARANTEES OF CHATWINS' CREDIT FACILITY

  The Availability C Component of the Chatwins' revolving credit facility with Congress is guaranteed by Mr. Bradley. Mr. Poole has agreed with Mr. Bradley to assume one third of this guarantee. In consideration of this guarantee, Chatwins agreed to pay Mr. Bradley and Mr. Poole a total guarantee fee equal to 5% per annum on the outstanding principal amount of the Advances (as defined in Chatwins' loan agreement with Congress) under the Availability C Component. During 1997, Chatwins paid guarantee fees to Mr. Bradley and Mr. Poole of $14,275 and $7,137, respectively. In addition, Mr. Bradley guaranteed $4,000,000 of borrowings under Chatwins' loan agreement with Congress that Chatwins incurred in connection with Chatwins' investment in the Company. The guarantee was amended on October 18, 1995, to provide, among other things, that the amount of this supplemental guarantee be reduced to $1,500,000. No fees were payable by Chatwins to Mr. Bradley in connection with this guarantee. As of December 31, 1995, the balance of Chatwins' borrowings under this revolving credit facility related to the investment in the Company had been repaid and the other conditions to Mr. Bradley's supplemental guarantee were satisfied, thereby releasing Mr. Bradley from any obligations thereunder.

  On August 12, 1991, Mr. Bradley agreed to guarantee up to $2,000,000 under Oneida's credit facility. In connection with this guarantee, Oneida entered into a Subordinated Guaranty Fee Agreement (the "Subordinated Guaranty Fee Agreement") with Mr. Bradley. Pursuant to the Subordinated Guaranty Fee Agreement, Oneida agreed to pay Mr. Bradley a guarantee fee equal to 5% of the lesser of $2,000,000 or the actual outstanding principal balance under the Oneida credit facility from time to time. Forty percent of the guarantee fee was payable in equal monthly installments commencing on August 31, 1991 and 60% of the guarantee fee was payable on the date that both the Oneida credit facility and the OPC Signal Debt were fully paid. Mr. Bradley agreed to subordinate payment of the guarantee fee to the payment of the obligations under the Oneida credit facility. With the consent of Congress, Oneida paid Mr. Bradley $240,533 of accrued guarantee fees during 1994. During the 1995 period ended on September 14, 1995, Oneida paid $10,510 under the Subordinated Guaranty Fee Agreement and the remaining amounts owing thereunder were part of the liabilities of Oneida upon its sale to the Company. No further payments have been made subsequent to September 14, 1995.

  On March 31, 1994, in connection with the Chatwins' acquisition of Oneida, Mr. Bradley and SPI agreed to guarantee the obligations of Oneida pursuant to the promissory note issued by Oneida on March 31, 1994 to GE in the original principal amount of $687,500 (the "GE Note"). The GE Note bore interest at 7% and matured on June 30, 1995. Oneida repaid the note through monthly principal and interest payments. Oneida agreed to pay Mr. Bradley a guarantee fee of 2.5% per annum on the outstanding balance of the GE Note. With the consent of Congress, Oneida paid Mr. Bradley $5,000 of these accrued guarantee fees in 1994. During the 1995 period ended on September 14, 1995, ORC paid $4,737 under this guaranty agreement and the remaining amounts owing thereunder were part of the liabilities of Oneida upon its sale to the Company. No further payments have been made subsequent to September 14, 1995.

CPS LEASING, INC.

  In February 1997, Chatwins entered into an operating lease agreement with CPSL, a subsidiary of CPS, to lease a machining center for Alliance with a cost of $143,600. The terms of the lease include sixty monthly payments aggregating $161,006 and an option to purchase the equipment at fair market value at the end of the lease term. In June 1997, Chatwins entered into an operating lease with CPSL of a computer system for Hanna with a cost of $61,667. The terms of the lease include thirty-six monthly payments aggregating $62,830 and an option to purchase the system at fair market value at the end of the lease term. In January 1998, Chatwins entered into an operating lease with CPSL of two vehicles for Alliance with a cost of $69,494. The terms of the lease include sixty monthly payments aggregating $77,400 and an option to purchase at fair market value at the end of the lease term. In March 1998, Chatwins entered into an operating lease with CPSL of an ultrasonic testing system for CPI with a cost of $115,300. The terms of the lease include ninety-six monthly payments aggregating $164,448 and an option to purchase the system at fair market value at the end of the lease term. Chatwins has entered and intends to continue to enter into various operating leases in the course of its normal operations. Such future leases may involve CPSL.

SAC SERVICES AGREEMENT

  The Auto-Lok division of Chatwins and SAC entered into a Services Agreement as of April 1, 1998 pursuant to which King-Way would utilize Auto-Lok's Surplus Capacity in consideration for cash fees approximately equal to Auto-Lok's costs of providing the Surplus Capacity plus a right of first negotiation to acquire King-Way from SAC. The Services Agreement is effective for a period of one (1) year and may be renewed annually upon the mutual consent of Chatwins and SAC no later than sixty (60) days prior to the end of the original term or any renewal thereof. SAC is owned 42.5% by Mr. Bradley, 15% by Mr. Evans and 42.5% by a member of Mr. Bradley's family. Stanwich Financial, which is owned 42.5% by Bradley, 42.5% by Mr. Bradley Jr. and 7.5% by Mr. Poole, is the holder of approximately $13.5 million of debt and $5.6 million of preferred stock issued by SAC.

                      DEADLINE FOR STOCKHOLDER PROPOSALS

  Proposals of stockholders of the Company intended to be presented at the 1999 annual meeting of stockholders must be received by Richard L. Evans, Secretary of the Company, by January 31, 1999 for inclusion in the proxy statement and form of proxy relating to the 1999 annual meeting to be held by the Company.

                                          By Order of the Board of Directors,

                                          /S/ RICHARD L. EVANS

                                          Richard L. Evans
                                          CORPORATE SECRETARY

Stamford, Connecticut
July 1, 1998

                                                                        ANNEX A

                               MERGER AGREEMENT

  MERGER AGREEMENT, dated as of May 31, 1998, by and between Reunion Industries, Inc., a Delaware corporation ("REUNION") and Chatwins Group, Inc. a Delaware corporation ("CHATWINS").

  WHEREAS, Reunion desires to acquire Chatwins, and Chatwins desires that Reunion acquire Chatwins, all on the terms and conditions set forth in this Agreement;

  WHEREAS, it is the intention of the parties that the Merger (as defined below) shall: (i) be accounted for by the "purchase method" under generally accepted accounting principles ("GAAP"); (ii) qualify as a tax free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and that this Agreement shall qualify as a "plan of reorganization" within the meaning of Section 368 of the Code; and (iii) qualify as a tax free exchange of stock under Section 354 of the Code; and

  WHEREAS, the Boards of Directors of Chatwins and Reunion, at meetings of each of such Boards of Directors, have approved and adopted this Agreement and have authorized the execution hereof; and

  WHEREAS, the shareholders of Chatwins and the shareholders of Reunion shall vote for or against the adoption of this Agreement at special meetings thereof to be called as promptly as possible following the execution of this Agreement.

  NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, conditions and promises hereinafter contained, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1. The Merger.

  (a) At the Effective Time (as defined in Section 1.1(b)), Chatwins shall be merged with and into Reunion (the "MERGER"), in accordance with the General Corporation Law of the State of Delaware (the "DELAWARE GCL"), whereupon the separate existence of Chatwins shall cease and Reunion shall be the surviving corporation.

  (b) As soon as practicable after satisfaction or waiver of all conditions to the Merger, Chatwins and Reunion will file a certificate of merger (which shall be in form and substance reasonably satisfactory to the parties hereto) with the Secretary of State of the State of Delaware (the "SECRETARY OF STATE") in accordance with Section 251(c) of the Delaware GCL and make all other filings or recordings required by the Delaware GCL in connection with the Merger. The Merger shall become effective on such date as the certificate of merger is duly filed with the Secretary of State or at such later date as is specified in the certificate of merger (the "EFFECTIVE TIME").

  (c) From and after the Effective Time, Reunion shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of Chatwins as provided in the Delaware GCL.

  1.2. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Reunion or Chatwins:

    (a) Subject to Section 1.3(c) below, the aggregate number of shares of the common stock of Chatwins, par value $.01 per share, issued and outstanding immediately prior to the Effective Time (the "CHATWINS COMMON STOCK") shall be automatically converted into the right to receive 8,500,000 fully paid and nonassessable shares of common stock of Reunion, par value $.01 per share (the "REUNION COMMON STOCK"); such Reunion Common Stock to be allocated among the holders of the Chatwins Common Stock pro rata based upon their percentage ownership of the Chatwins Common Stock at the Effective Time; provided, however, that if on the Closing Date (as defined in Section 1.4) Chatwins shall have acquired, or shall have the unconditional right to acquire, all of the rights, title and interests of Stanwich Acquisition Corp. ("SAC") in and to SAC's King-Way material handling/order selection systems business ("KING-WAY") for a purchase price substantially equal to SAC's cost (including fees and expenses) of acquiring King-Way plus interest on such amounts at SAC's cost of capital, then the number of shares of Reunion Common Stock to be used in the above formula shall be increased to 9,000,000 shares.

    (b) The aggregate number of shares of Class D, Series A Preferred Stock of Chatwins, par value $.01 per share (the "SERIES A PREFERRED"), Class D, Series B Preferred Stock of Chatwins, par value $.01 per share, (the "SERIES B PREFERRED"), and Class D, Series C Preferred Stock of Chatwins, par value $.01 per share, (the "SERIES C PREFERRED"), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive notes of Reunion with an aggregate principal amount equal to the aggregate redemption price of such preferred stock on the Closing Date determined as provided in Chatwins' Restated Certificate of Incorporation, said principal to be payable in one installment on the third anniversary of the Closing Date and to bear interest (payable quarterly in arrears) at a rate of 10% per annum (the "PREFERRED NOTES"), and the aggregate principal amount of such Preferred Notes to be allocated among the holders of the Series A Preferred, Series B Preferred and Series C Preferred in accordance with such holders' applicable Redemption Percentages at the Effective Time. For these purposes, a particular holder's "REDEMPTION PERCENTAGE" shall mean the fraction (expressed as a percentage) obtained by dividing (y) the aggregate redemption price (determined in accordance with Chatwins' Restated Certificate of Incorporation) of the Series A Preferred, Series B Preferred and Series C Preferred held by such holder immediately prior to the Effective Time by (z) the aggregate redemption price of all shares of Series A Preferred, Series B Preferred and Series C Preferred issued and outstanding immediately prior to the Effective Time.

    (c) All shares of Chatwins Common Stock, Series A Preferred, Series B Preferred, and Series C Preferred (collectively, the "CHATWINS CAPITAL STOCK") shall automatically be cancelled and retired and shall cease to exist and each holder of a certificate representing any such Chatwins Capital Stock (a "CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive consideration (the "MERGER CONSIDERATION") consisting of the number of shares of Reunion Common Stock or the principal amount of Preferred Notes specified herein, together with any cash in lieu of fractional shares of Reunion Common Stock to be paid pursuant to Section 1.3(c), upon the surrender of such Certificate in accordance with Section 1.3(a), without interest.

    (d) All shares of Chatwins Capital Stock held by Chatwins as treasury shares shall be cancelled and retired and shall cease to exist and no shares of Reunion Common Stock shall be issuable in respect thereof.

    (e) Chatwins agrees that the 1,450,000 shares of Reunion Common Stock and the warrant to purchase an additional 75,000 shares of Reunion Common Stock owned by Chatwins as of the date hereof shall be retired by Reunion, and Chatwins shall thereupon cease to have any rights with respect thereto, including any right of exchange in connection with the Merger.

  1.3. Surrender of Certificates; Payment of Merger Consideration.

  (a) Surrender of Certificates. At or after the Closing (as defined in Section 1.4), upon presentation by the holder thereof, duly endorsed, each Certificate shall be cancelled and exchanged and, simultaneously with such cancellation and exchange, (i) in respect of Chatwins Common Stock a new certificate shall be issued representing the number of shares of Reunion Common Stock into which the Chatwins Common Stock formerly held by such shareholder shall have been converted in the Merger in accordance with Section
1.2 hereof, together with a check payable to such shareholder representing any payment of cash in lieu of fractional shares determined in accordance with
Section 1.3(c) hereof, and (ii) in respect of Series A Preferred, Series B Preferred and Series

C Preferred, Preferred Notes shall be issued by Reunion in accordance with the applicable Redemption Percentages. All of the shares of Reunion Common Stock issued in the Merger shall be duly authorized, validly issued, fully paid and nonassessable and, at the time of issuance, shall be free and clear of all liens, claims, encumbrances, security interests and rights of redemption (together, "LIENS"). All Preferred Notes issued in the Merger shall be duly authorized and validly issued and, at the time of issuance, free and clear of all Liens.

  (b) No Further Ownership Rights in Chatwins Capital Stock. The Merger Consideration issued upon the surrender for exchange of Certificates in accordance with the terms of this Agreement (including any cash paid pursuant to Section 1.3(c)) shall be deemed to have been issued (or paid, as the case may be) at the Closing in full satisfaction of all rights pertaining to the Chatwins Capital Stock represented thereby. From and after the Closing, the stock transfer books of Chatwins shall be closed and there shall be no further registration of transfers on the stock transfer books of Chatwins or Reunion of the Chatwins Capital Stock which was outstanding immediately prior to the Effective Time. If, after the Closing, Certificates are presented to Reunion for any reason, they shall be cancelled and exchanged as provided in this Agreement.

  (c) No Fractional Shares. No certificate or scrip representing fractional shares of Reunion Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Reunion. In lieu of any such fractional shares, each holder of Chatwins Common Stock, who would otherwise have been entitled to a fraction of a share of Reunion Common Stock in exchange for Certificates pursuant to this Agreement shall receive from Reunion a cash payment in lieu of such fractional share equal to the product of the market price of Reunion Common Stock at the close of business on the Closing Date and the fractional share interest to which such holder would otherwise be entitled.

  1.4. Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Richards & O'Neil, LLP, 885 Third Avenue, New York, New York 10022 at 10:00 a.m. on July 30, 1998, or at such other place or time as the parties may mutually agree (the "CLOSING DATE").

  1.5. Further Assurances. At the Closing and thereafter, each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest Reunion with full title to all assets, properties, rights, approvals, immunities and franchises of Chatwins and to effect the other purposes of this Agreement.

                                  ARTICLE II

                           The Surviving Corporation

  2.1. Certificate of Incorporation. The Certificate of Incorporation of Reunion in effect at the Effective Time shall be the Certificate of Incorporation of the surviving corporation until amended in accordance with applicable law.

  2.2. By-Laws. The By-laws of Reunion in effect at the Effective Time shall be the By-laws of the surviving corporation until amended in accordance with applicable law.

  2.3. Officers. The officers of Reunion in office at the Effective Time shall continue in the same offices on behalf of the surviving corporation until their resignation or removal in accordance with the By-laws.

                                  ARTICLE III

                  Representations and Warranties of Chatwins

  Chatwins hereby represents and warrants to Reunion on the date hereof and as of the Effective Time as follows (it being understood that for purposes of this Section 3, Chatwins shall include each of its subsidiaries):

  3.1. Chatwins' Organization and Good Standing. Chatwins is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Chatwins is duly qualified to do business and in good standing in each jurisdiction where the character of property owned or leased by it or the nature of its activities makes such qualification necessary except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Chatwins Material Adverse Effect. As used herein, a "CHATWINS MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Chatwins or on the ability of Chatwins to consummate the transactions contemplated by this Agreement.

  3.2. Power and Authority; Execution and Delivery. Chatwins has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. Except for shareholder approval as required by the Delaware GCL, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by all requisite corporate action of Chatwins. Except for such shareholder approval and the filing of a certificate of merger in accordance with Section 1.1(b), no further corporate actions or approvals on the part of Chatwins are required under applicable law for the consummation of the Merger. This Agreement has been duly executed and delivered by Chatwins and, subject only to the approval of its shareholders in accordance with the Delaware GCL, constitutes the legal, valid and binding obligation of Chatwins, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

  3.3. Capitalization and Voting Rights. The authorized capital of Chatwins consists entirely of the following, the rights, privileges and preferences of which are as stated in the Certificate of Incorporation of Chatwins:

    (i) 3,000 shares of Series A Preferred, of which 2,249 shares are issued and outstanding as of the date hereof;

    (ii) 800 shares of Series B Preferred, of which 800 shares are issued and outstanding as of the date hereof;

    (iii) 2,500 shares of Series C Preferred, of which 1,510 shares are issued and outstanding as of the date hereof; and

    (iv) 400,000 shares of Chatwins Common Stock, of which 242,887.4 shares are issued and outstanding and 41,109 shares are held by Chatwins as treasury shares.

    (v) Except as set forth on SCHEDULE 3.3, Chatwins has no outstanding subscriptions, options, warrants, calls or other agreements or commitments by which Chatwins is bound in respect of the capital stock of Chatwins, whether issued or unissued, and no outstanding rights or securities convertible into or exchangeable for any such capital stock, and Chatwins is not a party or subject to any agreement or understanding, and to Chatwins's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security of Chatwins. All shares of Class A, B, C and E Preferred Stock authorized to be issued by the Restated Certificate of Incorporation of Chatwins have been retired, and no shares thereof or rights with respect thereto are outstanding.

  3.4. Subsidiaries. Except as set forth in SCHEDULE 3.4 or as contemplated by
Section 5.2(d), Chatwins does not own or control, directly or indirectly, any interest in any other corporation, association or other business entity.

  3.5. Valid Issuance of Preferred and Common Stock. Except as set forth on
SCHEDULE 3.5, the outstanding shares of Chatwins Capital Stock are duly and validly authorized and issued, fully paid and nonassessable.

  3.6. Reports and Financial Statements. Chatwins has previously furnished to Reunion true and complete copies of its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997 as filed with the Securities and Exchange Commission ("SEC"); (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 as filed with the SEC; and (iii) Current Reports on Forms 8-K as filed with the SEC since March 31, 1998. As of their respective dates, Chatwins' Annual Report on Form 10-K for the fiscal year referred to in clause
(i) above, Quarterly Report on Form 10-Q referred to in clause (ii) above, and Current Reports on Forms 8-K referred to in clause (iii) above did not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements included in such reports or other filings have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Chatwins and its subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flow of Chatwins and its subsidiaries for the periods then ended, subject in the case of unaudited interim financial statements, to normal year-end adjustments which are neither individually nor in the aggregate expected to be material.

  3.7. Changes. Except as set forth on SCHEDULE 3.7 or in the reports listed in Section 3.6 or in the Registration Statement (as defined in Section 9.8), since March 31, 1998, there has not been:

    (a) any adverse change in the assets, condition (financial or otherwise), affairs, business, operations, properties, or liabilities of Chatwins from that reflected in the balance sheet as at March 31, 1998, referred to in
  Section 3.6 above, except for changes in the ordinary course of business which do not constitute, either individually or in the aggregate, a Chatwins Material Adverse Effect;

    (b) any material change in the liabilities or obligations of Chatwins, contingent or otherwise, whether due or to become due, whether by way of guaranty, endorsement, indemnity, warranty or otherwise, except for the incurrence of current liabilities in the ordinary course of business, none of which has had a Chatwins Material Adverse Effect;

    (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, operations or business of Chatwins;

    (d) any waiver by Chatwins of a valuable right or of a material debt owed to it;

    (e) any loans made by Chatwins other than advances of expenses made in the ordinary course of business;

    (f) any declaration or payment of any dividend or other distribution of the assets of Chatwins or any direct or indirect redemption, purchase or acquisition of any securities of Chatwins;

    (g) any incurrence of indebtedness for money borrowed or any other liabilities individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate;

    (h) any sale, exchange or other disposition of any of Chatwins's assets, other than in the ordinary course of business;

    (i) to the best of Chatwins's knowledge, any other event or condition of any character which could reasonably be expected to result in a Chatwins Material Adverse Effect;

    (j) any increase in compensation of any of its existing officers, or the rate of pay of its employees as a group, except as part of regular compensation increases in the ordinary course of business;

    (k) any resignation or termination of employment of any officer or key employee of Chatwins; or

    (l) any agreements to do or enter into any of the foregoing.

  3.8. Governmental Approvals and Filings. Except as set forth in SCHEDULE 3.8 and for the filing of a certificate of merger in accordance with the Delaware GCL, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority, is required in order to permit Chatwins to enter into this Agreement or to consummate the transactions contemplated herein.

  3.9. Litigation. Except as listed on SCHEDULE 3.9 or in the Registration Statement, (i) there is no action, suit, proceeding or investigation pending or, to Chatwins's knowledge, currently threatened in writing against Chatwins or its property, assets or business which might reasonably be expected to result, either individually or in the aggregate, in a Chatwins Material Adverse Effect, including without limitation, actions pending or threatened involving the prior employment of any of Chatwins's employees, their use in connection with Chatwins's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers; and (ii) Chatwins is not a party or subject to the provisions of any order, writ, injunction, award, judgment or decree of any court, arbitration panel or government agency or instrumentality.

  3.10. Patents and Trademarks. Chatwins has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and without any conflict with or infringement of the rights of others which could reasonably be expected to result in a Chatwins Material Adverse Effect. SCHEDULE 3.10 contains a complete list of patents and patent applications owned by Chatwins. Except as set forth in SCHEDULE 3.10, there are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is Chatwins bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes owned by any other person or entity. Chatwins has not received any communications or claims alleging that Chatwins has violated or, by conducting its business as currently conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. Chatwins is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court of administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of Chatwins or that would conflict with Chatwins's business as proposed to be conducted. Neither the execution and delivery of this Agreement nor the carrying on of Chatwins's business by the employees of Chatwins will, to Chatwins's knowledge, conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such employees is now obligated.

  3.11. No Conflict. Except as set forth on SCHEDULE 3.11, neither the execution, delivery and performance of this Agreement by Chatwins, nor the consummation by Chatwins of the transactions contemplated hereby will (i) conflict with, or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Chatwins, (ii) conflict with, result in a breach or violation of, give rise to a default under or result in the acceleration of performance under any mortgage, lease, agreement, note, bond, indenture, guarantee or any statute, regulation, ordinance, writ, injunction, order, judgment or decree to which Chatwins may be subject, which conflict, breach, default, violation or acceleration could reasonably be expected to have a Chatwins Material Adverse Effect, or (iii) give rise to an imposition of any Lien of any nature whatsoever upon any of the assets of Chatwins.

  3.12. Agreements.

  (a) Except as set forth in SCHEDULE 3.12 or in the Registration Statement, there are no agreements, understandings or transactions between Chatwins and any of its officers or directors or any affiliate thereof.

  (b) Except as set forth in SCHEDULE 3.12, there are no agreements, understanding or transactions to which Chatwins is a party or by which it is bound which (i) involve obligations (contingent or otherwise) of, or payments to, Chatwins in excess of $500,000 other than in the ordinary course of business, (ii) are material to the conduct and operations of Chatwins's business or properties (including, without limitation, the license of any patent, copyright, trade secret or other proprietary rights to or from Chatwins), (iii) restrict or adversely affect the development, manufacture or distribution of Chatwins's products or services, (iv) involve any written employment or consulting arrangement between Chatwins and any person, or (v) involve any material oral employment or consulting arrangement between Chatwins and any person.

  3.13. Title to Property and Assets. Except as set forth on SCHEDULE 3.13, Chatwins has good title to its property and assets free and clear of all Liens, except such Liens which do not materially impair Chatwins's ownership or use of such property or assets. With respect to the property and assets it leases, Chatwins is in substantial compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any Liens. All of Chatwins's properties and assets are, in all material respects, in good operating condition, subject to normal wear and tear.

  3.14. Labor Agreements and Actions; Employee Benefits. Except as set forth on SCHEDULE 3.14, Chatwins is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and within the last two (2) years no labor union has requested or, to the knowledge of Chatwins, has sought to represent any of the employees, representatives, or agents of Chatwins; there is no strike or other labor dispute involving Chatwins pending or, to the knowledge of Chatwins, threatened, which could reasonably be expected to have a Chatwins Material Adverse Effect, nor is Chatwins aware of any labor organization activity involving its employees. Except as noted in SCHEDULE 3.14 hereto, Chatwins does not have any employee benefit plans presently in force with respect to profit-sharing or pensions.

  3.15. Tax Matters. Chatwins (i) has timely filed all tax returns that are required to have been filed by it with all appropriate governmental agencies (and all such returns are true and correct and fairly reflect in all material respects its operations for tax purposes); and (ii) has timely paid all taxes owed or assessed against it (other than taxes the validity of which are being contested in good faith by appropriate proceedings). The assessment of any additional taxes for periods for which returns have been filed is not expected to exceed the reserves therefor reflected in the Chatwins's publicly-filed financial statements and, to Chatwins's knowledge, there are no material unresolved questions or claims concerning Chatwins's tax liability. Chatwins 1995 federal corporate income tax return was audited by the Internal Revenue Service and all additional tax and interest assessed as a result of such audit has been paid and all required state tax filings as a result thereof have been made. Except as provided in the preceding sentence, Chatwins's federal income tax returns have not been reviewed or audited by any taxing authority. There is no pending dispute with any taxing authority relating to any of said returns which, if determined adversely to Chatwins, would result in the assertion by any taxing authority of any valid material tax deficiency.

  3.16. Minute Books. The minutes books of Chatwins contain a complete and accurate record of all meetings of directors and stockholders since the date of incorporation and all actions by written consent.

  3.17. Purchase Method. To the best knowledge of Chatwins, neither Chatwins nor any of its affiliates has taken or agreed to take any action inconsistent with Reunion's accounting for the Merger under the "purchase method".

  3.18. Disclosure. Neither this Agreement nor any document or information furnished to Reunion by Chatwins pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements of Chatwins contained herein or therein not misleading.

  3.19. S-4 Registration Statement. At the time the Registration Statement (as defined in Section 9.8) becomes effective and at the Effective Time, the Registration Statement and the Proxy Statement/Prospectus included therein, to the extent that material is prepared or furnished by Chatwins for inclusion therein, and the Chatwins SEC filings incorporated by reference therein, will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or shall omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or necessary to correct any statement which has become false or misleading with respect to the transactions contemplated hereby and will comply in all material respects with the requirements of the Securities Act of 1933 (the "SECURITIES ACT") and the rules and regulations thereunder (provided that no representation or warranty is made with respect to the information not prepared or furnished by Chatwins specifically for use therein or not contained in Chatwins SEC filings incorporated by reference therein).

  3.20. Broker's or Finder's Fees. Except as set forth in SCHEDULE 3.20, neither Chatwins nor any of its affiliates has authorized any person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such person to any investment banking, brokerage, finder's or similar fee from Chatwins in connection with the transactions contemplated by this Agreement.

  3.21. Permits, Licenses, Authorizations; Compliance with Laws. Chatwins has all licenses, franchises, certificates of occupancy, permits and other governmental authorizations which are material and necessary to conduct its business, and Chatwins is not in violation in any material respect of any such license, franchise, certificate of occupancy, permit or other governmental authorization, or any statute, law, ordinance, rule regulation, judgment, order or decree applicable to it or any of its properties.

                                  ARTICLE IV

                   Representations and Warranties of Reunion

  Reunion represents and warrants to Chatwins as of the date hereof and as at the Effective Time as follows (it being understood that for purposes of this Section 4, Reunion shall include each of its subsidiaries):

    4.1. Organization and Good Standing. Reunion is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Reunion is duly qualified to do business and in good standing in each jurisdiction where the character of property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Reunion Material Adverse Effect. As used herein, the term "REUNION MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Reunion and its subsidiaries, taken as a whole, or on the ability of Reunion to consummate the transactions contemplated by this Agreement.

    4.2. Power and Authority; Execution and Delivery. Reunion has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. Except for shareholder approval as required by the Delaware GCL, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by all requisite corporate action of Reunion. Except for such shareholder approval and the filing of a certificate of merger in accordance with Section 1.1(b), no further corporate actions or approvals on the part of Reunion are required under applicable law for the consummation of the Merger. This Agreement has been duly executed and delivered by Reunion and, subject only to the approval of its shareholders in accordance with the Delaware GCL, constitutes the legal, valid and binding obligation of Reunion, enforceable against Reunion in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

    4.3. Governmental Approvals and Filings. Except as set forth in SCHEDULE 4.3, and for the filing of a certificate of merger in accordance with the Delaware GCL, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority, is required in order to permit Reunion to enter into this Agreement or to consummate the transactions contemplated herein.

    4.4. No Conflict. Except as set forth in SCHEDULE 4.4, neither the execution, delivery and performance of this Agreement by Reunion, nor the consummation by Reunion of the transactions contemplated hereby will (i) conflict with, or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Reunion, (ii) conflict with, result in a breach or violation of, give rise to a default under or result in the acceleration of performance under any mortgage, lease, agreement, note, bond, indenture, guarantees or any statute, regulation, ordinance, writ, injunction, order, judgment or decree to which Reunion may be subject, which conflict, breach, default, violation or acceleration would have a Reunion Material Adverse Effect, or (iii) give rise to an imposition of any Lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of Reunion.

    4.5. Merger Consideration. When issued, (i) the shares of Reunion Common Stock to be issued in the Merger will be duly authorized, validly issued, fully-paid and nonassessable and free and clear of all Liens and preemptive rights, and (ii) the Preferred Notes will be duly authorized, validly issued, fully-paid and free and clear of all Liens. The certificates or instruments representing such shares or notes will be in due and proper form.

    4.6. Reports and Financial Statements. Reunion has previously furnished to Chatwins true and complete copies of its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997 as filed with the SEC; (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 as filed with the SEC; and (iii) Current Reports on Forms 8-K as filed with the SEC since March 31, 1998. As of their respective dates, Reunion's Annual Report on Form 10-K for the fiscal year referred to in clause (i) above, Quarterly Report on Form 10-Q referred to in clause (ii) above, and Current Reports on Forms 8-K referred to in clause (iii) above did not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements included in such reports or other filings have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Reunion and its subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flow of Reunion and its subsidiaries for the periods then ended, subject in the case of unaudited interim financial statements, to normal year-end adjustments which are neither individually nor in the aggregate expected to be material.

    4.7. Absence of Material Adverse Change. Except as set forth on SCHEDULE
  4.7 or the reports listed in Section 4.6 or in the Registration Statement, since March 31, 1998 there has not been any Reunion Material Adverse Effect.

    4.8. Capitalization of Reunion. Reunion's authorized capital stock consists of (i) 20,000,000 shares of Reunion Common Stock of which 3,862,565 are outstanding on the date hereof, and (ii) 10,000,000 shares of preferred stock, par value $.01 per share, none of which are outstanding on the date hereof. All of the issued and outstanding shares of capital stock of Reunion are duly authorized and validly issued, fully-paid and nonassessable.

    4.9. Certificates of Incorporation and By-laws.

    (a) Reunion has delivered to Chatwins copies of its Certificate of Incorporation and all amendments thereto, which copies are complete and correct. Reunion is not in default under, or in violation of, any provisions of its Certificate of Incorporation. Reunion's Certificate of Incorporation has not been amended since the date of certification thereof and no action has been taken for the purpose of effecting any amendment thereto.

    (b) Reunion has delivered to Chatwins copies of its By-laws and all amendments thereto, which copies are complete and correct. Reunion is not in default under, or in violation of, any provision of its By-Laws. Reunion's By-laws have not been amended since the date of certification thereof and no action has been taken for the purpose of effecting any amendment thereto.

    4.10. Legal Proceedings. Except as set forth in the reports referred in
  Section 4.6 or in the Registration Statement, (i) there are no suits, actions, claims, proceedings (including, without limitation, arbitration or administrative proceedings) or investigations pending or to the knowledge of Reunion threatened in writing against Reunion or its property, assets or business which could reasonably be expected, individually or in the aggregate, to have a Reunion Material Adverse Effect; and (ii) Reunion is not a party or subject to the provisions of any judgment, order, injunction, decree or award of any court, arbitration panel or government agency or instrumentality.

    4.11. Purchase Method. To the best knowledge of Reunion, neither Reunion nor any of its affiliates has taken or agreed to take any action inconsistent with the accounting treatment of the Merger under the "purchase method".

    4.12. Disclosure. Neither this Agreement nor any document or information furnished to Chatwins by Reunion pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements of Reunion contained herein or therein not misleading.

    4.13. S-4 Registration Statement. At the time the Registration Statement becomes effective and at the Effective Time, the Registration Statement and the Proxy Statement/Prospectus included therein and the Reunion SEC filings incorporated by reference therein, will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or shall omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or necessary to correct any statement which has become false or misleading with respect to the transactions contemplated hereby and will comply in all material respects with the requirements of the Securities Act and the rules and regulations thereunder (provided that no representation or warranty is made with respect to the information prepared or furnished by Chatwins to Reunion specifically for use therein or contained in Chatwins SEC filings incorporated by reference therein).

    4.14. Broker's or Finder's Fees. Except for Legg Mason Wood Walker, Inc. and Robert Gray, neither Reunion nor any of its affiliates has authorized any person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such person to any investment banking, brokerage, finder's or similar fee from Reunion in connection with the transactions contemplated by this Agreement.

    4.15. Permits, Licenses, Authorizations; Compliance with Laws. Reunion has all licenses, franchises, certificates of occupancy, permits and other governmental authorizations which are material and necessary to conduct its business, and Reunion is not in violation in any material respect of any such license, franchise, certificate of occupancy, permit or other governmental authorization, or any statute, law, ordinance, rule regulation, judgment, order or decree applicable to it or any of its properties.

                                   ARTICLE V

                             Covenants of Chatwins

  Chatwins covenants and agrees that:

    5.1. Regular Course of Business. Except as otherwise consented to in writing by Reunion, prior to the Closing Chatwins will carry on its businesses only in the ordinary course and substantially in accordance with past practices, and Chatwins will use commercially reasonable efforts to preserve its present business organization intact and keep available the services of its present executive officers.

    5.2. Restricted Activities and Transactions. Except as otherwise consented to in writing by Reunion or contemplated by this Agreement or as resulting from the consummation of the transactions contemplated by this Agreement, prior to the Closing Chatwins will not:

      (a) amend its Certificate of Incorporation or By-laws;

      (b) except in the ordinary course of business and substantially in accordance with past practices, (i) borrow or agree to borrow any funds or mortgage or pledge any of its assets, tangible or intangible, (ii) voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any material obligation or liability (absolute or contingent), (iii) cancel or agree to cancel any material debts or claims, or (iv) lease, sell, transfer or encumber, agree to lease, sell, transfer or encumber, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights;

      (c) except as set forth on the Schedules hereto, (i) grant any increase in compensation or benefits, or (ii) make, pay or accrue any bonuses, pension, profit sharing or similar payment to any director, officer or employee of Chatwins other than payment of 1997 performance bonuses accrued as of December 31, 1997;

      (d) except for King-Way and the Chinese joint venture with Suzhou Grating, Ltd. described in the Registration Statement, acquire control or ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of the foregoing, or merge, consolidate or otherwise combine with any other corporation or enter into any agreement providing for any of the foregoing;

      (e) except as set forth on the Schedules hereto or in the ordinary course of business consistent with past practice, hire any additional professional personnel or make any change in the responsibilities or office of any officer of Chatwins;

      (f) except as set forth on the Schedules hereto or in the ordinary course of business consistent with past practice, enter into any material contract or agreement or materially modify any existing material agreement;

      (g) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock, or retire or redeem any of such capital stock, or take any action which would have an effect equivalent to any of the foregoing; or

      (h) agree or commit to do any of the foregoing.

    5.3. Approval of Shareholders.

    (a) Chatwins shall through its Board of Directors duly call, give notice of, convene and hold a meeting of its shareholders (or solicit the unanimous written consent thereof) for the purpose of voting on (i) the adoption and approval of this Agreement and (ii) the waiver of all rights available to such shareholders to demand appraisal of their shares of Chatwins Common Stock under the Delaware GCL, as soon as reasonably practicable after the date hereof.

    (b) Chatwins will provide its shareholders with, or give its shareholders access to, all material information about the transactions contemplated by this Agreement. The written information provided to the Chatwins shareholders will be, when so provided, true and accurate in all material respects, and such information will not, when so provided, contain any untrue statement of a material fact or omit to state a material fact with respect to such written information. Copies of all written information delivered or to be delivered to the shareholders shall be offered for review and approval to Reunion prior to its delivery to the Chatwins shareholders.

    5.4. Consents, Approvals and Filings. Chatwins will use its best efforts to obtain on or before the Closing all necessary approvals, authorizations, registrations, consents, licenses, clearances or orders of governmental and regulatory authorities referred to in Section 3.8.

    5.5. Access to Books, Records and Other Information. Chatwins will afford to Reunion and its accountants, attorneys and agents such information as Reunion may reasonably request (including such copies of documents as Reunion may reasonably request) and reasonable access to the books and records of Chatwins.

                                  ARTICLE VI

                             Covenants of Reunion

  Reunion covenants and agrees that:

    6.1. Regular Course of Business. Except as otherwise consented to in writing by Chatwins, prior to the Closing Reunion will carry on its businesses only in the ordinary course and substantially in accordance with past practices, and Reunion will use commercially reasonable efforts to preserve its present business organization intact and keep available the services of its present executive officers.

    6.2. Restricted Activities and Transactions. Except as otherwise consented to in writing by Chatwins or contemplated by this Agreement or as resulting from the consummation of the transactions contemplated by this Agreement, prior to the Closing Reunion will not:

      (a) amend its Certificate of Incorporation or By-laws;

      (b) except in the ordinary course of business and substantially in accordance with past practices, (i) borrow or agree to borrow any funds or mortgage or pledge any of its assets, tangible or intangible, (ii) voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any material obligation or liability (absolute or contingent), (iii) cancel or agree to cancel any material debts or claims, or (iv) lease, sell, transfer or encumber, agree to lease, sell, transfer or encumber, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights;

      (c) acquire control or ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of the foregoing, or merge, consolidate or otherwise combine with any other corporation or enter into any agreement providing for any of the foregoing;

      (d) issue or sell any shares of its capital stock or issue or award any options, warrants or other rights with respect to its capital stock; or

      (e) agree or commit to do any of the foregoing.

    6.3. Approval of Shareholders.

    (a) Reunion shall through its Board of Directors duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting on the adoption and approval of this Agreement as soon as reasonably practicable after the date hereof.

    (b) Reunion will provide its shareholders with, or give its shareholders access to, all material information about the transactions contemplated by this Agreement. The written information provided to the Reunion shareholders will be, when so provided, true and accurate in all material respects, and such information will not, when so provided, contain any untrue statement of a material fact or omit to state a material fact with respect to such written information.

    6.4. Consents, Approvals and Filings. Reunion will use its best efforts to obtain on or before the Closing all necessary approvals, authorizations, registrations, consents, licenses, clearances or orders of governmental and regulatory authorities referred to in Section 4.3.

    6.5. Access to Books, Records and Other Information. Reunion will afford to Chatwins and its accountants, attorneys and agents such information as Chatwins may reasonably request (including such copies of documents as Chatwins may reasonably request) and reasonable access to the books and records of Reunion.

                                  ARTICLE VII

                               Mutual Covenants

  7.1. Payment of Expenses. Except for the fees, costs and expenses charged in connection with any refinancing of Reunion to be consummated in connection with the Merger (including the contemplated refinancing with Bank of America NT & SA), which shall be paid one-half by Reunion and one-half by Chatwins, and except as otherwise specifically provided elsewhere herein, each party to this Agreement shall be responsible for its own costs and expenses incurred in connection with the transactions contemplated by this Agreement, and in particular, Reunion shall be responsible for the fees and expenses of Legg Mason Wood Walker, Incorporated. All expenses incurred in connection with the Registration Statement shall be borne by Reunion.

  7.2. Public Announcements. Reunion and Chatwins shall to the maximum extent feasible advise and confer with each other prior to the issuance of any reports, public statements or releases pertaining to this Agreement or any transaction contemplated hereby.

  7.3. Public Disclosure. None of the information supplied by Reunion and Chatwins for inclusion or incorporation by reference in the Registration Statement (as defined below) at the time the Registration Statement is filed with the SEC and the time such document becomes effective under the Securities Act, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

  7.4. Refinancing. Reunion and Chatwins shall, and shall cause their respective affiliates, agents and employees to, cooperate and expend all efforts reasonably necessary to consummate on the Closing Date the currently contemplated refinancing of the outstanding indebtedness of Reunion and Chatwins through Bank of America NT & SA, and any refinancing in lieu or supplemental thereof.

  7.5. No Shop. From the date hereof until the Effective Time, except as contemplated by Section 5.2(d) and as otherwise required to comply with applicable law, Reunion and Chatwins shall not and shall not permit any officer, director or other agent of Reunion or Chatwins, directly or indirectly, to take any action to seek, initiate, negotiate or encourage or enter into or participate in any discussions regarding, any offer from any third party to acquire any shares of capital stock of such third party, or to sell to such third party any shares of capital stock of either Reunion or Chatwins, to merge or consolidate with Reunion or Chatwins, or to otherwise acquire any significant portion of the assets of Reunion or Chatwins or to acquire any significant portion of the assets of such third party.

                                 ARTICLE VIII

                     Conditions to Obligations of Reunion

  The obligation of Reunion to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, on or prior to the Closing, of the following conditions:

    8.1. Representations and Warranties True at the Closing. The representations and warranties of Chatwins contained in this Agreement shall be true and correct in all material respects, except to the extent such representations were made as of a specific date other than the date hereof.

    8.2. Performance of Covenants. Chatwins shall have performed in all material respects all covenants required to be performed by it under this Agreement prior to the Closing.

    8.3. Opinion of Counsel. Chatwins shall have delivered to Reunion an opinion, dated the Closing Date and addressed to Reunion, of Richards & O'Neil, LLP in form and substance reasonably satisfactory to Reunion and its counsel.

    8.4. Shareholder Approvals. This Agreement shall have been adopted by the requisite vote of the shareholders of Reunion and of Chatwins under the Delaware GCL and the shareholders of Chatwins shall have waived all rights of appraisal under the Delaware GCL.

    8.5. Other Approvals and Consents. All required approvals and authorizations of governmental and regulatory authorities, including those listed on SCHEDULE 3.8 and SCHEDULE 4.3, shall have been obtained.

    8.6. No Governmental or other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in any material respect the Merger; and no suit, action, or proceeding by any governmental body or other person or entity shall be pending against Reunion or Chatwins, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby or which seeks to limit or otherwise affect the Merger.

    8.7. No Material Adverse Change. There shall not have been since the date hereof any occurrence which could reasonably be expected to have a Chatwins Material Adverse Effect.

    8.8. Certificate of Chatwins. Chatwins shall have furnished Reunion with a Certificate of Chatwins signed by its principal executive officer to the effect that the representations and warranties of Chatwins contained in this Agreement are true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on such date (except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing Date) and that Chatwins has performed or complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it prior to or at the Closing.

    8.9. Certificate of Merger. Chatwins shall have executed and delivered to Reunion the certificate of merger to be filed with the Secretary of State of Delaware in connection with the Merger.

    8.10. Fairness Opinion. Reunion's Board of Directors shall have received the opinion of Legg Mason Wood Walker, Inc., in a form reasonably satisfactory to the Board, that the consideration to be paid for Chatwins pursuant to this Agreement is fair to Reunion and its stockholders, other than Chatwins, from a financial point of view.

    8.11. Refinancing; Chatwins Warrants. Reunion shall have an enforceable agreement with Bank of America NT & SA, as agent for a group of lenders, to consummate with Reunion one or more new credit facilities, the proceeds of which will be sufficient, at a minimum, to redeem Chatwins's outstanding senior notes including the early payment premium payable thereon, to repay all amounts due under Chatwins's and Oneida Rostone Corp.'s ("ORC") existing credit facilities with Congress Financial Corporation, to repay certain other indebtedness of ORC, and to provide adequate working capital resources to Reunion, and all conditions precedent to the funding of such new credit facilities shall have been satisfied other than the consummation of the Merger. Chatwins shall have issued the requisite "bring along notice" to its warrantholders and all Chatwins warrants shall have been exercised or terminated.

                                  ARTICLE IX

                     Conditions to Obligations of Chatwins

  The obligations of Chatwins to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, on or prior to the Closing, of the following conditions:

    9.1. Representations and Warranties True at the Closing Date. The representations and warranties of Reunion contained in this Agreement shall be true and correct in all material respects, except for representations and warranties which were made as of a specified date other than the date hereof.

    9.2. Performance of Covenants. Reunion shall have performed in all material respects all covenants required to be performed by it under this Agreement prior to the Closing.

    9.3. Opinion of Counsel. Reunion shall have delivered to Chatwins an opinion, dated the Closing Date and addressed to Chatwins, of Finn, Dixon & Herling LLP, in form and substance reasonably satisfactory to Chatwins and its counsel.

    9.4. Shareholder Approvals. This Agreement shall have been adopted by the requisite vote of the shareholders of Reunion and of Chatwins under the Delaware GCL.

    9.5. Other Approvals and Consents. All required approvals and authorizations of governmental and regulatory authorities, including those listed on SCHEDULE 3.8 and SCHEDULE 4.3, shall have been obtained.

    9.6. No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in any material respect the Merger; and no suit, action, or proceeding by any governmental body or other person or entity, shall be pending against Reunion or Chatwins which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby or which seeks to limit or otherwise affect the Merger.

    9.7. Certificate of Reunion. Reunion shall have furnished Chatwins with a Certificate of Reunion signed by its respective President or any Vice President to the effect that, except for changes thereto agreed to in writing by Chatwins, the representations and warranties of Reunion contained in this Agreement are true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on such date (except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing) and that Reunion has performed or complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it prior to or at the Closing.

    9.8. Registration. Reunion shall have filed with the SEC the Registration Statement and the Registration Statement shall be effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "SECURITIES ACT"). For the purposes of this Agreement, "REGISTRATION STATEMENT" shall mean the registration statement on Form S-4 of Reunion covering the shares of Reunion Common Stock to be issued to the Chatwins's shareholders upon conversion of the Chatwins Common Stock in connection with the Merger, including a proxy statement/prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement. Reunion shall have complied in all material respects with all "Blue Sky" obligations applicable to the transactions contemplated by this Agreement and by the Registration Statement.

    9.9. Listing. Reunion shall have taken such actions as are necessary to cause the shares registered by the Registration Statement to be listed on the Pacific Stock Exchange and the NASDAQ Small-Cap Market.

    9.10. Certificate of Merger. Reunion shall have executed and delivered to Chatwins the certificate of merger to be filed with the Secretary of State of the State of Delaware in connection with the Merger.

    9.11. No Material Adverse Change. There shall not have been since the date hereof any occurrence which could reasonably be expected to have a Reunion Material Adverse Effect.

    9.12. Refinancing; Chatwins Warrants. Reunion shall have an enforceable agreement with Bank of America NT & SA, as agent for a group of lenders, to consummate with Reunion one or more new credit facilities, the proceeds of which will be sufficient, at a minimum, to redeem Chatwins' outstanding senior notes including the early payment premium payable thereon, to repay all amounts due under Chatwins' and ORC's existing credit facilities with Congress Financial Corporation, to repay certain other indebtedness of ORC, to acquire King-Way, and to provide adequate working capital resources to Reunion, and all conditions precedent to the funding of such new credit facilities shall have been satisfied other than the consummation of the Merger.

                                   ARTICLE X

                                  Termination

  10.1. Termination. This Agreement may be terminated (i) by the mutual consent of Reunion and Chatwins; (ii) by Reunion or Chatwins at any time after 90 days after the date hereof if for any reason the Merger shall not by such date have been consummated and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party; (iii) by Reunion if there has been a misrepresentation or breach on the part of Chatwins in the representations, warranties and covenants of Chatwins set forth herein which, if curable, has not been cured within 10 days of notice thereof by Reunion and which breach, if not cured, would cause a failure of the conditions set forth in Section 8.1 or 8.2; (iv) by Chatwins if there has been a misrepresentation or breach on the part of Reunion in the representations, warranties and covenants of Reunion set forth herein which, if curable, has not been cured within 10 days of notice thereof by Chatwins and which breach, if not cured, would cause a failure of the conditions set forth in Section 9.1 or 9.2; and (v) by Reunion or Chatwins if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable.

  10.2. Effect of Termination. If this Agreement is validly terminated by Reunion or Chatwins pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of Reunion or Chatwins (or any of their respective representatives or affiliates), except (i) that the provisions of Sections 7.1 and 7.2 will continue to apply following any such termination and (ii) that nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement.

                                  ARTICLE XI

                                Indemnification

  11.1. Indemnification.

  (a) Reunion shall indemnify and hold harmless Chatwins, each of its directors and officers, and each person or entity, if any, who controls Chatwins within the meaning of the Securities Act against all losses, claims, damages or liabilities, joint or several, to which Chatwins or any such director, officer or controlling person may become subject (i) which arise out of or are caused by any breach by Reunion of any representation or warranty of Reunion contained in this Agreement or any related agreement, (ii) which arise out of or are caused by any breach or other failure to perform any covenant, agreement or other obligation of Reunion contained in this Agreement or any related agreement, or (iii) under the Securities Act insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Reunion shall reimburse Chatwins or any such director, officer or controlling person for any reasonable legal or other expenses in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Reunion shall not be required to indemnify and hold harmless or reimburse Chatwins to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in any document made in reliance upon and in conformity with written information furnished to Reunion by or on behalf of Chatwins for use in the preparation of such documents.

  (b) Chatwins shall indemnify and hold harmless Reunion, each of its directors and officers, and each person or entity, if any, who controls Reunion within the meaning of the Securities Act, against all losses, claims, damages or liabilities to which Reunion or any such director or officer or controlling person may become subject (i) which arise out of or are caused by any breach by Chatwins of any representation or warranty of Chatwins contained in this Agreement or any related agreement, (ii) which arise out of or are caused by any breach or other failure to perform any covenant, agreement or other obligation of Chatwins contained in this Agreement or any related agreement, or (iii) under the Securities Act insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission was made in reliance upon and in conformity with written information furnished to Reunion by or on behalf of Chatwins; and Chatwins shall reimburse Reunion for any reasonable legal or other expenses reasonably incurred by Reunion or any such director or officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action.

  (c) Promptly after receipt by a party who is, under paragraphs (a) or (b) of this Section 11.1 an indemnified party, of notice of the commencement of any action with respect to which indemnification may be sought under this Section 11.1, such indemnified party shall notify the indemnifying party. Such notice shall be a condition precedent to any liability of the indemnifying party for indemnification contained in this Section 11.1; provided, however, that the rights of the indemnified party to indemnification or compensation hereunder will only be affected by its failure to give prompt notice to the indemnifying party of the commencement of such action if and to the extent that such failure prejudices the indemnifying party in the defense of such action. In case any such action is being brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to assume and control the defense of the action at its expense and if the indemnifying party gives notice to such indemnified party of its election to assume and control the defense, the indemnifying party will not be liable to such indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense or investigation of the action, so long as and to the extent that the indemnifying party continues to diligently defend the indemnified party.

  (d) No action for indemnity under this Article XI may be brought or maintained by either party after the Effective Time.

                                  ARTICLE XII

                           Miscellaneous Provisions

  12.1. Notices, Etc. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given, when delivered in person, telegraphed, or when mailed by certified or registered mail, postage prepaid, or when given by telex or facsimile transmission (promptly confirmed in writing), as follows:

    (a) If to Chatwins:

      Chatwins Group, Inc.
      300 Weyman Plaza, Suite 340
      Pittsburgh, Pennsylvania 15236
      Attention: President

      with copies to:

      Richards & O'Neil, LLP
      885 Third Avenue
      New York, New York 10022-4873
      Attention: Brian D. Beglin, Esq.

    (b) If to Reunion:

      Reunion Industries, Inc.
      One Stamford Landing, 62 Southfield Avenue
      Stamford, Connecticut 06902
      Attention: President

      with copies to:

      Finn, Dixon and Herling LLP
      One Landmark Square, Suite 1400
      Stamford, Connecticut 06901-2689
      Attention: Harold B. Finn III

or such other person as the person entitled to notice shall designate in writing, such writing to be delivered to the other parties hereto in the manner provided in this Section 12.1.

  12.2. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate delivered pursuant hereto shall not survive the Closing Date and the consummation of any or all of the transactions contemplated hereby.

  12.3. Entire Agreement; Amendment. This Agreement (including the various Schedules hereto) sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by Reunion and Chatwins.

  12.4. Individual Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid and unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision, and (iv) there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

  12.5. General. This Agreement: (i) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof; (ii) shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns, nothing in this Agreement, expressed or implied, being intended to confer upon any other person any rights or remedies hereunder; (iii) may not be assigned by a party without the prior written consent of the other parties; and (iv) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Section, Schedule and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                          REUNION INDUSTRIES, INC.

                                              /s/ Richard L. Evans
                                          By: _________________________________
                                             Name: Richard L. Evans
                                             Title:

                                          CHATWINS GROUP, INC.

                                              /s/ Russell S. Carolus
                                          By: _________________________________
                                             Name: Russell S. Carolus
                                             Title:

                                                              EXECUTION VERSION

                                AMENDMENT NO. 1
                                      TO
                               MERGER AGREEMENT

  AMENDMENT NO. 1 TO MERGER AGREEMENT, dated as of June 25, 1998, by and between Reunion Industries, Inc., a Delaware corporation ("REUNION") and Chatwins Group, Inc., a Delaware corporation ("CHATWINS").

  WHEREAS, as of May 31, 1998 Reunion and Chatwins entered into that certain Merger Agreement (the "MERGER AGREEMENT") pursuant which Chatwins is to merge with and into Reunion; and

  WHEREAS, the parties to the Merger Agreement now desire to amend the Merger Agreement as set forth below; and

  WHEREAS, all terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

  NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Amendment, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

  1. Amendment to Merger Agreement. The Merger Agreement is hereby amended as follows:

    1.1. Section 1.2(b) is amended and restated in its entirety to read as follows:

      "(b)(i) The aggregate number of shares of Class D, Series A Preferred Stock of Chatwins, par value $.01 per share (the "SERIES A PREFERRED"), Class D, Series B Preferred Stock of Chatwins, par value $.01 per share, (the "SERIES B PREFERRED"), and Class D, Series C Preferred Stock of Chatwins, par value $.01 per share, (the "SERIES C PREFERRED"), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive preferred stock of Reunion (the "REUNION PREFERRED") with an aggregate initial redemption value (the "INITIAL REDEMPTION VALUE") equal to the aggregate redemption price of such Chatwins preferred stock on the Closing Date determined as provided in Chatwins' Restated Certificate of Incorporation. The Reunion Preferred will be redeemable (i) at any time at the option of Reunion and (ii) after three years at the option of the holders thereof at a redemption value (the "TOTAL REDEMPTION VALUE") equal to the Initial Redemption Value plus all accrued but unpaid preferred dividends. The Reunion Preferred will accrue a cumulative dividend equal to 10% of the Initial Redemption Value per annum, which will accrue from the Effective Date (the "PREFERRED DIVIDEND"). The Preferred Dividend will be payable as and when the Board of Directors of Reunion determines. The Reunion Preferred will not be entitled to any voting rights (except as required by law) and will not have any right of conversion into the Reunion Common Stock or any other securities of Reunion. Upon a liquidation of Reunion, the holders of the Reunion Preferred will be entitled to be paid, out of the assets of Reunion available for payment to the holders of Reunion's capital stock, an amount equal to the Total Redemption Value on the date of payment. In the event of a liquidation of Reunion no payments will be made and no assets will be distributed to the holders of the Reunion Common Stock until the holders of the Reunion Preferred shall have been paid the Total Redemption Value. The Reunion Preferred will have such other preferences, privileges, restrictions and rights as are determined by the Board of Directors of Reunion prior to the Effective Time.

      (ii) The Reunion Preferred shall be allocated among the holders of the Series A Preferred, Series B Preferred and Series C Preferred in accordance with such holders' applicable Redemption Percentages at the Effective Time. For these purposes, a particular holder's "REDEMPTION PERCENTAGE" shall mean the fraction (expressed as a percentage) obtained by dividing (y) the aggregate redemption price (determined in accordance with Chatwins' Restated Certificate of Incorporation) of the Series A Preferred, Series B Preferred and Series C Preferred held by such holder immediately prior to the Effective Time by (z) the aggregate redemption price of all shares of Series A Preferred, Series B Preferred and Series C Preferred issued and outstanding immediately prior to the Effective Time."

    1.2. Section 1.2(c) is hereby amended by deleting the phrase "the principal amount of Preferred Notes" and replacing it with "Reunion Preferred".

    1.3. Section 1.3(a) is hereby amended by (i) deleting the words "Preferred Notes" the first time they appear and replacing them with "shares of Reunion Preferred", (ii) inserting the phrase "and Reunion Preferred" after the phrase "All of the shares of Reunion Common Stock" at the beginning of the second sentence, and (iii) deleting the third sentence in its entirety.

    1.4. Section 1.4 is hereby amended by deleting the words "July 30, 1998" and replacing them with "August 5, 1998."

  1.5. Section 4.5 is hereby amended and restated in its entirety as follows:

      "4.5 Merger Consideration. When issued, the shares of Reunion Common Stock and Reunion Preferred to be issued in the Merger will be duly authorized, validly issued, fully-paid and nonassessable and free and clear of all Liens and preemptive rights, and the certificates representing such shares will be in due and proper form."

  2. No Other Modifications; Counterparts. Except as expressly amended hereby, all of the terms and provisions of the Merger Agreement remain in full force and effect. This Amendment may be executed in original or facsimile counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                          REUNION INDUSTRIES, INC.

                                          By: /s/ Richard L. Evans
                                             ----------------------------------
                                             Name: Richard L. Evans
                                             Title: Vice President

                                          CHATWINS GROUP, INC.

                                          By /s/ Russell S. Carolus
                                             ----------------------------------
                                             Name: Russell S. Carolus
                                             Title: Vice President

                                                                        ANNEX B

                          THE 1998 STOCK OPTION PLAN
                                      OF
                           REUNION INDUSTRIES, INC.

  Reunion Industries, Inc., a Delaware corporation (the "COMPANY"), has adopted The 1998 Stock Option Plan of Reunion Industries, Inc. (the "PLAN"),
effective     , 1998, for the benefit of its eligible employees, consultants and directors.

  The purposes of this Plan are as follows:

    (1) To provide an additional incentive for directors, key Employees and consultants to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock which recognizes such growth, development and financial success.

    (2) To enable the Company to obtain and retain the services of directors, key Employees and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company which will reflect the growth, development and financial success of the Company.

                                   ARTICLE 1

                                  Definitions

  1.1 General. Wherever the following terms are used in this Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

  1.2 "AFFILIATE" shall mean, with respect to any Person, any Person or Persons that, directly or indirectly, controls, or is controlled by or is under common control with such Person. For the purpose of this definition, "CONTROL" (including the terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

  1.3 "AWARD LIMIT" shall mean 100,000 shares of Common Stock, as adjusted pursuant to Section 8.3.

  1.4 "BOARD" shall mean the Board of Directors of the Company.

  1.5 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

  1.6 "COMMITTEE" shall mean the Compensation Committee of the Board, or another committee of the Board, appointed as provided in Section 7.1.

  1.7 "COMMON STOCK" shall mean the common stock of the Company, $.01 par value per share.

  1.8 "COMPANY" shall mean Reunion Industries, Inc., a Delaware corporation.

  1.9 "CORPORATE TRANSACTION" shall mean any of the following shareholder-approved transactions to which the Company is a party, in no event to include the merger of Chatwins Group, Inc. with and into the Company:

    (a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated, to form a holding company or to effect a similar reorganization as to form whereupon this Plan and all Options are assumed by the successor entity;

    (b) the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, in complete liquidation or dissolution of the Company in a transaction not covered by the exceptions to clause (a), above; or

    (c) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred or issued to a person or persons different from those who held such securities immediately prior to such merger.

  1.10 "DIRECTOR" shall mean a member of the Board.

  1.11 "DISABILITY" shall mean any complete and permanent disability as defined in Section 22(e)(3) of the Code and determined by the Committee (or the Board in the case of Options granted to Non-Employee Directors) in accordance with the procedures set forth in the regulations, thereunder.

  1.12 "EMPLOYEE" shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

  1.13 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

  1.14 "FAIR MARKET VALUE" of a share of Common Stock as of a given date shall be (i) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to such date, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred; or (ii) if Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the closing price for the Common Stock on the trading day previous to such date as reported by NASDAQ or such successor quotation system, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred; or (iii) if Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the Fair Market Value of a share of Common Stock shall be established by the Committee (or the Board in the case of Options granted to Non-Employee Directors) acting in good faith, giving predominate weight to the earnings history, book value and prospects of the Company in light of market conditions generally.

  1.15 "INCENTIVE STOCK OPTION" shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Committee.

  1.16 "NON-EMPLOYEE DIRECTOR" shall mean a member of the Board who qualifies as a "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act, or any successor definition.

  1.17 "NON-QUALIFIED STOCK OPTION" shall mean an Option which is not designated as an Incentive Stock Option by the Committee.

  1.18 "OPTION" shall mean a stock option granted under Article 3 of this Plan. An Option granted under this Plan shall, as determined by the Committee, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and consultants shall be Non-Qualified Stock Options.

  1.19 "OPTION SHARES" shall mean shares of Common Stock acquired by Optionees through the exercise of options under this Plan.

  1.20 "OPTIONEE" shall mean an Employee, consultant or Non-Employee Director granted an Option under this Plan.

  1.21 "PERSON" shall mean a corporation, an association, a partnership, a trust, a limited liability company, an organization, a business or an individual.

  1.22 "PLAN" shall mean The 1998 Stock Option Plan of Reunion Industries,
Inc.

  1.23 "PUBLIC OFFERING" shall mean the registration of an offering of shares of Common Stock under the Securities Act which becomes effective (other than by a registration on Form S-8 or any successor or similar forms).

  1.24 "QDRO" shall mean a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

  1.25 "RELATED PERSON" shall mean (a) in the event of a Person's death, such Person's executors, administrators, testamentary trustees, legatees or beneficiaries or the executors, administrators, testamentary trustees, legatees or beneficiaries of a Person who has become a holder of Options or Option Shares in accordance with the terms of this Plan; or (b) a revocable trust or custodianship the beneficiaries of which may include only such Person, spouse or lineal descendants by blood or adoption.

  1.26 "RULE 16B-3" shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

  1.27 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

  1.28 "SUBSIDIARY" shall mean any corporation, whether now or hereafter existing, which constitutes a "subsidiary" of the Company, as defined in
Section 424(f) of the Code.

  1.29 "TERMINATION OF CONSULTANCY" shall mean the time when the engagement of an Optionee as a consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death, Disability or retirement; but excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Consultancy. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a consultant's service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

  1.30 "TERMINATION OF DIRECTORSHIP" shall mean the time when an Optionee who is an Non-Employee Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death, Disability or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Non-Employee Directors.

  1.31 "TERMINATION OF EMPLOYMENT" shall mean the time when the employee-employer relationship between an Optionee and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement; but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of an Optionee by the Company or any Subsidiary, (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Employment; provided, however, that, unless otherwise determined by the Committee in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate an Employee's employment at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

  1.32 "TERMINATION FOR CAUSE" shall mean the time when the Non-Employee Director-employer, employee-employer or consultant-employer relationship between an Optionee and the Company or any Subsidiary is terminated for cause, as termination for cause is defined in the Optionee's directorial, employment or consultancy agreement; provided, however, that if termination for cause is not therein defined, it shall have such meaning, in conformance with applicable law, as the Committee (or the Board in the case of termination for cause of an Non-Employee Director) shall determine is appropriate.

                                   ARTICLE 2

                            Shares Subject to Plan

  2.1 Shares Subject to Plan.

  (a) The shares of stock subject to Options shall be Common Stock. The aggregate number of such shares which may be issued upon exercise of such options under the Plan shall be 600,000. The shares of Common Stock of the Company issuable upon exercise of such options may be either previously authorized but unissued shares or treasury shares.

  (b) The maximum number of shares which may be subject to Options granted under the Plan to any individual in any fiscal year of the Company shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Options which are canceled continue to be counted against the Award Limit and if, after grant of an Option, the price of shares subject to such Option is reduced, the transaction is treated as a cancellation of the Option and a grant of a new Option and both the Option deemed to be canceled and the Option deemed to be granted are counted against the Award Limit.

  2.2 Add-Back of Options. If any option to acquire shares of Common Stock under this Plan expires or is canceled without having been fully exercised, the number of shares subject to such Option but as to which such Option was not exercised prior to its expiration, cancellation or exercise may again be available for the granting of Options hereunder, subject to the limitations of
Section 2.1. Furthermore, any shares subject to Options which are adjusted pursuant to Section 8.3 and become exercisable with respect to shares of stock of another corporation shall be considered cancelled and may again be available for the granting of Options hereunder, subject to the limitations of
Section 2.1. Shares of Common Stock which are delivered by the Optionee or withheld by the Company upon the exercise of any Option under this Plan, in payment of the exercise price thereof, may again be available for the granting of Options hereunder, subject to the limitations of Section 2.1. Notwithstanding the provisions of this Section 2.2, no shares of Common Stock may again be available for the granting of Options if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

                                   ARTICLE 3

                              Granting of Options

  3.1 Eligibility. Any Non-Employee Director, Employee or consultant selected by the Committee (or the Board in the case of Options granted to Non-Employee Directors) pursuant to Section 3.4(a)(i) shall be eligible to be granted an Option.

  3.2 Disqualification for Stock Ownership.

  (a) No person may be granted an Incentive Stock Option under this Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

  (b) Notwithstanding any provision of the Plan or any Option, all Option Shares shall in all respects be subject to Article V of the Company's Certificate of Incorporation ("RESTRICTIONS ON TRANSFERS OF STOCK") for so long as such Article V remains in effect.

  3.3 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee.

  3.4 Granting of Options.

  (a) The Committee (or the Board in the case of Options granted to Non-Employee Directors) shall from time to time, in its absolute discretion, and subject to applicable limitations of this Plan:

    (i) Determine which Employees are key Employees and select from among the Non-Employee Directors, key Employees and consultants (including Non-Employee Directors, Employees and consultants who have previously received Options or other awards under this Plan) such of them as in its opinion should be granted Options;

    (ii) Determine the number of shares to be subject to such Options granted to the selected Non-Employee Directors, key Employees and consultants;

    (iii) Subject to Section 3.2(a), determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options and whether such Options are to qualify as performance-based compensation as described in
  Section 162(m)(4)(C) of the Code; and

    (iv) Determine the terms and conditions of such Options, consistent with this Plan; provided, however, that the terms and conditions of Options intended to qualify as performance-based compensation as described in
  Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

  (b) Upon the selection of a Non-Employee Director, key Employee or consultant to be granted an Option, the Committee (or the Board in the case of Options granted to Non-Employee Directors) shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate. Without limiting the generality of the preceding sentence, the Committee (or the Board in the case of Options granted to Non-Employee Directors) may, in its discretion and on such terms as it deems appropriate, require as a condition on the grant of an Option to an Non-Employee Director, Employee or consultant that such Non-Employee Director, Employee or consultant surrender for cancellation some or all of the unexercised Options or other rights which have been previously granted to such Non-Employee Director, Employee or consultant under this Plan or otherwise. An Option, the grant of which is conditioned upon such surrender, may have an option price lower (or higher) than the exercise price of such surrendered Option or other award, may cover the same (or a lesser or greater) number of shares as such surrendered Option or other award, may contain such other terms as the Committee (or the Board in the case of Options granted to Non-Employee Directors) deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered Option or other award.

                                   ARTICLE 4

                               Terms of Options

  4.1 Option Agreement. Each Option shall be evidenced by a written Stock Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall contain such terms and conditions as the Committee (or the Board in the case of Options granted to Non-Employee Directors) shall determine, consistent with this Plan. Stock Option Agreements evidencing Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Stock Option Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

  4.2 Option Price. The price per share of the shares subject to each Option shall be set by the Committee (or the Board in the case of Options granted to Non-Employee Directors); provided, however, that:

    (a) Unless otherwise permitted by applicable securities laws, such price shall be not less than eighty-five percent (85%) of the Fair Market Value of the stock at the time the option is granted, except that the price shall be one hundred and ten percent (110%) of the Fair Market Value of the stock in the case of any person possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its Subsidiary;

    (b) In the case of Incentive Stock Options and Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, such price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted; and

    (c) In the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, such price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the Option is granted.

  4.3 Option Term. The term of an Option shall be set by the Committee (or the Board in the case of Options granted to Non-Employee Directors) in its discretion; provided, however, that:

    (a) No Option may have a term that extends beyond the expiration of ten
  (10) years from the date the Option was granted;

    (b) In the case of Incentive Stock Options, the term shall not be more than ten (10) years from the date the Incentive Stock Option is granted, or five (5) years from such date if the Incentive Stock Option is granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary;

    (c) Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, the Committee (or the Board in the case of Options granted to Non-Employee Directors) may extend the term of any outstanding option in connection with any Termination of Directorship, Termination of Employment or Termination of Consultancy of the Optionee, or amend any other term or condition of such Option relating to such a termination; and

    (d) Unless otherwise permitted by applicable securities laws, in the event of an Optionee's Termination of Directorship, Termination of Employment or Termination of Consultancy for any reason except death, Disability or Termination for Cause, the Optionee shall have a period of time, as is determined by the Committee (or the Board in the case of Options granted to Non-Employee Directors), not to exceed three (3) months in the case of Incentive Stock Options, from the date of such Termination of Directorship, Termination of Employment or Termination of Consultancy to exercise the Option, and in the event of an Optionee's Termination of Directorship, Termination of Employment or Termination of Consultancy due to the Optionee's death or Disability, the Optionee, the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance shall have a period of time, as is determined by the Committee (or the Board in the case of Options granted to Non-Employee Directors), not to exceed twelve (12) months in the case of Incentive Stock Options, from the date of such Termination of Directorship, Termination of Employment or Termination of Consultancy to exercise the Option. Notwithstanding the foregoing, if an Optionee's Termination of Directorship, Termination of Employment or Termination of Consultancy also qualifies as a Termination for Cause, the Company, in its discretion, may terminate the Optionee's right to exercise his or her Options on the date of such termination or such other time as the Committee (or the

  Board in the case of Options granted to Non-Employee Directors), in its sole discretion, shall deem appropriate.

  4.4 Option Vesting.

  (a) The period during which the right to exercise an Option in whole or in part vests in the Optionee shall be set by the Committee (or the Board in the case of Options granted to Non-Employee Directors) and the Committee (or the Board in the case of Options granted to Non-Employee Directors) may determine that an Option may not be exercised in whole or in part for a specified period after it is granted; provided, however, that, subject to section 4.4(b), (i) each option shall become exercisable as determined by the Committee (or the Board in the case of Options granted to Non-Employee Directors) in its sole discretion; (ii) unless the Committee (or the Board in the case of Options granted to Non-Employee Directors) otherwise provides in the terms of the Stock Option Agreement or this Plan otherwise so dictates, no Option shall be exercisable by any Optionee who is then subject to Section 16 of the Exchange Act within the period ending six months and one day after the date the Option is granted; and (iii) upon the transfer of more than fifty percent (50%) of Common Stock to a Person who is not an Affiliate of the Company during the term of the option the Committee (or the Board in the case of Options granted to Non-Employee Directors) may determine in its sole discretion, that each outstanding option shall become fully exercisable for all of the shares of Common Stock at the time subject to such option; provided, that options may become fully exercisable, subject to reasonable conditions such as continued directorship, employment or consultancy, at any time or during any period established by the Committee (or the Board in the case of options granted to Non-Employee Directors).

  (b) No portion of an Option which is unexercisable at Termination of Directorship, Termination of Employment or Termination of Consultancy shall thereafter become exercisable, except as may be otherwise provided by the Committee (or the Board in the case of Options granted to Non-Employee Directors), in its sole discretion, either in the Stock Option Agreement or by action of the Committee (or the Board in the case of Options granted to Non-Employee Directors) following the grant of the Option.

  (c) To the extent that the aggregate Fair Market Value of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any Subsidiary) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 4.4(c), the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted.

  4.5 No Right of Employment. Nothing in this Plan or in any Stock Option Agreement hereunder shall confer upon any Optionee any right to continue in the employ (or to consult for or serve as a Non-Employee Director, as applicable) of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to discharge any Optionee at any time for any reason whatsoever, with or without good cause.

  4.6 Financial Statements. To the extent required by applicable securities laws, each Optionee shall receive financial statements of the Company at least annually.

                                   ARTICLE 5

                              Exercise of Options

  5.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee (or the Board in the case of Options granted to Non-Employee Directors) may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

  5.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or such Secretary's office:

    (a) A written notice complying with the applicable rules established by the Committee (or the Board in the case of Options granted to Non-Employee Directors) stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion;

    (b) Such representations and documents as the Committee (or the Board in the case of Options granted to Non-Employee Directors), in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Committee (or the Board in the case of Options granted to Non-Employee Directors) may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

    (c) In the event that the Option shall be exercised pursuant to Section
  8.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option; and

    (d) Full cash payment to the Secretary of the Company for the shares and for payment of any applicable withholding or other applicable employment taxes with respect to which the Option, or portion thereof, is exercised. However, the Committee (or the Board in the case of Options granted to Non-Employee Directors), may in its discretion (i) allow a delay in payment up to thirty (30) days from the date the Option, or portion thereof, is exercised; (ii) allow payment, in whole or in part, through the delivery of shares of Common Stock owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through a cashless exercise program implemented by the Committee (or the Board in the case of Options granted to Non-Employee Directors); (iv) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (v) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the
  Code) and payable upon such terms as may be prescribed by the Committee (or the Board in the case of Options granted to Non-Employee Directors); (vi) allow payment, in whole or in part, through the delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price and any applicable withholding or other employment taxes; or (vii) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii), (iv), (v) and (vi). In the case of a promissory note, the Committee (or the Board in the case of Options granted to Non-Employee Directors) may also prescribe the form of such note and the security to be given for such note. The Option may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law.

  5.3 Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

    (a) The admission of such shares to listing on all stock exchanges, if any, on which such class of stock is then listed;

    (b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other government regulatory body which the Committee or the Board shall, in its absolute discretion, deem necessary or advisable;

    (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee or the Board shall, in its absolute discretion, determine to be necessary or advisable;

    (d) The lapse of such reasonable period of time following the exercise of the Option as the Committee or the Board may establish from time to time for reasons of administrative convenience; and

    (e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax.

  5.4 Rights as Shareholders. The holders of Options shall not be, nor have any of the rights or privileges of, shareholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders.

                                   ARTICLE 6

                     Notices with Respect to Option Shares

  6.1 Disposition of Shares. Notwithstanding any provision in the Plan or any Option, each Optionee shall be required to give the Company advance notice of any intention to dispose of shares of Common Stock acquired by exercise of an Option and prompt notice of any disposition of shares of Common Stock, acquired by exercise of an Incentive Stock Option, within (i) two (2) years from the date of granting such Option to such Optionee or (ii) one (1) year after the transfer of such shares to such Optionee. Each Optionee shall be required to give the Company such notice regardless of whether the certificates evidencing shares acquired by exercise of an Option refer to such requirement to give notice.

  6.2 Ownership and Transfer Restrictions. The Committee (or the Board in the case of Options granted to Non-Employee Directors), in its absolute discretion, may impose additional restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate, which shall include the restrictions set forth in Article V of the Company's Certificate of Incorporation. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates evidencing such shares.

  6.3 Legend. Each certificate representing Option Shares shall be endorsed with the following legend, which legend shall be removed upon termination of the stock restrictions set forth in this Article 6.

  THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN 1998 STOCK OPTION PLAN OF REUNION INDUSTRIES, INC. COPIES OF SUCH STOCK OPTION PLAN MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

                                   ARTICLE 7

                                Administration

  7.1 Compensation Committee. The Compensation Committee (or another committee of the Board assigning the functions of the Committee under this Plan) shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is both a "NON-EMPLOYEE DIRECTOR" as defined by Rule 16(b)-3 and an "OUTSIDE DIRECTOR" for purposes of
Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

  7.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan and the agreements pursuant to which Options are granted or awarded, and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Options granted to Non-Employee Directors. Any such grant or award under this Plan need not be the same with respect to each Optionee. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. All designations, determinations, interpretations and other decisions with respect to the Plan or any Option shall be within the sole discretion of the Committee (or the Board in the case of Options granted to Non-Employee Directors) and shall be final, conclusive and binding upon all persons, including, but not limited to, the Company, any Subsidiary, any Optionee, any holder or beneficiary of any Option, any owner of an equity interest in the Company and any Employee or consultant.

  7.3 Majority Rule; Unanimous Written Consent. The Committee shall act by an affirmative vote, taken with or without a meeting, of a majority of its members.

  7.4 Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company's officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Optionees, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or Options, and the Company shall indemnify the members of the Committee against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any award made under the Plan, and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceedings, a Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Committee member undertakes to handle it on his own behalf.

                                   ARTICLE 8

                           Miscellaneous Provisions

  8.1 Not Transferable. Options under this Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or pursuant to a QDRO. No Option or interest or right therein shall be liable for the debts, contracts or engagements of the Optionee or the Optionee's successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

  During the lifetime of the Optionee, only such Optionee or a transferee of an Option pursuant to a QDRO may exercise an Option (or any portion thereof) granted to such Optionee under the Plan.

  8.2 Amendment, Suspension or Termination of this Plan. Except as otherwise provided in this Section 8.2, this Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company's shareholders given within twelve months before or after the action by the Board or the Committee, no action of the Board or the Committee may, except as provided in Section 8.3, increase the limits imposed in Section
2.1 on the maximum number of shares which may be issued under this Plan, and no action of the Board or the Committee may be taken that would otherwise require shareholder approval as a matter of applicable law, regulation or rule. No amendment, suspension or termination of this Plan shall, without the consent of the holder of Options, alter or impair any rights or obligations under any Options theretofore granted or awarded, unless the award itself otherwise expressly so provides. No Options may be granted or awarded during any period of suspension or after termination of this Plan, and in no event may any Incentive Stock Option be granted under this Plan after the first to occur of the following events:

    (a) The expiration of ten (10) years from the date the Plan is adopted by the Board; or

    (b) The expiration of ten (10) years from the date the Plan is approved by the Company's shareholders under Section 8.4.

  8.3 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

  (a) Subject to Section 8.3(d), (A) in the event that the Committee (or the Board in the case of Options granted to Non-Employee Directors) determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company (including, but not limited to, a Corporate Transaction), or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Committee's sole discretion (or, in the case of Options granted to Non-Employee Directors, the Board's sole discretion), affects the Common Stock such that an adjustment is determined by the Committee (or the Board in the case of Options granted to Non-Employee Directors) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Option, or (B) in the event of any stock split or reverse stock split, then the Committee (or the Board in the case of Options granted to Non-Employee Directors) shall, in such manner as it may deem equitable, adjust any or all of

    (i) the number and kind of shares of Common Stock (or other securities or property) with respect to which Options may be granted under the Plan, (including, but not limited to, adjustments of the limitations in Section
  2.1 on the maximum number and kind of shares which may be issued),

    (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Options, and

    (iii) the grant or exercise price with respect to any Option.

  (b) Subject to Sections 8.3(b)(vi) and 8.3(d), in the event of any Corporate Transaction or other transaction or event described in Section 8.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee (or the Board in the case of Options granted to Non-Employee Directors) in its discretion is hereby authorized to take any one (1) or more of the following actions whenever the Committee (or the Board in the case of Options granted to Non-Employee Directors) determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any option under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

    (i) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board in the case of Options granted to Non-Employee Directors) may provide, either by the terms of the agreement or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Optionee's request, for either the purchase of any such Option for an amount of cash equal to the amount that could have been attained upon the exercise of such Option, or realization of the Optionee's rights had such Option been currently exercisable or payable or fully vested or the replacement of such Option with other rights or property selected by the Committee (or the Board in the case of Options granted to Non-Employee Directors) in its sole discretion;

    (ii) In its sole and absolute discretion, the Committee (or the Board in the case of Options granted to Non-Employee Directors) may provide, either by the terms of such Option or by action taken prior to the occurrence of such transaction or event that such Option cannot be exercised after such event;

    (iii) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board in the case of Options granted to Non-Employee Directors) may provide, either by the terms of such Option or by action taken prior to the occurrence of such transaction or event, that for a specified period of time prior to such transaction or event, such Option shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in (i) Section
  4.4 or (ii) the provisions of such Option;

    (iv) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board in the case of Options granted to Non-Employee Directors) may provide, either by the terms of such option or by action taken prior to the occurrence of such transaction or event, that upon such event, such Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar Options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

    (v) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board in the case of Options granted to Non-Employee Directors) may make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Options and Options which may be granted in the future; and

    (vi) None of the foregoing discretionary actions taken under this Section 8.3(b) shall be permitted with respect to Options granted to Non-Employee Directors to the extent that such discretion would be inconsistent with the applicable exemptive conditions of Rule 16b-3. In the event of a Corporate Transaction, to the extent that the Board does not have the ability under Rule 16b-3 to take or to refrain from taking the discretionary actions set forth in Section 8.3(b)(iii) above, each Option granted to an Non-Employee Director shall be exercisable as to all shares covered thereby during the five days immediately preceding the consummation of such Corporate Transaction and subject to such consummation, notwithstanding anything to the contrary in Section 4.4 or the vesting schedule of such Options. In the event of a Corporate Transaction, to the extent that the Board does not have the ability under Rule 16b-3 to take or to refrain from taking the discretionary actions set forth in Section 8.3(b)(ii) above, no Option granted to an Non-Employee Director may be exercised following such Corporate Transaction unless such Option is, in connection with such Corporate Transaction, either assumed by the successor or survivor corporation (or parent or subsidiary thereof) or replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent or subsidiary thereof).

  (c) Subject to Section 8.3(d) and 8.8, the Committee (or the Board in the case of Options granted to Non-Employee Directors) may, in its discretion, include such further provisions and limitations in any Option as it may deem equitable and in the best interests of the Company.

  (d) With respect to Incentive Stock Options and Options intended to qualify as performance-based compensation under Section 162(m), no adjustment or action described in this Section 8.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code or would cause such option to fail to so qualify under Section 162(m), as the case may be, or any successor provisions thereto. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee (or the Board in the case of Options granted to Non-Employee Directors) determines that the Option is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any Option shall always be rounded to the next whole number.

  8.4 Approval of Plan by Shareholders. This Plan will be submitted for the approval of the Company's shareholders within twelve months after the date of the Board's initial adoption of this Plan. Options may be granted prior to such shareholder approval, provided that such Options shall not be exercisable prior to the time when this Plan is approved by the shareholders, and provided further that if such approval has not been obtained at the end of said twelve-month period, all Options previously granted under this Plan shall thereupon be canceled and become null and void.

  8.5 Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Optionee of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting or exercise of any Option. The Committee (or the Board in the case of Options granted to Non-Employee Directors) may in its discretion and in satisfaction of the foregoing requirement allow such Optionee to elect to have the Company withhold shares of Common Stock otherwise issuable under such Option (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld.

  8.6 Loans. The Committee may, in its discretion, extend one (1) or more loans to key Employees in connection with the exercise or receipt of an Option granted under this Plan. The terms and conditions of any such loan shall be set by the Committee.

  8.7 Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to awards under the Plan, the Committee (or the Board in the case of Options granted to Non-Employee Directors) shall have the right (to the extent consistent with the applicable exemptive conditions of Rule 16b-3 and to the extent permitted under applicable state law) to provide, in the terms of Options made under the Plan, or to require the recipient to agree by separate written instrument, that (i) any proceeds, gains or other economic benefit actually or constructively received by the recipient upon any receipt or exercise of an Option, or upon the receipt or resale of any Common Stock underlying such Option, must be paid to the Company, and (ii) the Option shall terminate and any unexercised portion of such Option (whether or not vested) shall be forfeited, if (a) a Termination of Directorship, Termination of Employment or Termination of Consultancy occurs prior to a specified date, or within a specified time period following receipt or exercise of the Option, or (b) the recipient at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee (or the Board, as applicable).

  8.8 Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of this Plan, this Plan, and any Option granted to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Options granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of this Plan, any Option intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.

  8.9 Effect of Plan Upon Options and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for Employees, Directors or consultants of the Company or any Subsidiary or (ii) to grant or assume options or other rights otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

  8.10 Compliance with Laws. This Plan, the granting and vesting of Options under this Plan and the issuance and delivery of shares of Common Stock and the payment of money under this Plan or under Options granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Options granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Laws, rules and regulations.

  8.11 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

  8.12 Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

                                     * * *

  I hereby certify that the foregoing Plan was duly adopted by the Board of
Directors of Reunion Industries, Inc. on                , 1998.

  Executed on this      day of     , 1998.

                                          -------------------------------------
                                          Richard L. Evans, Secretary

                                                                        ANNEX C

                                                                   June 3, 1998

The Board of Directors
Reunion Industries, Inc.
62 Southfield Avenue
One Stamford Landing
Stamford, CT 06902

Members of the Board:

  Reunion Industries, Inc. ("Reunion") and Chatwins Group, Inc. ("Chatwins") have entered into a Merger Agreement dated as of May 31, 1998, which provides, among other things, for the merger of Chatwins with and into Reunion (the "Merger").

  Pursuant to the Agreement, Chatwins would receive either (i) 9,000,000 newly issued shares of Reunion Common Stock if Chatwins has acquired King-Way Material Handling Company ("King-Way") or (ii) 8,500,000 newly issued shares of Reunion Common Stock if Chatwins has not acquired King-Way. The 9,000,000 shares would represent approximately 70% of Reunion outstanding shares. The 8,500,000 shares would represent approximately 69% of the outstanding shares of Reunion. Simultaneous with the Merger shares of Reunion currently owned by Chatwins would be retired, resulting in the present shareholders of Chatwins owning approximately 79% of Reunion in the case of the 9,000,000 share acquisition (78% in the case of the 8,500,000 share acquisition). Under either option, the outstanding $8.3 million Preferred Stock of Chatwins would be converted into three year notes of Reunion, bearing interest at 10% per annum. The terms and conditions of the Merger are more fully set forth in the Agreement.

  Legg Mason has acted as the financial advisor to the Board of Directors of Reunion in connection with the Board's analysis of the financial terms of the Merger and has received a fee for these services. In addition Legg Mason will receive a separate fee for providing this opinion (the "Opinion").

  In arriving at our Opinion set forth below, we have, among other things: (i) reviewed the Merger Agreement; (ii) reviewed certain publicly available audited and unaudited financial statements of Reunion and Chatwins and certain other publicly available information of Reunion and Chatwins; (iii) reviewed certain internal information, primarily financial in nature, concerning Reunion and Chatwins, prepared by their respective managements; (iv) discussed the past and current operations and financial condition and prospects of Reunion with the senior management of Reunion; (v) discussed the past and current operations and financial condition and prospects of Chatwins with the senior management of Chatwins; (vi) reviewed forecast financial statements of Reunion prepared and furnished to us by the senior management of Reunion;
(vii) reviewed forecast financial statements of Chatwins prepared and furnished to us by the senior management of Chatwins; (viii) held meetings and discussions with certain officers and employees of Reunion and Chatwins, concerning the operations, financial condition and future prospects of the combined company; (ix) reviewed certain publicly available financial and stock market data relating to selected public companies that we considered relevant to our inquiry; (x) considered the pro forma financial effects of the Merger on Reunion; and, (xi) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate.

  We are not expressing an opinion as to the price or trading range at which shares of Reunion Common Stock may trade following the Merger.

  In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by Reunion and Chatwins, and all publicly available information, and we have not independently verified such information. We also have relied upon the managements of Reunion and Chatwins as to the reasonableness and achievability of the financial projections (and the assumptions and bases therein) provided to us for Reunion and Chatwins, respectively, and we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of each respective entity, including without limitation, the tax benefits available to the combined company. Neither Reunion nor Chatwins publicly discloses internal management projections of the type provided to Legg Mason in connection with Legg Mason's review of the Merger. Such projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

  We have not been requested to make, and we have not made, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of either Reunion or Chatwins and we have not been furnished with any such appraisals or evaluations. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy.

  Our Opinion is necessarily based on share prices and economic and other conditions and circumstances as in effect on, and the information made available to us as of May 27, 1998. In arriving at our Opinion, we were not authorized to solicit, and did not solicit, third party indications of interest from any party with respect to an acquisition of Reunion, its assets, or any part thereof. In this regard, we have been advised by Reunion's senior management that since the first public announcement of the prospective Merger, no person has contacted either Reunion's senior management or Board of Directors regarding any potential alternative transaction to the Merger. We have assumed that the Merger and related transactions described above will be consummated on the terms and conditions described in the forms of the agreements reviewed by us, without any waiver of material terms or conditions by Reunion or Chatwins, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the combined company.

  It is understood that this letter is directed solely to Reunion's Board of Directors and does not constitute a recommendation to any stockholder of Reunion as to how such stockholder should vote on the Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason Wood Walker, Incorporated, provided that this Opinion may be included in its entirety in any filing made by Reunion with the Securities and Exchange Commission with respect to the Merger and the transactions related thereto.

  Based upon and subject to the foregoing, we are of the opinion that, as of May 27, 1998, the consideration to be paid for Chatwins pursuant to the Agreement is fair to Reunion and its stockholders, other than Chatwins, from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker
                                          -------------------------------------
                                          LEGG MASON WOOD WALKER, INCORPORATED

     CORPORATE FINANCE

     Legg Mason Wood Walker, Incorporated
     Suite 1100, 1735 Market Street, Philadelphia, PA 19103
     215-495-8300  Fax: 215-568-2031

                                                                  June 25, 1998

The Board of Directors
Reunion Industries, Inc.
One Stamford Landing
62 Southfield Avenue
Stamford, Connecticut 06902

Members of the Board:

  We have reviewed Amendment No. 1 to Merger Agreement ("Amendment No. 1"), dated as of June 25, 1998, between Reunion Industries, Inc. ("Reunion") and Chatwins Group, Inc. ("Chatwins") amending the Merger Agreement between the same parties, dated May 31, 1998 (the "Original Merger Agreement" and as so amended, the "Merger Agreement").

  We are of the opinion that the amendments to the Original Merger Agreement effected by Amendment No. 1 do not change our opinion as expressed in our June 3, 1998 letter, that, as of May 27, 1998 and subject to the assumptions and qualifications set forth in our June 3, 1998 letter, the consideration to be paid for Chatwins pursuant to the Merger Agreement is fair to Reunion and its stockholders, other than Chatwins, from a financial point of view.

  We hereby consent to the use of our name and to the inclusion of this letter, dated June 25, 1998 as part of Annex C to the Proxy Statement/Prospectus of Reunion Industries, Inc. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          LEGG MASON WOOD WALKER, INCORPORATED

                                              /s/ B. Andrew Schmucker
                                          By:__________________________________
                                             Managing Director

                                                                        ANNEX D

                         CERTIFICATE OF INCORPORATION
                                      OF
                           REUNION INDUSTRIES, INC.

                                   ARTICLE I

                                     Name

  The name of the Corporation is Reunion Industries, Inc.

                                  ARTICLE II

                            Registered office/agent

  The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

                                   Purposes

  The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV

                                 Capital Stock

  Section 4.1 Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Thirty Million (30,000,000), of which 20,000,000 shares shall be of a class designated "common stock", having a par value of $.01 per share (the "Common Stock"), and Ten Million (10,000,000) shares shall be of a class designated "preferred stock", par value $.01 per share (the "Preferred Stock"). Any and all stock issued by the Corporation shall be deemed issued after the adoption of the transfer restrictions set forth in Article Fifth hereof.

  Section 4.2 Common Stock. Except as otherwise provided in this Certificate of Incorporation or by law, each holder of Common Stock shall be entitled to one vote for each share held. The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise. On any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interest.

  Section 4.3 Preferred Stock. Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the powers, including the voting powers (but no greater than one vote per share), designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, and qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

                                   ARTICLE V

                      Restrictions on Transfers of Stock

  Section 5.1 Prohibited Transfers. In order to preserve the net operating loss carryovers (including any "net unrealized built-in loss," as defined under applicable law), capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers (the "Tax Benefits") to which the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively, the "Code") and the Treasury Regulations promulgated thereunder (the "Treasury Regulations"), the following restrictions shall apply until the date which is the earlier of (x) the day after the third (3rd) anniversary of the effectiveness of the merger of Reunion Resources Company, a Delaware corporation, with and into the Corporation (the "Merger"), (y) the repeal of
Section 382 of the Code if the Board of Directors determines that the restrictions are no longer necessary, and (z) the beginning of a taxable year of the Corporation as to which the Board of Directors determined prior to the beginning of such taxable year that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier or later date in accordance with Section 5.7 of this Article Fifth (such date is sometimes referred to herein as the "Expiration Date"):

    (1) For purposes of this Article Fifth, (a) a "Prohibited Ownership Percentage" shall mean any ownership of the Corporation's stock that would cause a Person or Public Group to be a "5-percent shareholder" of the Corporation within the meaning of Treasury Regulation Section 1.382-2T(g)(1); (b) a "Public Group" shall have the meaning contained in Treasury Regulation Section 1.383- 2T(f)(13); (c) a "Person" shall mean any individual, corporation, estate, trust, association, company, partnership, limited liability company, joint venture, or similar organization (including the Corporation); (d) "Transfer" refers to any means of conveying legal or beneficial ownership of shares of stock of the Corporation, whether such means are direct or indirect, voluntary or involuntary, including, without limitation, the issuance by the Corporation of shares of stock of the Corporation (without regard to whether such shares are treasury shares or new shares) and the transfer of ownership of any entity that owns shares of stock of the Corporation; and "Transferee" means any Person to whom stock of the Corporation is Transferred.

    (2) From and after the effectiveness of the Merger, no Person shall Transfer any shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code, or stock that is not so described solely because it is entitled to vote as a result of dividend arrearages) to any other Person to the extent that such Transfer, if effective, (i) would cause the Transferee or any Person or Public Group to have a Prohibited Ownership Percentage; (ii) would increase the ownership percentage of any Transferee or any Person or Public Group having a Prohibited Ownership Percentage; or (iii) would create a new Public Group under Treasury Regulation Section 1.382-2T(j)(3)(i).

    (3) Any Transfer of shares of stock of the Corporation that would otherwise be prohibited pursuant to the preceding subsection, including but not limited to the issuance of stock by the Corporation pursuant to the exercise of any warrants, options or other rights to acquire stock in the Corporation, shall nonetheless be permitted if information relating to a specific proposed transaction is presented to the Board of Directors and the Board determines that, based on the facts in existence at the time of such determination, such transaction will not jeopardize the Corporation's full utilization of the Tax Benefits, based upon an opinion of legal counsel selected by the Board to that effect. Nothing in this subsection will be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

    (4) Within 10 days after the Expiration Date, the Board of Directors shall cause a written notice to be mailed to the Stockholders of the Corporation informing said Stockholders of the expiration of the restrictions contained in this Article Fifth.

  Section 5.2 Attempted Transfer in Violation of Transfer Restrictions. Unless approval of the Board of Directors is obtained as provided in subsection (3) of Section 5.1 of this Article Fifth, any attempted Transfer of shares of stock of the Corporation in excess of the shares that could be Transferred to the Transferee without restriction under subsection (2) of Section 5.1 of this Article Fifth is not effective to Transfer ownership of such excess shares (the "Prohibited Shares") to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a Stockholder of the Corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). All rights with respect to the Prohibited Shares shall remain the property of the Person who initially purported to Transfer the Prohibited Shares to the Purported Acquiror (the "Initial Transferor") until such time as the Prohibited Shares are resold as set forth below in subsection (1) or subsection (2) of this Section 5.2. The Purported Acquiror, by acquiring ownership of shares of stock of the Corporation that are not Prohibited Shares, shall be deemed to have consented to all the provisions of this Article Fifth and to have agreed to act as provided in the following subsection (1). The Corporation and the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, or the chief accounting officer of the Corporation or of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers, and other employees and agents in making the determinations and findings contemplated by this Section 5.2, and neither the Corporation nor the Board of Directors shall be responsible for any good faith errors made in connection therewith.

    (1) Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of the Purported Acquiror's possession or control of the Prohibited Shares, along with any dividends and other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distributions"), to an agent designated by the Corporation (the "Agent"). If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as agent for the Initial Transferor, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds"), except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following subsection (2) if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of the Prohibited Shares by the Purported Acquiror other than a transfer described in one of the two preceding sentences shall not be effective to transfer any ownership of the Prohibited Shares.

    (2) The Agent shall sell in an arms-length transaction (through the NASDAQ Small Cap. Market or the Pacific Stock Exchange, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sale Proceeds"), or the Resale Proceeds, if applicable, shall be allocated, after reimbursement to the Agent of its expenses, to the Purported Acquiror up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, or (ii) where the purported Transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Prohibited Shares at the time of such purported Transfer. Subject to the succeeding provisions of this subsection, any Resale Proceeds or Sales Proceeds in excess of the Agent's expenses and the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be the property of the Initial Transferor. If the identity of the Initial Transferor cannot be determined by the Agent through inquiry made to the Purported Acquiror, the Agent or the Corporation shall hold such amounts pending the determination of the identity of the Initial Transferor. The Agent may also take, but is not required to take, any reasonable actions to attempt to identify the Initial Transferor. If after ninety (90) days following the date the Prohibited Shares were transferred to the Agent the Initial Transferor has not been identified, any amounts due to the Initial Transferor pursuant to this subsection may be paid over to a court or governmental agency, if applicable law permits, or otherwise shall be transferred to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code. In no event shall any such amounts due to the Initial Transferor inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in attempting to identify the Initial Transferor.

  Section 5.3 Prompt Enforcement Against Purported Acquiror. Within thirty
(30) business days of learning of the purported Transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror within thirty (30) business days from the date of such demand, the Corporation shall institute legal proceedings to compel such transfer; provided, however, that nothing in this Section 5.3 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided further that failure of the Corporation to act within the time periods set out in this Section 5.3 shall not constitute a waiver of any right of the Corporation to compel any transfer required by subsection (1) of
Section 5.2.

  Section 5.4 Additional Actions to Prevent Violation or Attempted Violation. Upon a determination by the Board of Directors that there has been or is threatened a purported Transfer of Prohibited Shares to a Purported Acquiror, the Board of Directors may take such action in addition to any action required by the preceding paragraph as it deems advisable to give effect to the provisions of this Article Fifth, including, without limitation, refusing to give effect on the books of this Corporation to such purported Transfer or instituting proceedings to enjoin such purported Transfer. Notwithstanding the foregoing sentence, the Board of Directors shall take no action which would prohibit the settlement of transactions entered into through the NASDAQ Small Cap. Market, the Pacific Stock Exchange, or other market or exchange on which the Corporation has listed its securities.

  Section 5.5 Obligation to Provide Information. The Corporation may require as a condition to the registration of the Transfer of any shares of its stock that the proposed Transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the proposed Transferee's direct or indirect ownership interest in, or options to acquire, stock of the Corporation.

  Section 5.6 Legends. All certificates evidencing ownership of shares of stock of this Corporation that are subject to the restrictions on Transfer contained in this Article Fifth shall bear a conspicuous legend referencing the restrictions set forth in this Article Fifth.

  Section 5.7 Further Actions. Nothing contained in this Article Fifth shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable or in the event that the Board of Directors believes that such actions are in the best interest of the Corporation and its Stockholders, the Board of Directors may accelerate or extend the Expiration Date; provided that the Board of Directors shall determine in writing that any such acceleration or extension is reasonably necessary or desirable to preserve the Tax Benefits under the Code and the regulations thereunder or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be based upon an opinion of legal counsel to the Corporation and which determination shall be filed with the Secretary of the Corporation and mailed by the Secretary to the Stockholders of this Corporation within ten days after the date of any such determination. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the Corporation not inconsistent with the express provisions of this Article Fifth for purposes of determining whether any acquisition of stock of the Corporation would jeopardize the Corporation's ability to preserve and use the Tax Benefits, and for the orderly application, administration and implementation of the provisions of this Article Fifth. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its transfer agent and shall be made available for inspection by the public and, upon request, shall be mailed to any holder of stock of the Corporation.

                                  ARTICLE VI

                              Board of Directors

  Except as otherwise provided by law, the business and affairs of the Corporation shall be managed by, or under the direction of, its Board of Directors. The number of directors of the Corporation shall be fixed by, and in the manner provided in, the Corporation's Bylaws, but shall not be fewer than three nor more than 12. None of the directors need be a stockholder of the Corporation or a resident of the State of Delaware. Elections of directors need not be by written ballot unless the Corporation's Bylaws provide otherwise. Without limiting the rights, powers, privileges and discretionary authority conferred by the Delaware General Corporation Law (the "DGCL") or other applicable law, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE VII

                                 Stockholders

  Stockholder action that must or may be taken at an annual or special meeting of the stockholders, with prior notice and a vote, may instead be taken without a meeting, without prior notice and without a vote if a written consent or consents, setting forth the action taken, shall be signed by the holders of no less than the number of shares of capital stock required to authorize or take such action at an annual or special meeting of the stockholders. Meetings of stockholders may be held within or without the State of Delaware as the Bylaws may provide. In addition to such special meetings as are provided by law or this Certificate of Incorporation, special meetings of the stockholders may be called only by (a) the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors then in office,
(b) the Chairman of the Board, (c) the President of the Corporation or (d) the holders of not less than 30% of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place(s) as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                 ARTICLE VIII

                             No Preemptive Rights

  No stockholder shall be entitled, as a matter of right, to subscribe for or acquire additional, unissued or treasury shares of any class of capital stock of the Corporation whether now or hereafter authorized, or any bonds, debentures or other securities convertible into, or carrying a right to subscribe to or acquire such shares, but any shares or other securities convertible into, or carrying a right to subscribe to or acquire such shares may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

                                  ARTICLE IX

                             No Cumulative Voting

  At each election of directors, every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he is entitled to cast a vote. No stockholder shall have the right to cumulate his votes in any election of directors.

                                   ARTICLE X

                     Business Combinations with Affiliates

  The Corporation hereby elects not to be governed by Section 203 of the DGCL which restricts business combination transactions with Interested Stockholders (as defined therein).

                                  ARTICLE XI

                          Limited Director Liability

  A director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL, as amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE XII

                                Indemnification

  Section 12.1 Mandatory Indemnification. Each person who at any time is or was a director of the Corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, or any other applicable law as may from time to time be in effect (but, in the case of any such amendment or enactment, only to the extent that such amendment or law permits the Corporation to provide broader indemnification rights than such law prior to such amendment or enactment permitted the Corporation to provide), against all expense, liability and loss (including, without limitation, court costs and attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with a Proceeding, and such indemnification shall continue as to a person who has ceased to be a director of the Corporation or a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, and shall inure to the benefit of such person's heirs, executors and administrators. The Corporation's obligations under this Section 12.1 include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification.

  Section 12.2 Prepayment of Expenses. Expenses incurred by a director of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding to the fullest extent permitted by, and only in compliance with, the DGCL or any other applicable laws as may from time to time be in effect, including, without limitation, any provision of the DGCL which requires, as a condition precedent to such expense advancement, the delivery to the Corporation of an undertaking, by or on behalf of such director, to repay all amounts so advanced if it shall ultimately be determined that such director is not entitled to be indemnified under Section 12.1 or otherwise. Repayments of all amounts so advanced shall be upon such terms and conditions, if any, as the Corporation's Board of Directors deems appropriate.

  Section 12.3 Vesting. The Corporation's obligation to indemnify and to prepay expenses under Sections 12.1 and 12.2 shall arise, and all rights granted to the Corporation's directors hereunder shall vest at the time of the occurrence of the transaction or event to which a Proceeding relates, or at the time that the action or conduct to which such Proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such Proceeding is first threatened, commenced or completed. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, no action taken by the Corporation, either by amendment of this Certificate of Incorporation or the Bylaws of the Corporation or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under Sections 12.1 and 12.2 which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is effective or taken, whichever is later.

  Section 12.4 Enforcement. If a claim under Section 12.1 or Section 12.2 or both Sections 12.1 and 12.2 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit in a court of competent jurisdiction against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the DGCL or other applicable law to indemnity the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit as to whether indemnification is proper in the circumstances based on the applicable standard of conduct set forth in the DGCL or other applicable law shall neither be a defense to the action nor create a presumption that the claimant has not met the applicable standard of conduct. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful.

  Section 12.5 Nonexclusive. The indemnification provided by this Article XII shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, bylaw, other provisions of this Certificate of Incorporation, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

  Section 12.6 Permissive Indemnification. The rights to indemnification and prepayment of expenses which are conferred on the Corporation's directors by Sections 12.1 and 12.2 may also be conferred on any officer, employee or agent of the Corporation if, and to the extent, authorized by the Board of Directors.

  Section 12.7 Insurance. The Corporation shall have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnity such person against such expense, liability or loss under the Corporation's Bylaws, the provisions of this Article XII, the DGCL or other applicable law.

  Section 12.8 Condition to Mandatory Indemnification. Subject to the first sentence of Section 12.4 hereof, the Corporation shall be required to indemnify a director of the Corporation pursuant to Section 12.1 hereof in connection with a Proceeding (or part thereof) initiated by such director only if the initiation of such Proceeding (or part thereof) by the director was authorized in writing by the Board of Directors of the Corporation.

                                 ARTICLE XIII

                                  Compromise

  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three- fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                  ARTICLE XIV

                                 Incorporator

  The name and mailing address of the incorporator is:

                              Charles R. Umpleby
                            Richards & O'Neil, LLP
                               885 Third Avenue
                         New York, New York 10022-4873

  I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring under the penalties of perjury that this is my act and deed and that the facts stated herein are true, and accordingly have hereunto set my hand this 8th day of November 1995.

                                          /s/ Charles R. Umpleby
                                          -------------------------------------
                                          Charles R. Umpleby

                                                                         ANNEX E


                                     BYLAWS

                                       OF

                            REUNION INDUSTRIES, INC.

                               TABLE OF CONTENTS

 1.1  Registered Office....................................................    1
 1.2  Other Offices........................................................    1

                                   ARTICLE II

                             STOCKHOLDERS MEETINGS

 2.1  Place of Meetings....................................................    1
 2.2  Annual Meetings......................................................    1
 2.3  Special Meetings.....................................................    1
 2.4  Notice of Meetings...................................................    2
 2.5  Waiver of Notice.....................................................    2
 2.6  Notice of Adjournments...............................................    2
 2.7  Quorum...............................................................    2
 2.8  Stockholders Entitled to Vote........................................    3
 2.9  Stockholders May Vote in Person or by Proxy..........................    3
 2.10 Elections of Directors; No Cumulative Voting.........................    3
 2.11 Voting...............................................................    4
 2.12 Voting List..........................................................    4
 2.13 Inspectors of Election...............................................    4
 2.14 Informal Action by Stockholders......................................    4

                                  ARTICLE III

                                   DIRECTORS

 3.1  Number and Term of Office............................................    5
 3.2  Vacancies............................................................    5
 3.3  Place of Meetings....................................................    5
 3.4  First Meeting........................................................    5
 3.5  Regular Meetings.....................................................    6
 3.6  Special Meetings.....................................................    6
 3.7  Notice of Meetings...................................................    6
 3.8  Waiver of Notice.....................................................    6
 3.9  Quorum...............................................................    6
 3.10 Adjournment..........................................................    7
 3.11 Informal Action......................................................    7
 3.12 General Powers.......................................................    7
 3.13 Committees...........................................................    7
 3.14 Compensation of Directors............................................    8
 3.15 Removal of Directors.................................................    8
 3.16 Directors' Liability.................................................    8

                                   ARTICLE IV

                                    OFFICERS

 4.1  Executive Officers...................................................    8
 4.2  Agents or Employees..................................................    9
 4.3  Salaries.............................................................    9
 4.4  Removal of Officers, Agents or Employees.............................    9
 4.5  Chairman of the Board and President; Powers and Duties...............    9
 4.6  Vice President: Powers and Duties....................................   10

                                      (i)

  4.7 Secretary: Powers and Duties.........................................   10
  4.8 Treasurer; Powers and Duties.........................................   10
  4.9 Delegation of Officer's Duties.......................................   10

                                   ARTICLE V

                            SHARES OF CAPITAL STOCK

  5.1 Certificates of Shares...............................................   11
  5.2 Registered Stockholders..............................................   11
  5.3 Transfer of Shares...................................................   11
  5.4 Restriction on Transfer..............................................   11
  5.5 Replacement of Certificates..........................................   12

                                   ARTICLE VI

                                  RECORD DATE

  6.1 Directors May Fix Record Date........................................   12

                                  ARTICLE VII

                         DIVIDENDS AND WORKING CAPITAL

  7.1 Dividends............................................................   12
  7.2 Reserve Fund.........................................................   12

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

  8.1 Corporate Records....................................................   13
  8.2 Execution of Written Instruments.....................................   13
  8.3 Telecommunications...................................................   13
  8.4 Corporate Seal.......................................................   13

                                   ARTICLE IX

                                INDEMNIFICATION

  9.1 Indemnification: Actions by Third Parties............................   14
  9.2 Indemnification: Actions by or in the Right of the Corporation.......   14
  9.3 Advances.............................................................   14
  9.4 Non-exclusivity......................................................   14
  9.5 Insurance............................................................   15

                                   ARTICLE X

                             AMENDMENTS OF BY-LAWS

 10.1 Amendments...........................................................   15

                                      (ii)

                                    BYLAWS
                                      OF
                           REUNION INDUSTRIES, INC.,
                            A DELAWARE CORPORATION

                                   ARTICLE I

                                    OFFICES

  Section 1.1 Registered Office. The registered office of Reunion Industries, Inc., a Delaware corporation (the "Corporation"), in Delaware shall be Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

  Section 1.2 Other Offices. The Corporation may also have offices at such other places, both within or without the State of Delaware, as the Board of Directors may from time to time appoint or as the business of the Corporation may require.

                                  ARTICLE II

                             STOCKHOLDERS MEETINGS

  Section 2.1 Place of Meetings. All meetings of the Stockholders shall be held at the registered office of the Corporation or at such other place, within or without the State of Delaware, as the Board of Directors may from time to time determine.

  Section 2.2 Annual Meetings. An annual meeting of the Stockholders shall be held each year at such time and on such date as shall be designated by resolution of the Board of Directors for the election of Directors and the transaction of such other business as may properly be brought before the meeting; provided, however, that each successive annual meeting shall be held on a date within thirteen months after the date of the preceding annual meeting.

  Section 2.3 Special Meetings. Special meetings of the Stockholders may be called at any time by the President, or a majority of the Board of Directors, or the holder or holders of not less than one-fifth of all the shares of capital stock of the Corporation outstanding and entitled to vote at the particular meeting. If called by the Stockholders, such request shall be in writing delivered to the Secretary of the Corporation and shall state the time, place and purpose or purposes of the meeting. On the written request of any person or persons who have duly called a special meeting, it shall be the duty of the Secretary to call such meeting to be held not less than ten days nor more than sixty days after receipt of such notice. If the Secretary shall neglect or refuse to issue such call, the person or persons making the request may do so.

  Section 2.4 Notice of Meetings. Written notice of every meeting of the Stockholders shall be given by or at the direction of the person or persons authorized to call the meeting, to each stockholder of record entitled to vote at the meeting, at least ten days prior to the date named for the meeting, unless a greater period of notice is required by law in a particular case. Such notice need not be given to Stockholders not entitled to vote at the meeting unless such stockholders are entitled by law to such notice in a particular case. Notice shall be deemed to have been properly given to a stockholder when delivered to him personally, or when deposited in the United States mail with first class postage prepaid, and directed to his address appearing on the books of the Corporation or supplied by him to the Corporation for the purpose of notice; and a certificate or affidavit by the Secretary or an Assistant Secretary or a transfer agent shall be prima facie evidence of the giving of any notice required by these Bylaws. Such notice shall specify the place, day and hour of the meeting, and shall state the nature of the business to be transacted if required by law and to the extent required by law.

  Section 2.5 Waiver of Notice. Whenever any written notice is required to be given to a stockholder under the provisions of applicable law, by the Certificate of Incorporation, or by these Bylaws, a waiver thereof in writing, signed by him either before or after the time stated herein, and whether before or after the meeting, shall be deemed equivalent of due notice. Unless otherwise required by the Certificate of Incorporation or these Bylaws and except in the case of a special meeting, neither the business to be transacted at the meeting, nor the purpose of the meeting, need be specified in the waiver of notice of such meeting. Attendance of any person, either in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except when a person entitled to notice attends the meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

  Section 2.6 Notice of Adjournments. On adjournment of an annual or special meeting of Stockholders, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted thereat, other than by announcement at the meeting at which such adjournment is taken. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting originally called.

  Section 2.7 Quorum. The presence, in person (including participation by telephone or similar communication as provided in Section 8.3) or by proxy, of the Stockholders entitled to cast at least a majority of the votes which all Stockholders are entitled to cast on the particular matter shall constitute a quorum for the purpose of considering such matter at any meeting of the Stockholders for the election of Directors or for the transaction of other business, except as otherwise provided by law or these Bylaws. The Stockholders present at a duly-organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough Stockholders to leave less than a quorum. If, however, any meeting of Stockholders cannot be organized because a quorum has not attended, the Stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting to such time and place as they may determine, until such time as a quorum shall be present in person or by proxy.

  Section 2.8 Stockholders Entitled to Vote. Subject to the provision of this section and except as may be otherwise provided by law or by the Certificate of Incorporation, every shareholder shall have the right at every Stockholders' meeting to cast one vote for every share having voting power standing in his name on the books of the Corporation; and if, by law or by Certificate of Incorporation, holders of shares not having the right to vote shall be entitled to vote at a particular meeting by reason of the particular business involved, every such holder of shares without voting power shall, subject to the Certificate of Incorporation, be entitled to one vote for every share standing in his name on the books of the Corporation. In the event the Board of Directors shall fix a time, not less than ten or more than sixty days prior to the date of any meeting of Stockholders, as a record date for the determination of the Stockholders entitled to notice of and to vote at any such meeting, only such Stockholders as shall be Stockholders of record on the date so fixed shall be entitled to notice of, or to vote at, such meeting notwithstanding any transfer of shares on the books of the Corporation after such record date. If a record date shall not be fixed by the Board of Directors for a particular Stockholders' meeting, transferees of shares which are transferred on the books of the Corporation within ten days next preceding the date of such meeting shall not be entitled to notice of or to vote at such meeting.

  Section 2.9 Stockholders May Vote in Person or by Proxy. Every stockholder entitled to vote may vote either in person or by proxy. Every proxy shall be executed in writing by a stockholder, or by his duly-authorized attorney-in-fact and filed with the Secretary of the Corporation before or at time of meeting. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary of the Corporation. No unrevoked proxy shall be valid after eleven months from the date of its execution, unless a longer time is expressly provided therein, but in no event shall a proxy, unless coupled with an interest, be voted on after three years from the date of its execution. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Corporation.

  Section 2.10 Elections of Directors; No Cumulative Voting. Elections for Directors need not be by ballot except on demand made by a stockholder at the election and before the voting begins there shall be no cumulative voting and Directors shall be elected by a plurality of the votes cast, in person or by proxy, at a meeting of Stockholders by the holders of shares entitled to vote therein.

  Section 2.11 Voting. When a quorum exists at any meeting, and unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the acts of the Stockholders present, in person or by proxy, entitled to cast at least a majority of the votes which all Stockholders present are entitled to cast shall be the acts of the Stockholders.

  Section 2.12 Voting List. The officer or agent having charge of the transfer books for shares of the Corporation shall make, at least ten days before each meeting of Stockholders, a complete list of the Stockholders entitled to vote at the meeting arranged in alphabetical order, with the address of and the number of shares held by each, which list shall be kept on file at the registered office of the Corporation, and shall be subject to inspection by any stockholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting, and shall be subject to the inspection of any stockholder during the whole time of the meeting.

  Section 2.13 Inspectors of Election. In advance of any meeting of Stockholders, the Board of Directors shall appoint Inspectors of Election, who may, but need not be, Stockholders to act at such meeting or any adjournment thereof. If Inspectors of Election are not so appointed, the Chairman of any such meeting shall make such appointment at the meeting. The number of Inspectors shall be one or three. No person who is a candidate for office shall act as an Inspector. In case any person appointed as an Inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting, or at the meeting by the person acting as Chairman. The Inspectors of Election determine (i) the number of shares outstanding and the voting power of each,
(ii) the shares represented at the meeting and the validity of proxies and ballots, (iii) the count of all votes and ballots and (iv) a record of the disposition to any challenges to any determination made by the Inspectors. The Inspectors shall also certify their determination of the number of shares represented at the meeting and their count of all votes and ballots cast. They shall make a written report of any matter determined by them and execute a certificate of any fact found by them. If there be three Inspectors of Election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act, or certificate of all.

  Section 2.14 Informal Action by Stockholders. Except as may be otherwise provided by law or by the Certificate of Incorporation, notwithstanding anything to the contrary contained in these Bylaws, any action which may be taken at a meeting of the Stockholders may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall (A) be signed by Stockholders with a number of outstanding shares having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted and (B) be filed with the Secretary of the Corporation.


                                  ARTICLE III

                                   DIRECTORS

  Section 3.1 Number and Term of Office. The business and affairs of the Corporation shall be managed by a Board of not less than three nor more than twelve Directors who shall be natural persons of full age. Initially, the number of Directors shall be four, and thereafter, it shall be such number as shall have been last specified by resolution (if any) of the Board of Directors. Directors need not be residents of Delaware or Stockholders of the Corporation. At each annual meeting, the Directors shall be elected by the Stockholders to serve for the term of one year until their respective successors shall be elected and shall qualify.

  Section 3.2 Vacancies. Vacancies in the Board of Directors, whether or not caused by an increase in the number of Directors, may be filled by a majority of the remaining members of the Board though less than a quorum or by a sole remaining director. In the event one or more Directors shall resign, effective at a future date, such vacancy or vacancies shall be filled by a majority of the remaining Directors though less than a quorum or by a sole remaining director. Each person so elected shall be a director until his successor is elected by the Stockholders, who may make such election at the next annual meeting of the Stockholders or at any special meeting duly called for that purpose and held prior thereto.

  Section 3.3 Place of Meetings. The meetings of the Board of Directors may be held at such places, within or without the State of Delaware, as a majority of the Directors may from time to time by resolution determine, or as may be designated in the notice or waiver of notice of a particular meeting; in the absence of specification, such meetings shall be held at the registered office of the Corporation.

  Section 3.4 First Meeting. The first meeting of each newly elected Board of Directors shall be held immediately after the annual meeting of the Stockholders at the same location as the Stockholders' meeting for the purpose of organization, the election of officers and the transaction of other business, or such meeting may convene at such other time and place as may be fixed by resolution of the Stockholders adopted at the meeting at which the Directors were elected or by the written consent of all the Directors. If such meeting is held immediately after the Stockholders' meeting at which the Directors were elected, each director shall have received at least two days' written notice of the proposed meeting or shall have signed a written waiver of such notice.

  Section 3.5 Regular Meetings. Regular meetings of the Board of Directors may be held at such times as the Board may by resolution determine. If any day fixed for a regular meeting shall be a legal holiday, then the meeting shall be held at the same hour and place on the next succeeding secular day.

  Section 3.6 Special Meetings. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board or the President, and shall be called on the written request of any two or more Directors delivered to the Secretary. Any such request by Directors shall state the time and place of the proposed meeting, and on receipt of such request, it shall be the duty of the Secretary to promptly call such meeting. If the Secretary shall neglect to issue such call, the Directors making the request may issue the call.

  Section 3.7 Notice of Meetings. Regular meetings of the Board of Directors may be held without notice. If such meeting is to be held at other than the usual time and place, written notice of such meeting shall be given in the manner described herein. Notice of all special meetings shall be given by mailing the same by overnight mail at least forty-eight hours, or by telegraphing or telephoning the same, or by giving personal notice thereof at least forty-eight hours before the time named for such meeting. Any written notice herein required may be given to a director either personally, or by sending a copy thereof through the mail, or by telegram, charges prepaid, to his address appearing on the books of the Corporation or supplied by him to the Corporation for the purpose of notice. If the notice is sent by mail or by telegraph, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or the telegraph office for transmission to such person. Such notice shall specify the place, date and hour of the meeting, and shall also state the nature of the business to be transacted at the meeting if and to the extent required by law.

  Section 3.8 Waiver of Notice. Whenever any written notice is required by law or the Certificate of Incorporation or these Bylaws to be given to a director, a waiver thereof in writing, signed by him either before or after the time stated therein, and whether before or after the meeting, shall be deemed equivalent to notice. Attendance of any director at any meeting shall constitute a waiver of notice of such meeting, except when such director attends the meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

  Section 3.9 Quorum. At all meetings of the Board, a majority of the total Directors in office shall constitute a quorum for the transaction of business, and the acts of a majority of the Directors present (including participants by telephone or similar communication as provided in Section 8.3) at a meeting at which a quorum is present shall be the acts of the Board of Directors, except as may otherwise be specifically provided by law, by the Certificate of Incorporation or by these Bylaws.

  Section 3.10 Adjournment. Adjournment or adjournments of any regular or special meetings may be taken, and it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted thereat other than by announcement at the meeting at which such adjournment is taken. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting.

  Section 3.11 Informal Action. Notwithstanding anything to the contrary contained in these Bylaws, any action which may be taken at a meeting of the Directors or by the members of a committee duly appointed by the Board of Directors may be taken without a meeting, if a written consent setting forth the action so taken shall be signed by all of the Directors or the members of the committee, as the case may be, and shall be filed with the Secretary of the Corporation.

  Section 3.12 General Powers. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, by the Certificate of Incorporation or by these Bylaws, directed or required to be exercised and done by the Stockholders. Without limiting the generality of the foregoing, the powers of the Board shall include the power to authorize increases in the Corporation's indebtedness and to mortgage and pledge its assets.

  Section 3.13 Committees. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more of its members to constitute an executive committee which to the extent provided in such resolution, shall have and exercise the authority of the Board of Directors in the management of the business of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; provided, however, that no such committee shall have the power to amend the Certificate of Incorporation (except that a committee may, to the extent authorized by the resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided by the Delaware General Corporation Law (the "DGCL"), fix any of the preferences or rights of the shares), adopt an agreement of merger or consolidation, recommend the sale of all or substantially all the Corporation's assets or property to the Stockholders, recommend a dissolution of the Corporation or a revocation of dissolution to the Stockholders, or amend these Bylaws and provided further that, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Each committee shall keep regular minutes of its proceedings and report the same to the Board at each regular meeting of the Board.

  The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. Unless an alternate has been designated and is present at the meeting, in the absence or disqualification of a member of the committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Vacancies in the membership of the committees shall be filled by the Board of Directors at a regular or special meeting of the Board.

  Section 3.14 Compensation of Directors. Directors may receive such reasonable compensation for their services as shall be provided by a resolution adopted by a majority of the Board of Directors.

  Section 3.15 Removal of Directors. A director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote in the election of Directors. At the meeting at which such director(s) are removed, the Stockholders may elect new director(s), in accordance with the provisions of these Bylaws to fill a vacancy or vacancies caused by the removal of such director(s). In case any vacancy so created shall not be filled by the Stockholders at such meeting, such vacancy may be filled by the Directors so provided in Section 3.2.

  Section 3.16 Directors' Liability. To the fullest extent permitted by the DGCL, now in effect and as amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its Stockholders for monetary damages for breach of a fiduciary duty as a director, provided that this section shall not eliminate or limit the liability of a director for (a) any breach of the director's duty of loyalty to the Corporation or its Stockholders, (b) acts or omissions not in good faith, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit.

                                  ARTICLE IV

                                   OFFICERS

  Section 4.1 Executive Officers. The executive officers of the Corporation shall be elected annually by the Board of Directors and shall be a Chairman of the Board, a President, a Secretary and a Treasurer. One or more additional Vice Presidents, and such other officers and assistant officers also may be elected or appointed as the Board of Directors may authorize from time to time. Any number of offices may held by the same person, except that the President shall not also hold the office of Secretary. In addition to the powers and duties prescribed by these Bylaws, the officers and assistant officers shall have such authority and shall perform such duties as from time to time shall be prescribed by the Board. The officers and assistant officers of the Corporation shall hold office until their successors are chosen and have qualified, unless they are sooner removed from office as provided by these Bylaws. The Board of Directors may add to the title of any officer or assistant officer a word or words descriptive of his powers or the general character of his duties. If the office of any officer or assistant officer becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

  Section 4.2 Agents or Employees. The Board of Directors may by resolution designate the officer or officers who shall have authority to appoint such agents or employees as the needs of the Corporation require. In the absence of such designation, this function may be performed by the Chairman of the Board or the President and may be delegated by him to others in whole or in part.

  Section 4.3 Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors or by authority conferred by resolution of the Board. The Board may fix the salaries or other compensation of assistant officers, agents and employees of the Corporation, but in the absence of such action, this function shall be performed by the Chairman of the Board or the President or by others under their supervision.

  Section 4.4 Removal of Officers, Agents or Employees. Any officer, agent or employee of the Corporation may be removed or his authority revoked by resolution of the Board of Directors whenever, in its judgment, the best interests of the Corporation will be served thereby, if such removal or revocation shall be without prejudice to the rights, if any, of the person so removed to receive compensation or other benefits in accordance with the terms of existing contracts. Any agent or employee of the Corporation likewise may be removed by the Chairman of the Board or the President or, subject to their supervision, by the person having authority with respect to the appointment of such agent or employee.

  Section 4.5 Chairman of the Board and President; Powers and Duties.

    (a) The Chairman of the Board shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned to him by the Board of Directors or prescribed by these Bylaws.

    (b) Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation. He shall preside at all meetings of the Stockholders and in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. He shall be ex officio member of all the standing committees, including the executive committee, if any, and shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

  Section 4.6 Vice President: Powers and Duties. The Vice President shall, in the absence or disability of the President, perform the duties and exercise the powers of the President; and if there be more than one Vice President, their seniority in performing such duties and exercising such powers shall be determined by the Board of Directors or, in default of such determination, by the order in which they were first elected. Each Vice President also shall have such powers and perform such duties as may be assigned to him by the Board.

  Section 4.7 Secretary: Powers and Duties. The Secretary shall attend all meetings of the Board and all meetings of the Stockholders and act as clerk thereof and record all the votes and minutes thereof in books to be kept for that purpose; and shall perform like duties for the executive committee of the Board of Directors when required. He shall give, or cause to be given notice of all meetings of the Stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board, the Chairman or the President. He shall keep in custody the corporate seal of the Corporation, and may affix the same to any instrument requiring it and attest the same. The Secretary shall enforce the restriction on the transfer of the Corporation's capital stock set forth in Article 5 of these Bylaws. In connection therewith, the Secretary shall supervise the Corporation's transfer agent and/or registrar:

  Section 4.8 Treasurer; Powers and Duties. The Treasurer shall be the chief financial officer and shall cause full and accurate accounts of receipts and disbursements to be kept in books belonging to the Corporation. He shall see to the deposit of all monies and other valuable effects in the name and to the credit of the Corporation in such depository or depositories as may be designated by the Board of Directors, subject to the disbursement or deposition on orders signed in such manner as the Board of Directors shall prescribe. He shall render to the Chairman of the Board and to the Directors, at the regular meetings of the Board or whenever the Chairman of the Board or the Board may require it, an account of all his transactions as Treasurer and of the results of operations and financial condition of the Corporation. If required by the Board, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as may be satisfactory to the Board for the faithful discharge of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, records, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

  Section 4.9 Delegation of Officer's Duties. Any officer may delegate duties to his assist (if any) appointed by the Board; and in case of the absence of any officer or assistant officer of the Corporation, or for any other reason that the Board of Directors may deem sufficient, the Board may delegate or authorize the delegation of his powers or duties, for the time being, to any person.

                                   ARTICLE V

                            SHARES OF CAPITAL STOCK

  Section 5.1 Certificates of Shares. Subject to requirements prescribed by law and the Certificate of Incorporation of the Corporation, the share certificates of the Corporation shall be in such form as shall be approved by the Board of Directors. All certificates representing shares shall be registered in the share register as they are issued, and those of the same class or series shall be consecutively numbered. Every share certificate shall bear the signature of the Chairman of the Board or the President or Vice President and of the Secretary or an Assistant Secretary or the Treasurer, and shall be sealed with the corporate seal. Whenever a certificate is countersigned by a transfer agent, one or both of the officers' or assistant officers' signatures and the seal may be in facsimile engraved or printed. In case any officer or assistant officer whose signature appears on any share certificate shall have ceased to be such because of death, resignation or otherwise, before the certificate is issued, it may be issued by the Corporation with the same effect as if he had not ceased to be such at the date of its issue.

  Section 5.2 Registered Stockholders. The Corporation shall be entitled to treat the registered holder of any share or shares as the holder thereof in fact and law and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not it shall have express or other notice thereof, save as otherwise expressly provided by law.

  Section 5.3 Transfer of Shares. Shares of the Corporation shall be transferred only on the books of the Corporation upon the surrender to the Corporation or its transfer agent of the share certificate or certificates therefor, duly endorsed by the person named therein or accompanied by proper evidence of succession, assignment or authority to transfer such shares; provided no transfers of shares shall be made while the books of the Corporation are closed against transfers as hereinafter provided in these ByLaws. On transfer, the surrendered certificate or certificates shall be cancelled, a new certificate or certificates shall be issued to the person entitled thereto, and the transaction shall be recorded on the books of the Corporation.

  Section 5.4 Restriction on Transfer. Transfers of shares may be restricted in any lawful manner by law, by the Certificate of Incorporation or by contract if a copy of the contract is filed with the Corporation, provided that notice of the restrictions shall be typed or printed conspicuously on the share certificate.

  Section 5.5 Replacement of Certificates. The Board of Directors may direct a new share certificate to be issued in place of any share certificate theretofore issued by the Corporation and claimed to have been lost, destroyed or mutilated, on the claimant's furnishing an affidavit of the facts and, if required by the Board of Directors, a bond of indemnity in such amount or in open penalty and in such form, with such surety thereon, as the Board may approve for the protection of the Corporation and its officers and agents.

                                  ARTICLE VI

                                  RECORD DATE

  Section 6.1 Directors May Fix Record Date. The Board of Directors may fix a time not less than ten nor more than sixty days prior to (a) the date of any meeting of the Stockholders, or (b) the date fixed for payment of any dividend or distribution or for the allotment of rights, or (c) the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the Stockholders entitled to notice of, or to vote at, any such meeting, entitled to receive any such dividend, distribution or allotment of rights or to exercise the rights in respect to any such change, conversion or exchange of shares. In any such case, only the Stockholders who are Stockholders of record on the date so fixed shall be entitled to notice of and to vote at such meeting, to receive such dividend, distribution or allotment of rights or to exercise such rights, as the case may be, notwithstanding any transfer of shares on the books of the Corporation after the record date so fixed. The Board of Directors may close the books of the Corporation against the transfer of shares during the whole or any part of such period; and in any such case, appropriate notice of such closing shall be given to each Stockholder of record at the latest address appearing on the stock records of the Corporation or supplied by such Stockholder to the Corporation for the purpose of such notice.

                                  ARTICLE VII

                         DIVIDENDS AND WORKING CAPITAL

  Section 7.1 Dividends. Subject to the limitations prescribed by law and the provisions of the Certificate of Incorporation relating thereto, the Board of Directors, at any regular or special meeting, may declare dividends on the outstanding shares of the Corporation out of assets legally available for such dividends to such extent as the Board may deem advisable. Dividends may be paid in cash, in property, or in shares of capital stock of the Corporation.

  Section 7.2 Reserve Fund. Before payment of any dividend, there may be set aside out of earned surplus of the Corporation such sum or sums as the Board of Directors may, from time to time, in its absolute discretion, deem proper as a reserve fund to meet contingencies or for such other purposes as the Board shall deem conducive to the interests of the Corporation, and the Board may vary or abolish any such reserve fund in its absolute discretion.

                                 ARTICLE VIII

                           MISCELLANEOUS PROVISIONS

  Section 8.1 Corporate Records. The Corporation shall keep at its registered office or principal place of business an original or duplicate record of the proceedings of the Stockholders and of the Directors and the original or copy of its Bylaws, including all amendments and alterations thereto to date, certified by the Secretary of the Corporation, and shall keep at its registered office or principal place of business or at the office of a transfer agent within the State of Delaware an original or duplicate share register giving the names of the Stockholders and showing their respective addresses, the number and classes of shares held by each, the numbers and dates of the certificates issued thereto, and the numbers and dates of cancellation of all certificates surrendered for cancellation. The Corporation shall keep at its registered office or at its principal place of business complete and accurate books or records of account.

  Section 8.2 Execution of Written Instruments. All contracts, deeds, mortgages, obligations, documents and instruments, whether or not required by seal, may be executed by the Chairman of the Board or the President or a Vice President and attested by the Secretary or the Treasurer or an Assistant Secretary or Assistant Treasurer, or may be executed or attested, or both, by such other person or persons as may be specifically designated by resolution of the Board of Directors. All checks, notes, drafts and orders for the payment of money shall be signed by such one or more officers or agents as the Board of Directors may from time to time designate.

  Section 8.3 Telecommunications. One or more Directors or Stockholders may participate in a meeting of the Board, a committee of the Board or the Stockholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

  Section 8.4 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words "Corporate Seal of Delaware." Such seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

                                  ARTICLE IX

                                INDEMNIFICATION

  Section 9.1 Indemnification: Actions by Third Parties. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the Corporation) because he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, except when the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  Section 9.2 Indemnification: Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Corporation to procure judgment in its favor because he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, except when the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  Section 9.3 Advances. Expenses incurred by a director, employee, or agent of the Corporation or a person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding on receipt of an undertaking by or on behalf of such person to repay such amount, if it is ultimately determined that the person is not entitled to indemnification by the Corporation.

  Section 9.4 Non-exclusivity. The indemnification and advancement of expenses provided hereunder shall not be deemed exclusive of any rights to which a person seeking indemnification or advancement of expenses may be entitled under the DGCL, the Certificate of Incorporation, any agreement or vote of the Stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided hereunder shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person; provided, however, that the right to indemnification which any such person may have under any provision of the Certificate of Incorporation or these Bylaws shall be limited to the provisions thereof and hereof in effect at the time such person was acting as a director, officer, employee or agent.

  Section 9.5 Insurance. The Corporation may purchase and maintain insurance at its expense for the benefit of any person who is or was a director, officer, employee or agent of the Corporation against any expenses, liability or loss asserted against or incurred by him, whether or not the Corporation would have the power to indemnity such director, officer, employee or agent under the DGCL or other applicable law.

  In addition, the Corporation may operate a fund of any nature to secure its indemnification obligations.

                                   ARTICLE X

                             AMENDMENTS OF BY-LAWS

  Section 10.1 Amendments. Except as otherwise provided by law, these Bylaws may be altered, amended, supplemented or repealed by the affirmative vote of a majority of the Board of Directors or by the affirmative vote of the Stockholders holding at least a majority of the shares of capital stock entitled to vote in the election of directors, at any regular or special meeting of the Board or of the Stockholders, as the case may be, convened after notice of that purpose. Further, these Bylaws may be altered, amended, supplemented or repealed by unanimous written consent of all of the Directors or written consent of the Stockholders holding at least a majority of the shares entitled to vote thereon, without a meeting.